     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 1996

                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                           ERGO SCIENCE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        DELAWARE                     2834                    04-3271667
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                               ----------------
                             CHARLESTOWN NAVY YARD
                               100 FIRST AVENUE
                       CHARLESTOWN, MASSACHUSETTS 02129
                                (617) 241-6800
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             MANUEL CINCOTTA, JR.
                             CHAIRMAN OF THE BOARD
                           ERGO SCIENCE CORPORATION
                             CHARLESTOWN NAVY YARD
                               100 FIRST AVENUE
                       CHARLESTOWN, MASSACHUSETTS 02129
                                (617) 241-6800
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ----------------
                                  COPIES TO:
           ROBERT L. KIMBALL                  DOUGLAS A. ZINGALE, ESQ.
        VINSON & ELKINS L.L.P.           MINTZ, LEVIN, COHN, FERRIS, GLOVSKY
       3700 TRAMMELL CROW CENTER                   AND POPEO, P.C.
           2001 ROSS AVENUE                     ONE FINANCIAL CENTER
          DALLAS, TEXAS 75201                BOSTON, MASSACHUSETTS 02111
            (214) 220-7700                         (617) 542-6000
                               ----------------
  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                      CALCULATION OF THE REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                                  PROPOSED
                                                PROPOSED           MAXIMUM
  TITLE OF EACH CLASS OF     AMOUNT TO BE   MAXIMUM OFFERING      AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED(1) PRICE PER SHARE(2) OFFERING PRICE(2) REGISTRATION FEE
- ------------------------------------------------------------------------------------------------
 Common Stock, par value
  $.01 per share........       2,875,000        $16.375          $47,078,125        $16,234
- ------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
(1) Includes 375,000 shares that the underwriters have an option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices for the Common Stock as quoted on the Nasdaq National Market on July 16,
    1996.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Dated July 18, 1996

                                2,500,000 SHARES

                       [THE COMPANY'S LOGO APPEARS HERE]

                            ERGO SCIENCE CORPORATION

                                  Common Stock

                                  -----------

  All of the shares of Common Stock, par value $.01 per share (the "Common Stock"), offered are being sold by Ergo Science Corporation ("Ergo" or the "Company"). The Common Stock is quoted on the Nasdaq National Market under the symbol "ERGO." On July 16, 1996, the last sale price of the Common Stock as reported on the Nasdaq National Market was $16 3/4 per share. See "Price Range of Common Stock."

                                  -----------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
                           PAGE 6 OF THIS PROSPECTUS.

                                  -----------

THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION NOR HAS  THE SECURI-
  TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
   THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                       Underwriting
                                           Price to   Discounts and  Proceeds to
                                            Public    Commissions(1) Company(2)
- --------------------------------------------------------------------------------
Per Share...............................     $            $             $
Total(3)................................  $            $             $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting offering expenses payable by the Company estimated to be $
       .
(3) The Company and the Selling Stockholders have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 375,000 additional shares at the Price to Public less Underwriting Discounts and Commissions to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be $
       , $   , and $   , respectively, and the Proceeds to Selling Stockholders
    will be $    . See "Underwriting" and "Principal and Selling Stockholders."

                                  -----------

  The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates for the shares will be made at the offices of
Cowen & Company, New York, New York, on or about    , 1996.

                                  -----------
COWEN & COMPANY

                           UBS SECURITIES

                                                         NEEDHAM & COMPANY, INC.

    , 1996.

              [PICTURE OF ERGOSET TABLETS AND THE COMPANY'S LOGO]


  The Company's lead drug candidate, ERGOSET(TM), is a low dose, fast release, oral tablet formulation of a dopamine agonist. The Company recently completed two Phase III clinical trials of ERGOSET as adjunctive therapy with sulfonylurea agents for the treatment of Type II diabetes. There can be no assurance that ERGOSET will receive FDA approval for commercial marketing.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  Ergo Science Corporation is developing novel treatments for metabolic disorders, including Type II diabetes and obesity, and for cancer. The Company's technology uses orally administered neurotransmitter modulating drugs to address abnormalities of the neuroendocrine system. The Company believes that its approach may provide the platform for a new class of treatments for a variety of glucose and lipid metabolic disorders and cancer. The Company's lead drug candidate, ERGOSET(TM), is a low-dose, fast-release, oral tablet formulation of bromocriptine, a dopamine agonist previously approved by the U.S. Food and Drug Administration to treat Parkinson's disease and other conditions. The Company recently completed two Phase III clinical trials of ERGOSET as adjunctive therapy with sulfonylurea agents for the treatment of Type II diabetes. A preliminary analysis of the two completed Phase III clinical trials indicated that ERGOSET improved control of glucose, triglycerides, free fatty acids, and cholesterol in Type II diabetics. The Company anticipates completing a third Phase III clinical trial of ERGOSET as monotherapy for Type II diabetes by the end of 1996. The Company plans to submit a New Drug Application to FDA for ERGOSET to treat Type II diabetes in 1997. Ergo has also conducted clinical trials of ERGOSET for the treatment of obesity and intends to conduct additional obesity clinical trials of ERGOSET by itself and in combination with another product candidate. Ergo currently retains all marketing rights to its drug candidates.

  Ergo's technology is the result of over 30 years of research by the Company's founding scientists into the regulation of glucose and lipid metabolism through changes in daily patterns of neuroendocrine activity. Ergo's scientists have shown that when vertebrate animals are in a fat, insulin resistant condition, they exhibit a daily neuroendocrine pattern that is distinctly different from their daily neuroendocrine pattern while in a lean, insulin sensitive condition. Ergo's technology is based on observations that, just as animals display changes in daily patterns of neuroendocrine activity to become seasonally fat and insulin resistant to survive adverse environmental conditions, humans display changes in daily neuroendocrine patterns as they develop Type II diabetes. The aging process, as well as changes in the environment of humans such as diet, sedentary lifestyles and artificial lighting, may be causing changes in daily neuroendocrine patterns in humans. Moreover, the Company has demonstrated that the timed administration of drugs can alter daily neuroendocrine patterns and produce desired metabolic changes in animals. The Company believes that its research and clinical trial data indicate that the timed administration of neurotransmitter modulating drugs alters these daily neuroendocrine patterns in humans, producing improvements in glucose and lipid metabolism.

  The markets for Type II diabetes and obesity are large and not adequately addressed by current treatments. Approximately 15 million people will suffer from Type II diabetes in the United States in 1996, and that number is expected to increase to approximately 32 million by 2010. Obesity affects approximately 35 million Americans, or approximately 26% of the U.S. adult population. Obesity is considered a risk factor for Type II diabetes, cardiovascular disease and other conditions.

  Ergo's preclinical studies suggest that temporal changes in neuroendocrine activity may also play an important role in the body's regulation of immune function and the body's ability to fight cancer. The Company is currently enrolling patients in a small Phase II clinical trial of two neurotransmitter modulating compounds for the treatment of metastatic breast cancer. Approximately 184,000 women in the United States will be diagnosed with breast cancer in 1996. The Company is also evaluating the use of phototherapeutic dyes in photodynamic therapy to treat various tumors.

  Ergo's commercialization strategy includes the formation of marketing alliances with large pharmaceutical companies and the establishment of long-term manufacturing agreements for its product supply. Geneva Pharmaceuticals, Inc., a subsidiary of Ciba-Geigy Corporation, has agreed to supply the Company's United States requirements for ERGOSET.

                              RECENT DEVELOPMENTS

 Summary of Phase III Clinical Trial Results

  Ergo recently announced the preliminary analysis of its two completed Phase III clinical trials of ERGOSET as adjunctive therapy for Type II diabetes. These double-blinded, placebo-controlled clinical trials investigated the safety and efficacy of ERGOSET in the treatment of approximately 500 Type II diabetics using sulfonylurea therapy at 17 trial sites across the United States. The primary endpoint of these Phase III clinical trials was to achieve a clinically and statistically significant reduction in blood levels of glycated hemoglobin A1c, which is considered a reliable indicator of glycemic control in diabetics.

  The preliminary analysis indicated that ERGOSET improved control of glucose, triglycerides, free fatty acids, and cholesterol in Type II diabetics. This preliminary analysis also showed that ERGOSET was generally well-tolerated. On an intent-to-treat basis, the two completed trials indicated that ERGOSET improved glycemic control as measured by a reduction in glycated hemoglobin Alc compared with placebo of 0.5% (p less than 0.0001) in one study and 0.6% (p less than 0.0007) in the other study. Serum glucose, triglycerides and free fatty acids were measured throughout the day, and ERGOSET resulted in consistent reductions compared with placebo in each parameter. Average reductions in serum glucose compared with placebo were 21 mg/dl (p less than 0.005) and 23 mg/dl (p less than 0.001) in the two studies. Average reductions in serum triglycerides compared with placebo were 44 mg/dl (p less than 0.05) and 55 mg/dl (p less than 0.003) in the two studies. The average reduction in free fatty acids compared with placebo was 149 u eq/L (p less than 0.03) in the one study for which this parameter is available. In addition, fasting cholesterol levels compared with placebo were reduced by 5.7 mg/dl (p less than 0.09) and 8.0 mg/dl (p less than 0.04).

  A pre-established responder criterion was designed to identify clinically significant responders to ERGOSET shortly after the initiation of treatment. Responders were defined as those individuals on ERGOSET who had at least a 0.3% decrease in glycated hemoglobin Alc from baseline after eight weeks of treatment. In the responder group, which represented approximately 60% of the subjects, ERGOSET resulted in decreases of glycated hemoglobin A1c of 1.0% (p less than 0.0001) and 1.1% (p less than 0.0001) compared with placebo and decreases in glycated hemoglobin Alc of 0.6% (p less than 0.0001) and 0.8% (p less than 0.0001) compared with baseline. In the responder group, average reductions in serum glucose levels were 39 mg/dl (p less than 0.0001) and 37 mg/dl (p less than 0.0001) compared with placebo, and average reductions were 24 mg/dl (p less than 0.06) and 25 mg/dl (p less than 0.01) compared with baseline. See "Business--ERGOSET for Type II Diabetes--Phase III Clinical Trial Results."

 Obesity Data in the Leptin-Deficient Ob/Ob Mouse

  Researchers at Ergo have also used neurotransmitter modulating drugs to achieve significant reductions in body fat in the leptin-deficient ob/ob mouse, a genetically insulin resistant and fat animal model. In a study presented at the 1996 annual meeting of the American Diabetes Association, Ergo's scientists reported that the administration of two neurotransmitter modulating drugs produced a significant (approximately 30%) reduction in food intake and a decrease in body fat gain of 22% to 32% with no significant decrease in lean body (muscle) mass compared with control animals. The study also showed a 57% reduction in blood glucose levels and a 50% reduction in blood insulin levels, which reflect improved glycemic control. Ergo believes that the selective reduction in body fat gain and preservation of lean body mass has significant implications for the treatment of obesity because improvement in the lean-to-fat ratio may reduce the cardiovascular risk associated with chronic obesity.

                                --------------

  Ergo's principal executive offices are located at Charlestown Navy Yard, 100 First Avenue, Charlestown, Massachusetts 02129-2051. Its telephone number is
(617) 241-6800.

                                  THE OFFERING

Common Stock offered here-
 by........................  2,500,000 shares
Common Stock to be out-
 standing after the offer-
 ing.......................  12,668,080 shares(1)
Use of proceeds............  For clinical trials, preclinical studies, research and development, and general corporate purposes
Nasdaq National Market sym-
 bol.......................  ERGO

- -------
(1) Excludes 1,178,575 shares of Common Stock issuable upon exercise of outstanding options as of March 31, 1996, with a weighted average exercise price of $4.57 per share. See "Capitalization," "Management--Employee Benefit Plans," and Note 9 of Notes to Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                   THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                  MARCH 31,
                         --------------------------------------  ------------------------
                            1993         1994          1995         1995         1996
                         -----------  -----------  ------------  -----------  -----------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
 Revenues............... $   107,710  $   214,916  $     94,348  $    17,267  $   270,402
 Operating expenses:
  Research and develop-
   ment.................   2,403,683    4,917,830     8,643,926    1,961,192    2,926,409
  Purchase of in-process
   research
   and development......         --           --      7,020,064          --       168,750
  General and adminis-
   trative..............   3,165,038    4,256,934     6,580,308    1,930,450    1,073,128
                         -----------  -----------  ------------  -----------  -----------
    Total operating
     expenses...........   5,568,721    9,174,764    22,244,298    3,891,642    4,168,287
                         -----------  -----------  ------------  -----------  -----------
 Net loss............... $(5,461,011) $(8,959,848) $(22,149,950) $(3,874,375) $(3,897,885)
                         ===========  ===========  ============  ===========  ===========
 Net loss per common
  share(1).............. $     (1.52) $     (2.56) $      (8.06) $     (1.07) $     (0.39)
 Weighted average shares
  used in computing net
  loss per share(1).....   3,857,915    3,857,940     3,966,266    3,887,838   10,146,899

                                                            MARCH 31, 1996
                                                      --------------------------
                                                        ACTUAL    AS ADJUSTED(2)
                                                      ----------- --------------
CONSOLIDATED BALANCE SHEET DATA:
 Cash and cash equivalents........................... $ 8,177,095     $
 Working capital.....................................  15,951,169
 Total assets........................................  19,765,120
 Series D Preferred Stock(3).........................   4,413,170
 Total stockholders' equity..........................  18,123,047

- -------
(1) See Note 1 of Notes to Consolidated Financial Statements.
(2) As adjusted to reflect the estimated net proceeds from the sale of 2,500,000 shares of Common Stock at an assumed public offering price of $16 3/4 per share. See "Use of Proceeds" and "Capitalization."
(3) Represents capital allocated to Series D Preferred Stock upon the issuance of units of Preferred Stock and Common Stock in April 1995. The Company currently intends to exercise its option to convert the Series D Preferred Stock into Common Stock. The liquidation preference of the Series D Preferred Stock is $6,903,000 plus accumulated and unpaid dividends. See "Description of Capital Stock--Series D Preferred Stock" and Note 7 of Notes to Consolidated Financial Statements.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective investors should consider the following factors in evaluating the Company and its business before purchasing any of the Common Stock offered hereby.

UNCERTAINTIES RELATED TO PHASE III CLINICAL TRIAL RESULTS OF ERGOSET

  The Company recently announced its statistical analyses of two Phase III clinical trials of ERGOSET as adjunctive therapy in obese patients suffering from Type II diabetes, and it expects to complete the statistical analysis of a Phase III clinical trial of ERGOSET as monotherapy in obese Type II diabetics by the end of 1996. The Company intends to file an NDA with FDA for ERGOSET to treat Type II diabetes in 1997. In order for a drug such as ERGOSET to be approved for commercial sale, FDA and other authorities require that the safety and efficacy of the drug be established by at least two adequate and well-controlled clinical trials. The Company has limited experience in filing and pursuing applications necessary to gain regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent FDA regulatory approval. There can be no assurance that FDA and other regulatory authorities will agree with the Company's assessment of the results. If FDA or its advisory panel of experts disagrees with the Company's analysis of the results of the Phase III clinical trials or believes that the results do not establish that ERGOSET is safe and effective in the treatment of Type II diabetes, the Company will not receive the approval necessary to market ERGOSET, which would have a material adverse effect on the Company. In that case, the Company may have to conduct additional Phase III clinical trials in an effort to demonstrate the safety and efficacy of ERGOSET, which also may not be acceptable to FDA. Without acceptable results and regulatory approval, the Company would not be able to commercialize ERGOSET, which would have a material adverse effect on the Company. See "Business--ERGOSET for Type II Diabetes--Phase III Clinical Trial Results."

  If the results of the Phase III clinical trial of ERGOSET as monotherapy for Type II diabetes are not satisfactory, the Company will not be able to submit an NDA to FDA for ERGOSET as monotherapy. In that case, the Company may have to conduct additional Phase III clinical trials in an effort to demonstrate the safety and efficacy of ERGOSET as monotherapy or may have to submit an NDA to FDA for ERGOSET as adjunctive therapy only. There can be no assurance that the results of any of the Company's Phase III clinical trials will be satisfactory, that ERGOSET will obtain regulatory approval for commercialization, or that any regulatory approval obtained will not contain material limitations on the indicated uses for which ERGOSET may be marketed. See "Business--Government Regulation."

GOVERNMENT REGULATION; NO ASSURANCES OF REGULATORY APPROVAL

  The Company's research and development activities, preclinical studies, clinical trials, and the manufacturing and marketing of its products are subject to extensive regulation by FDA and foreign regulatory authorities. To market product candidates currently under development, the Company must undergo an extensive regulatory approval process. The regulatory process takes many years and requires the expenditure of substantial resources. Although protocols for clinical trials are submitted to FDA prior to commencement of the trials, there can be no assurance that FDA will accept the clinical trials as adequate or well-controlled or accept the results of those trials. Similarly, FDA may determine that product candidates are not eligible for or will not receive expedited review, whether or not FDA has previously indicated that such product candidates may be eligible for expedited review. In addition, delays or rejections may result from changes in FDA policies about drug approval during the period of product development, from FDA review of NDAs, and from other causes. Similar delays may also be encountered in foreign countries. There can be no assurance that regulatory review will be conducted in a timely manner or that regulatory approval will be obtained for any drugs developed by the Company, including ERGOSET. Moreover, if regulatory approval of a drug is granted, the approval may entail limitations on the indicated uses for which it may be marketed. Further, even if regulatory approval is obtained, a company's marketed drug, its bulk chemical supplier, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on the product, including a withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. Additional government regulation may be established that could prevent or delay regulatory approval of the Company's product candidates.

  The Company's business is also subject to regulation under state and federal laws regarding environmental protection and hazardous substances control, including the Occupational Safety and Health Act, the Environmental Protection Act, and the Toxic Substance Control Act. There can be no assurance that statutes or regulations applicable to the Company's business will not be adopted that impose substantial additional costs or otherwise materially adversely affect the Company's operations. See "Business--Government Regulation."

UNCERTAINTIES RELATED TO PRODUCT DEVELOPMENT AND MARKETABILITY

  The Company has not yet completed the development of any products and, accordingly, has not begun to market or generate revenues from the commercialization of products. ERGOSET recently completed testing in two Phase III clinical trials as adjunctive therapy in obese patients suffering from Type II diabetes. ERGOSET as monotherapy for Type II diabetes, obesity or other indications and the Company's other product candidates are at earlier stages of development. There can be no assurance that the Company will successfully develop and market its product candidates, which lack of success would have a material adverse effect on the Company.

  The results of preclinical studies and initial clinical trials of the Company's product candidates are not necessarily predictive of the results from large-scale clinical trials. The Company must demonstrate through preclinical studies and clinical trials that its product candidates are safe and effective for use in each target indication before the Company can obtain regulatory approvals for the commercial sale of those products. These studies and trials may be very costly and time-consuming. The speed with which the Company is able to enroll patients in clinical trials is an important factor in determining how quickly clinical trials may be completed. Many factors affect patient enrollment, including the size of the patient population, the proximity of patients to clinical sites, and the eligibility criteria for the study. Delays in patient enrollment may result in increased costs, trial delays, or both, which could have a material adverse effect on the Company. Even if the Company establishes the safety and efficacy of its product candidates and obtains FDA and other regulatory approvals for its product candidates, physicians may not prescribe the approved product. Also, there can be no assurance that the Company's product candidates will be accepted as producing clinically significant benefits.

  The administration of any product the Company develops may produce undesirable side effects in humans. The occurrence of side effects could interrupt or delay clinical trials of product candidates and could result in FDA's or other regulatory authorities' denying approval of the Company's product candidates for any or all targeted indications. The Company, FDA or other regulatory authorities may suspend or terminate clinical trials at any time. Even if the Company receives FDA and other regulatory approvals, the Company's product candidates may later exhibit adverse effects that limit or prevent their widespread use or that necessitate their withdrawal from the market. There can be no assurance that any of the Company's product candidates will be safe for human use.

MANUFACTURING UNCERTAINTIES; RELIANCE ON THIRD-PARTY SUPPLIERS

  The Company does not operate and does not plan to operate manufacturing facilities for the production of either bulk chemicals or the pharmaceutical dosage forms for its product candidates. The Company has entered into a United States supply agreement with Geneva Pharmaceuticals, Inc. ("Geneva") for the finished dosage forms of ERGOSET. If Geneva does not perform its obligations under this agreement or if the agreement is terminated, the Company may not be able to obtain supplies of ERGOSET. Even if the Company is able to obtain ERGOSET from other suppliers, it may not be on the terms or in the quantities acceptable to the Company. Like Geneva, other suppliers would need to meet FDA manufacturing requirements, and there can be no assurance that they would receive FDA approval. The active ingredient in ERGOSET, bromocriptine, is available from few suppliers in the world, and the manufacturing process for the active ingredient is complex and lengthy. Accordingly, the Company will encounter significant delays if it must obtain supplies from other sources or otherwise experiences interruptions in its supplies. See "Business-- Commercialization Strategy--Manufacturing." If the Company is unable to obtain adequate supplies, its business would be materially adversely affected. The Company and Geneva have recently begun development of additional dosage-strength tablets. This activity is subject to FDA requirements, including demonstration of satisfactory in vitro dissolution, bioavailability, bioequivalence, and manufacturability. There can be no assurance of the outcome of these activities or the times in which they may be completed, if at all.

LIMITED SALES AND MARKETING EXPERIENCE; DEPENDENCE ON FUTURE COLLABORATORS

  The Company has limited experience in sales, marketing and distribution. To market any of its product candidates directly, the Company must develop a sales and marketing force with supporting distribution capability; otherwise the Company must enter into marketing and distribution arrangements with a company that has an established capability. Significant additional expenditures, management resources and time will be required for the Company to develop a sales and marketing force and supporting distribution capability. The Company plans to enter into a marketing agreement with one or more pharmaceutical companies that have established marketing and sales capabilities. To the extent that the Company enters into marketing or distribution arrangements with others, any revenues the Company receives will depend upon the efforts of third parties. While the Company believes that its potential collaborators will have an economic incentive to succeed in performing their obligations under such arrangements, the amount and timing of funds and other resources to be devoted under such arrangements will be controlled by the other parties and will be subject to financial and other difficulties that may befall the other parties. There can be no assurance that any third party will market the Company's products successfully or that any third-party collaboration will be on terms favorable to the Company. If any marketing partner does not market a product successfully, the Company's business would be materially adversely affected. There can be no assurance that the Company will be able to establish sales, marketing and distribution capabilities, that it will be able to enter into a collaborative marketing agreement, or that it or its collaborators will be successful in gaining market acceptance for any products that the Company may develop. The Company's failure to establish marketing capabilities or to enter into marketing arrangements with third parties would have a material adverse effect on the Company.

NO ASSURANCE OF ADEQUATE THIRD-PARTY REIMBURSEMENT

  The Company's ability to commercialize its product candidates successfully, if FDA approval is obtained, will depend in part on the extent to which appropriate reimbursement levels for the cost of the products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging pricing of pharmaceutical products. In addition, the trend toward managed healthcare in the United States, the growth of organizations such as HMOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and reducing demand for the Company's product candidates. Such cost containment measures and healthcare reform could affect the Company's ability to sell its product candidates and may have a material adverse effect on the Company.

  Significant uncertainty exists about the reimbursement status of newly approved pharmaceutical products. There can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's product candidates, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or negatively affect the price of, the Company's product candidates. The unavailability or inadequacy of third-party reimbursement for the Company's product candidates would have a material adverse effect on the Company. The Company is unable to forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on the Company's business.

EARLY STAGE OF DEVELOPMENT; HISTORY OF OPERATING LOSSES; ANTICIPATION OF FUTURE LOSSES

  The Company is in a development stage. It has generated no revenues from product sales, and it does not expect to generate revenue from product sales for several years, if at all. As of March 31, 1996, the Company's accumulated deficit was $45,776,394. To date, the Company has dedicated most of its financial resources to ERGOSET research and development, general and administrative expenses, and the prosecution of patents and patent applications. The Company expects to incur significant and increasing operating losses for at least the next several years, primarily owing to the expansion of its research and development programs, including preclinical studies and clinical trials. The Company's ability to achieve profitability will depend, among other things, on its successfully completing development of its product candidates, obtaining regulatory approvals, establishing manufacturing, sales and marketing capabilities or collaborative arrangements, and raising sufficient funds to finance its activities. There can be no assurance that the Company will be able to achieve profitability or that profitability, if achieved, can be sustained. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  The Company has experienced negative cash flows from operations since its inception and has funded its activities to date primarily from issuances of equity securities. The Company has expended, and will continue to require, substantial funds to continue research and development, including preclinical studies and clinical trials of its product candidates, and to commence sales and marketing efforts if regulatory approvals are obtained. The Company's capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by development stage companies; the progress of the Company's research, development and clinical trial programs; the extent and terms of any collaborative research, manufacturing, marketing or other funding arrangements; the costs and timing of seeking regulatory approvals of the Company's product candidates; the Company's ability to obtain regulatory approvals; the success of the Company's sales and marketing programs; costs in filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and changes in economic, regulatory or competitive conditions or the Company's planned business. Estimates about the adequacy of funding for the Company's activities are based on certain assumptions, including the assumption that testing and regulatory procedures relating to the Company's product candidates can be conducted at projected costs. To satisfy its capital requirements, the Company may seek to raise funds in the public or private capital markets. The Company's ability to raise additional funds in the public or private markets will be adversely affected if the results of ongoing or future clinical trials are not favorable or if regulatory approval for any of the Company's product candidates is not obtained. The Company may seek additional funding through corporate collaborations and other financing vehicles. There can be no assurance that any such funding will be available to the Company, or, if available, that it will be available on acceptable terms. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research or development programs, or it may be required to obtain funds through arrangements with future collaborative partners or others that may require the Company to relinquish rights to some or all of its technologies or product candidates. If the Company is successful in obtaining additional financing, the terms of the financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

UNCERTAINTY OF PROTECTION FOR PATENTS AND PROPRIETARY TECHNOLOGY

  The Company's ability to commercialize any product candidates will depend, in part, upon its or its licensors' ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing upon the proprietary rights of third parties. In addition, the Company's patent portfolio for its current product candidates is based on the timed administration of neurotransmitter modulating drugs to address abnormalities of the neuroendocrine system. If similar benefits could be achieved by using such drugs without timed administration, the Company's patents and proprietary technology would not prevent that use, and the use would likely have a material adverse effect on the Company. There can be no assurance that the patent applications licensed to or owned by the Company will result in issued patents, that patent protection will be secured for any particular technology, that any patents that have been or may be issued to the Company or its licensors will be valid or enforceable, or that any patents will provide meaningful protection to the Company.

  In general, the United States patents and patent applications owned by or licensed to the Company are method-of-use patents that cover the timed use of certain compounds to treat specified conditions. The U.S. patents for bromocriptine, the active ingredient in ERGOSET, have expired, and composition-of-matter protection is not available for the active ingredient. Bromocriptine is currently sold in the United States and other markets for several uses other than the treatment of Type II diabetes or obesity. Even in jurisdictions where the use of bromocriptine for Type II diabetes may be covered by the claims of a use patent licensed to the Company, off-label sales might occur, especially if another company markets bromocriptine at a price that is less than the price of ERGOSET, thereby potentially reducing the sales of ERGOSET. See "Business-- Competition" and "Business--Government Regulation."

  The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. There can be no assurance that patents will issue from the patent applications filed by the Company or its licensors or that the scope of any claims granted in any patent will provide proprietary protection or a competitive advantage to the Company. There can be no assurance that the validity or enforceability of patents issued or licensed to the Company will not be challenged by others or that, if challenged, a court will find the patents to be valid and enforceable. In addition, there can be no assurance that competitors will not be able to circumvent any patents issued or licensed to the Company.

  There can be no assurance that the manufacture, use or sale of the Company's product candidates will not infringe patent rights of others. The Company may be unable to avoid infringement of those patents and may have to seek a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to the Company, if at all, upon terms and conditions acceptable to the Company or that the Company will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that the Company will have sufficient resources to pursue such litigation. If the Company does not obtain a license under such patents, is found liable for infringement, or is not able to have such patents declared invalid, the Company may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses. The Company recently began a small clinical study of two drugs for the treatment of breast cancer. The Company is aware of an issued patent owned by a third party which, if validly issued, likely covers one of the drugs being tested. If the Company's product candidate infringes such issued patent, the Company may have to seek a license to such patent. There can be no assurance that the Company has identified United States and foreign patents that pose a risk of infringement.

  Ergo also relies on trade secrets and other unpatented proprietary information in its product development activities. To the extent that the Company relies on trade secrets and unpatented know-how to maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. The Company seeks to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with its employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of the Company's confidential information and may not provide the Company with an adequate remedy in the event of unauthorized disclosure of such information. If the Company's employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to the Company's product candidates, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become the Company's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on the Company. See "Business--Patents, Proprietary Rights and Licenses."

  The Company's rights to ERGOSET and its other technologies derive primarily from a license from Louisiana State University ("LSU") for certain patents and patent applications. The Company is a co-owner of certain of these patents and patent applications. The Company has a right of first negotiation for new technologies that LSU develops relating to the licensed technologies. There can be no assurance that the Company will successfully obtain rights to any such new technologies. If the license with LSU is terminated for any reason, the Company would no longer possess the rights necessary to commercialize ERGOSET and certain other technologies relating to the timed administration of neurotransmitter modulating drugs. This would have a material adverse effect on the Company. See "Business--LSU Agreement."

  The Company engages in collaborations, sponsored research agreements, and other arrangements, such as the LSU Agreement, with academic researchers and institutions that have received and may receive funding from United States government agencies. As a result of these arrangements, the U.S. government or certain third parties may have rights in certain inventions developed during the course of the performance of such collaborations and agreements as required by law or such agreements.

  Several bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication, patent term, re-examination, subject matter and enforceability. It is not certain whether any of these bills will be enacted into law or what form new laws may take. Accordingly, the effect of legislative change on the Company's intellectual property estate is uncertain.

COMPETITION AND TECHNOLOGICAL CHANGE

  The Company is engaged in pharmaceutical product development characterized by extensive research efforts and rapid technological progress. Although the Company is not aware of any other company attempting to treat Type II diabetes, obesity or other metabolic diseases by altering daily neuroendocrine patterns, many established biotechnology and pharmaceutical companies, universities, and other research institutions with resources significantly greater than the Company's are developing products that directly compete with the Company's products. Those entities may succeed in developing products that are safer, more effective or less costly than the Company's product candidates. Many drugs are commercially available for the treatment of Type II diabetes, including two drugs (Acarbose(R) and Glucophage(R)) that have recently been approved by FDA. It appears that Glucophage is rapidly gaining market acceptance as a therapy for Type II diabetes. There can be no assurance that ERGOSET will be able to compete successfully with any of those products if regulatory approval is received. In addition, ERGOSET promotional activities will be limited to the claims on the product label approved by FDA. Other companies may be more successful in marketing their products than the Company because of greater financial resources, stronger sales and marketing efforts, and other factors. If the Company commences significant commercial sales of its products, it or its collaborators will compete in areas in which the Company has little or no experience such as manufacturing and marketing. See "Business--Competition."

  The active ingredient in ERGOSET is approved by FDA for indications other than Type II diabetes. Physicians may choose to prescribe other drugs containing this active ingredient for off-label use to try to achieve the same effects as ERGOSET. Substitution of other forms of the active ingredient may have a material adverse effect on the market for ERGOSET. This risk could be increased if current regulations prohibiting off-label marketing are changed. See "Business--Patents, Proprietary Rights and Licenses" and "Business-- Government Regulation." There can be no assurance that the Company's product candidates, if commercialized, will be accepted and prescribed by healthcare professionals. See "Business--Competition."

CONTROL BY EXISTING STOCKHOLDERS

  Upon completion of this offering, directors, executive officers and principal stockholders of the Company, and certain of their affiliates, will beneficially own approximately 50% of the outstanding Common Stock (approximately 49% if the Underwriters exercise their over-allotment option in full). Accordingly, these stockholders, individually and as a group, may be able to influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), and the approval of mergers and other significant corporate transactions. These levels of concentrated ownership by a few persons, along with the factors described in "Risk Factors--Anti-Takeover Provisions," may have the effect of delaying or preventing a change in the management or voting control of the Company. See "Principal and Selling Stockholders."

POTENTIAL PRODUCT LIABILITY; AVAILABILITY OF INSURANCE

  The Company risks exposure to product liability claims if the use of its products is alleged to have an adverse effect on subjects or patients. This risk exists for product candidates tested in human clinical trials as well as products that are sold commercially, if any. There can be no assurance that product liability claims, if made, would not result in a recall of the Company's products or a change in the indications for which they may be used. The Company maintains product liability insurance coverage for claims arising from the use of its product candidates in clinical trials. There can be no assurance that this coverage will be adequate to cover claims. Product liability insurance is becoming increasingly expensive, however, and no assurance can be given that the Company will be able to maintain such insurance, obtain additional insurance, or obtain insurance at a reasonable cost or in sufficient amounts to protect the Company against losses that could have a material adverse effect on the Company. Further, there can be no assurance that the Company will be able to obtain product liability insurance for the administration of its product candidates, including ERGOSET, in the future or that such insurance and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims. In addition, the loss of coverage for the administration of the Company's product candidates would be a breach of the terms of the Company's agreements with LSU and Geneva, which could lead to termination of those agreements. Termination of either agreement would have a material adverse effect on the Company. See "Business--Commercialization Strategy--Manufacturing" and "Business--LSU Agreement."

DEPENDENCE ON KEY PERSONNEL

  The success of the Company depends in large part on the Company's ability to attract and retain highly qualified scientific and management personnel. The Company faces competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining key personnel. See "Business--Competition," "Business--Human Resources" and "Management--Directors and Executive Officers."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. Approximately 5,957,178 shares of Common Stock will be eligible for sale beginning April 27, 1997, subject to compliance with the manner-of-sale, volume and other limitations of Rule 144. The SEC has proposed an amendment to Rule 144 that, if adopted, would permit those shares to be sold earlier. See "Shares Eligible for Future Sale." Some investors have the right to require the Company to register the public resale of their shares before that time. See "Description of Capital Stock--Registration Rights."

POSSIBLE STOCK PRICE VOLATILITY

  The trading price of the Common Stock and the price at which the Company may sell securities in the future could be subject to large fluctuations in response to announcements of research activities, technological innovations or new products by the Company or its competitors, changes in government regulations, developments concerning proprietary rights, formation or termination of corporate alliances, quarterly variations in operating results, litigation, clinical trials of product candidates, approval or denial of NDAs, other FDA action or inaction, general market and economic conditions, the liquidity of the Company and its ability to raise additional funds, and other events. The market prices for securities of emerging biotechnology companies have experienced extreme fluctuations in recent years. These fluctuations have sometimes been unrelated to the operating performance of the affected companies. These market fluctuations as well as general fluctuations in the stock markets may also affect the price of the Common Stock. See "Price Range of Common Stock."

ANTI-TAKEOVER PROVISIONS

  The Company's Certificate of Incorporation (i) provides for staggered terms of office for directors; (ii) requires certain procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings; (iii) prohibits stockholders from calling special meetings of stockholders; and (iv) authorizes the Board of Directors of the Company to issue up to 10,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences, and other designations, including voting rights, of those shares as the Board of Directors may determine. These provisions, alone or in combination with each other and with the matters described in "Risk Factors--Control by Existing Stockholders," may discourage transactions involving actual or potential changes of control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock. The Company also is subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult. See "Description of Capital Stock-- Delaware Law and Certain Charter Provisions."

IMMEDIATE AND SUBSTANTIAL DILUTION; ABSENCE OF DIVIDENDS

  Purchasers of the Common Stock in the offering will experience an immediate and substantial dilution in net tangible book value per share. These investors will also experience additional dilution upon the exercise of outstanding options. See "Dilution." The Company intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends. In addition, the terms of the Company's Series D Preferred Stock prohibit the Company from paying cash dividends on the Common Stock. See "Dividend Policy" and "Description of Capital Stock--Series D Preferred Stock."

FORWARD LOOKING STATEMENTS AND ASSOCIATED RISKS

  This Prospectus contains forward-looking statements. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may," and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and financial performance and involve risks and uncertainties, including without limitation the risks described in "Risk Factors." Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.

                                  THE COMPANY

  The Company's predecessor, Ergo, Inc., was incorporated in Rhode Island on January 23, 1990, to develop novel treatments for metabolic disorders including Type II diabetes and obesity. In 1992, Ergo Science Incorporated was incorporated in Delaware and succeeded to the business of Ergo, Inc. Ergo Science Corporation was incorporated in Delaware on December 7, 1994, as a wholly owned subsidiary of Ergo Science Incorporated under the name Ergo Science Holdings, Incorporated. In April 1995, the business was recapitalized in a transaction in which the stock of Ergo Science Incorporated was exchanged for stock of Ergo Science Holdings, Incorporated. After the recapitalization, Ergo Science Holdings, Incorporated, changed its name to Ergo Science Corporation. References in this Prospectus to Ergo or the Company include its subsidiaries and predecessors. The Company's principal executive offices are located at Charlestown Navy Yard, 100 First Avenue, Charlestown, Massachusetts 02129-2051. The Company's telephone number is (617) 241-6800.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,500,000 shares of
Common Stock offered hereby are estimated to be approximately $    after
deducting the estimated underwriting discounts and commissions and offering
expenses ($    if the Underwriters exercise their over-allotment option in full).

  The Company intends to use the net proceeds for clinical trials of ERGOSET for Type II diabetes, obesity, and breast cancer, preclinical studies and other clinical trials, research and development, and general corporate purposes. Allocation of the proceeds for such purposes and the timing of the expenditures will vary depending on numerous factors, including the hiring of additional personnel, the progress of the Company's research and development programs, the results of preclinical studies and clinical trials of its product candidates, the cost, timing and nature of regulatory approvals, if any, technological advances, the commercial potential of its products, the terms of any collaborative arrangements that the Company establishes, and the status of competitive products. See "Risk Factors" and "Business." Pending such uses, the net proceeds will be invested in short-term, interest bearing, investment grade securities. The Company intends to invest and use the net proceeds so as not to be considered an investment company under the Investment Company Act of 1940.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is quoted on the Nasdaq National Market under the symbol "ERGO." The following table shows the high and low sale prices per share of Common Stock as reported on the Nasdaq National Market during the periods indicated.

                                                                HIGH    LOW
                                                                ----    ----
YEAR ENDED DECEMBER 31, 1995:
  4th Quarter (beginning December 14, 1995).................... $ 15    $ 9 1/4
YEAR ENDING DECEMBER 31, 1996:
  1st Quarter.................................................. $24 1/4 $12
  2nd Quarter.................................................. $21 1/2 $17 1/2
  3rd Quarter (through July 16, 1996).......................... $18 3/4 $15 7/8

  The last sale price of the Common Stock as reported on the Nasdaq National Market on July 16, 1996, was $16 3/4 per share. At July 16, 1996, there were approximately 250 holders of record of the Common Stock.

                                DIVIDEND POLICY

  The Company intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends. In addition, the terms of the Company's Series D Preferred Stock prohibit the Company from paying cash dividends on the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Capital Stock--Series D Preferred Stock," and Note 7 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company at March 31, 1996, and as adjusted to reflect the receipt of the estimated net proceeds from the Company's sale of 2,500,000 shares of Common Stock pursuant to this offering. This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes in this Prospectus.

                                                           MARCH 31, 1996
                                                      -------------------------
                                                         ACTUAL     AS ADJUSTED
                                                      ------------  -----------
Long-term portion of capital lease obligation........ $     82,149     $
Stockholders' equity:
  Preferred Stock, $.01 par value, 10,000,000 shares
   authorized; 6,903 shares of Series D Preferred
   Stock issued and outstanding actual and as
   adjusted(1).......................................    4,413,170
  Common Stock, $.01 par value, 50,000,000 shares
   authorized; 10,168,080 shares issued and
   outstanding actual and 12,668,080 shares issued
   and outstanding as adjusted(2)....................      101,681
  Additional paid-in capital.........................   63,438,262
  Cumulative dividends on preferred stock............   (2,403,603)
  Deferred compensation(3)...........................   (1,650,069)
  Deficit accumulated during development stage.......  (45,776,394)
                                                      ------------     -----
Total stockholders' equity...........................   18,123,047
                                                      ------------     -----
    Total capitalization............................. $ 18,205,196     $
                                                      ============     =====

- -------
(1) Represents capital allocated to Series D Preferred Stock upon the issuance of units of Preferred Stock and Common Stock in April 1995. The liquidation preference of the Series D Preferred Stock is $6,903,000 plus accumulated and unpaid dividends. See "Description of Capital Stock--Series D Preferred Stock" and Note 7 of Notes to Consolidated Financial Statements.
(2) Common Stock as adjusted excludes 1,178,575 shares of Common Stock issuable upon exercise of outstanding options at March 31, 1996, with a weighted average exercise price of $4.57 per share. See "Management--Employee Benefit Plans" and Note 9 of Notes to Consolidated Financial Statements.
(3) See Note 9 of Notes to Consolidated Financial Statements.

                                    DILUTION

  The Company's net tangible book value at March 31, 1996, was $13,709,877, or $1.35 per share of Common Stock. Net tangible book value per share is determined by dividing the tangible net worth of the Company (tangible assets less total liabilities and the carrying value of the Series D Preferred Stock) by the total number of shares of Common Stock outstanding. After giving effect to the Company's receipt of the estimated net proceeds from the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed offering price of $16 3/4, the Company's net tangible book value at March 31, 1996, would have
been $   , or $    per share of Common Stock. This represents an immediate
increase in the net tangible book value of $    per share to the Company's
existing holders of Common Stock and an immediate dilution of $    per share to
new investors purchasing shares in this offering. The following table illustrates the per share dilution to new investors:

   Assumed public offering price per share...........................       $
     Net tangible book value per share of Common Stock at March 31,
      1996........................................................... $1.35
     Increase per share of Common Stock attributable to new
      investors......................................................
                                                                      -----
   Net tangible book value per share of Common Stock as adjusted for this offering ...................................................
                                                                            ---
   Dilution per share to new investors...............................       $
                                                                            ===

  The preceding table assumes no exercises of any stock options to purchase Common Stock outstanding at March 31, 1996. The table also reflects that the Series D Preferred Stock will remain outstanding. See "Description of Capital Stock--Series D Preferred Stock" and Note 7 of Notes to Consolidated Financial Statements. At March 31, 1996, there were 1,178,575 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $4.57 per share. See "Management--Employee Benefit Plans" and Note 9 of Notes to Consolidated Financial Statements. To the extent outstanding options are exercised, there will be further dilution in net tangible book value per share of Common Stock to new investors.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and related notes included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1994 and 1995, and the consolidated balance sheet data at December 31, 1994 and 1995, are derived from, and are qualified by reference to, the consolidated financial statements included elsewhere in this Prospectus that have been audited by Coopers & Lybrand L.L.P. The consolidated statement of operations data for the year ended December 31, 1993, are derived from the consolidated financial statements included elsewhere in this Prospectus that have been audited by Ernst & Young LLP. The consolidated statement of operations data for the years ended December 31, 1991 and 1992, and the consolidated balance sheet data at December 31, 1991, 1992, and 1993, are derived from consolidated financial statements not included in this Prospectus that have been audited and reported on by Ernst & Young LLP. The unaudited consolidated financial data as of March 31, 1996, and for the three months ended March 31, 1995 and 1996, have been prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition and results of operations for the periods presented. The results for the three months ended March 31, 1996, are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                                                                                                  THREE MONTHS
                                            YEAR ENDED DECEMBER 31,                              ENDED MARCH 31,
                         ------------------------------------------------------------------  ------------------------
                            1991         1992          1993          1994          1995         1995         1996
                         -----------  -----------  ------------  ------------  ------------  -----------  -----------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenues................ $   154,404  $   340,579  $    107,710  $    214,916  $     94,348  $    17,267  $   270,402
Operating Expenses:
 Research and
  development...........   1,044,224    2,297,754     2,403,683     4,917,830     8,643,926    1,961,192    2,926,409
 Purchase of in-process
  research and
  development...........         --           --            --            --      7,020,064          --       168,750
 General and
  administrative(1).....     656,783    1,363,566     3,165,038     4,256,934     6,580,308    1,930,450    1,073,128
                         -----------  -----------  ------------  ------------  ------------  -----------  -----------
 Total operating
  expenses..............   1,701,007    3,661,320     5,568,721     9,174,764    22,244,298    3,891,642    4,168,287
                         -----------  -----------  ------------  ------------  ------------  -----------  -----------
 Net loss...............  (1,546,603)  (3,320,741)   (5,461,011)   (8,959,848)  (22,149,950)  (3,874,375)  (3,897,885)
Accretion of dividends
 on preferred stock.....         --           --       (409,357)     (933,216)     (668,313)    (268,281)    (106,650)
Dividends on redeemable
 preferred stock(2).....         --           --            --            --     (7,123,536)         --           --
Dividends on preferred
 stock..................         --           --            --            --     (2,018,763)         --           --
                         -----------  -----------  ------------  ------------  ------------  -----------  -----------
 Net loss to common
  stockholders.......... $(1,546,603) $(3,320,741) $ (5,870,368) $ (9,893,064) $(31,960,562) $(4,142,656) $(4,004,535)
                         ===========  ===========  ============  ============  ============  ===========  ===========
Net loss per common
 share(3)(4)............ $     (0.40) $     (0.86) $      (1.52) $      (2.56) $      (8.06) $     (1.07) $     (0.39)
                         ===========  ===========  ============  ============  ============  ===========  ===========
Weighted average common
 stock and common
 equivalents(3).........   3,857,915    3,857,915     3,857,915     3,857,940     3,966,266    3,887,838   10,146,899
                         ===========  ===========  ============  ============  ============  ===========  ===========
                                                  DECEMBER 31,
                         ------------------------------------------------------------------   MARCH 31,
                            1991         1992          1993          1994          1995         1996
                         -----------  -----------  ------------  ------------  ------------  -----------
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents............ $ 1,167,452  $ 3,479,534  $  8,135,484  $  1,880,982  $ 15,896,373  $ 8,177,095
Working capital.........      34,093    2,660,555     6,925,243       679,177    19,609,791   15,951,169
Total assets............   1,609,871    4,255,800     9,840,148     4,302,889    24,949,911   19,765,120
Deferred revenue(5).....   2,106,791    4,494,329     5,744,329     5,744,329           --           --
Total stockholders'
 equity (deficit).......  (1,760,566)  (5,100,790)  (11,104,844)  (20,674,994)   21,803,851   18,123,047

- -------
(1) Includes a non-cash charge in 1995 of $1,747,931, of which $1,089,356 was recognized in the first quarter, for Common Stock issued in connection with a renegotiated supply contract. See Note 7 of Notes to Consolidated Financial Statements.
(2) See Note 6 of Notes to Consolidated Financial Statements.
(3) See Note 1 of Notes to Consolidated Financial Statements. Does not include 1,178,575 shares of Common Stock reserved for issuance upon exercise of outstanding options at March 31, 1996. See "Management--Employee Benefit Plans" and Note 9 of Notes to Consolidated Financial Statements.
(4) The Company has never paid cash dividends on its Common Stock other than distributions made to stockholders when the Company was owned only by individuals and had elected to be an S corporation for U.S. federal income tax purposes.
(5) See Note 7 of Notes to Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Since inception, the Company has been engaged in the discovery and development of novel treatments for metabolic disorders and cancer. The Company has dedicated most of its financial resources to ERGOSET research and development, general and administrative expenses, and the prosecution of patents and patent applications. To date, the Company has not received any revenues from the sale of products and does not expect to generate revenues for several years, if at all. The Company has been unprofitable since its inception, and the Company's accumulated deficit was $45,776,394 as of March 31, 1996. Although the Company intends to enter into collaborative relationships, it expects to incur substantial and increasing losses for at least the next several years, due primarily to the expansion of its research and development programs, including preclinical studies and clinical trials. The Company expects that losses will fluctuate from quarter to quarter and that the fluctuations may be substantial.

RESULTS OF OPERATIONS

 Three Months Ended March 31, 1995, and March 31, 1996

  Total revenues increased from $17,267 for the three months ended March 31, 1995, to $270,402 for the same period in 1996. Revenues were derived primarily from interest income earned on cash, cash equivalents and short-term investments. The increase in interest income is attributable to an increase in the average amounts of cash, cash equivalents and short-term investments during the first quarter of 1996, compared to the first quarter of 1995. These amounts increased as a result of proceeds received from the Company's initial public offering in December 1995.

  Research and development expenses increased from $1,961,192 for the three months ended March 31, 1995, to $3,095,159 for the same period in 1996. The increase was principally the result of greater expenses related to Phase III clinical trials for ERGOSET, continued progress on several early stage research and development programs including those in metastatic breast cancer and photodynamic therapy, and the hiring of additional research personnel.

  General and administrative expenses decreased from $1,930,450 for the three months ended March 31, 1995, to $1,073,128 for the same period in 1996. The decrease was principally due to a net charge of $1,089,356 recorded in the first quarter of 1995 related to a renegotiated supply agreement. Excluding this nonrecurring, non-cash charge, general and administrative expenses increased $232,034 in the first quarter of 1996, compared to the first quarter of 1995. The increase was mainly due to the hiring of additional administrative personnel.

  Net loss increased from $3,874,375 to $3,897,885 while net loss to common stockholders decreased from $4,142,656 to $4,004,535 for the three months ended March 31, 1995 and 1996, respectively. Although the change in net loss to common stockholders was minor, the net loss per common share decreased from $(1.07) for the three months ended March 31, 1995, to $(.39) for the same period in 1996. The decrease was attributable to the change in weighted average common shares outstanding resulting from the Company's initial public offering in December 1995. For the three months ended March 31, 1995, the weighted average common shares outstanding was 3,887,838, compared to 10,146,899 for the same period in 1996.

 Years Ended December 31, 1994, and December 31, 1995

  Total revenues declined from $214,916 in 1994 to $94,348 in 1995. Revenues were derived primarily from interest income earned on cash and cash equivalents. The decrease in interest income is attributable to a decrease in the average amounts of cash and cash equivalents during 1995, compared to 1994, as cash was used to fund the Company's operations.

  Research and development expenses increased from $4,917,830 in 1994 to $15,663,990 in 1995. The increase was principally the result of greater expenses related to clinical trials of ERGOSET, the purchase of in-process research and development, a license payment to LSU, and preclinical studies.

  General and administrative expenses increased from $4,256,934 in 1994 to $6,580,308 in 1995. The increase was principally due to a net charge of $1,747,931 related to a renegotiated supply agreement, nonrecurring charges in connection with the termination of a manufacturing agreement, the settlement of litigation, and the hiring of additional administrative personnel.

  Net loss increased from $8,959,848 in 1994 to $22,149,950 in 1995. Net loss to common stockholders increased from $9,893,064 to $31,960,562 while net loss per common share increased from $2.56 in 1994 to $8.06 in 1995.

 Years Ended December 31, 1993, and December 31, 1994

  Total revenues increased from $107,710 in 1993 to $214,916 in 1994. Revenues in 1993 and 1994 were derived primarily from interest income earned on cash and cash equivalents. The increase in revenues from 1993 to 1994 is due primarily to an increase in the average amounts of cash and cash equivalents on hand during 1994 as the Company raised additional funds.

  Research and development expenses increased from $2,403,683 in 1993 to $4,917,830 in 1994. This increase was principally a result of greater expenditures for clinical trials of ERGOSET and greater expenditures for preclinical studies.

  General and administrative expenses increased from $3,165,038 in 1993 to $4,256,934 in 1994. This increase was primarily due to increased staffing levels and legal costs associated with litigation which has since been settled.

NET OPERATING LOSS CARRYFORWARD

  As of December 31, 1995, the Company's reported federal net operating loss carryforwards were approximately $30 million. If not used, the tax loss carryforwards will begin to expire in 2007. The Company's ability to use these carryforwards is subject to limitations resulting from an ownership change as defined in Internal Revenue Code Sections 382 and 383. See Note 5 of Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company's primary source of cash has been from financing activities, which have consisted of private placements of equity securities and its initial public offering. Private placements of equity securities through March 31, 1996, provided the Company with aggregate proceeds of $32,999,000. On December 19, 1995, the Company raised $23,030,476 from the sale of stock in an initial public offering, net of commissions and offering costs. Cash and cash equivalents were $15,896,373 and $8,177,095, while short-term investments were $6,325,502 and $8,860,301, at December 31, 1995, and March 31, 1996, respectively. The decrease in cash and cash equivalents at March 31, 1996, was due primarily to a shift in the Company's investment portfolio to include more short-term investments and the funding of the Company's operations.

  The Company's primary use of cash to date has been in operating activities to fund research and development, including preclinical studies and clinical trials, and general and administrative expenses. As of March 31, 1996, the Company's net investment in equipment and leasehold improvements was $2,210,396. The Company expects that additional equipment and facilities will be needed to the extent it increases its research and development activities.

  The Company believes that the net proceeds of this offering, together with available cash, cash equivalents, short-term investments and expected interest income, will be adequate to fund its current and anticipated levels of operations through 1998. Before then, the Company will need to raise additional capital through the sale of securities in the public or private equity markets or by entering into a collaborative arrangement with another company. See "Business--Commercialization Strategy." There can be no assurance, however, that events in the Company's research and development programs or other events affecting the Company's operations will not result in accelerated or unexpected expenditures. The Company is pursuing additional research and development of ERGOSET and other product candidates to treat obesity, breast cancer and other diseases. The Company will require additional financing to expand and complete that research and development. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available from any source or, if available, will be available on acceptable terms. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

  The terms of the Series D Preferred Stock prohibit the Company from paying dividends on the Common Stock. See "Dividend Policy" and "Description of Capital Stock--Series D Preferred Stock."

                                   BUSINESS

OVERVIEW

  Ergo Science Corporation is developing novel treatments for metabolic disorders, including Type II diabetes and obesity, and for cancer. The Company's technology uses orally administered neurotransmitter modulating drugs to address abnormalities of the neuroendocrine system. The Company believes that its approach may provide the platform for a new class of treatments for a variety of glucose and lipid metabolic disorders and cancer. The Company's lead drug candidate, ERGOSET(TM), is a low-dose, fast-release, oral tablet formulation of bromocriptine, a dopamine agonist previously approved by FDA to treat Parkinson's disease and other conditions. The Company recently completed two Phase III clinical trials of ERGOSET as adjunctive therapy with sulfonylurea agents for the treatment of Type II diabetes. A preliminary analysis of the two completed Phase III clinical trials indicated that ERGOSET improved control of glucose, triglycerides, free fatty acids, and cholesterol in Type II diabetics. The Company anticipates completing a third Phase III clinical trial of ERGOSET as monotherapy for Type II diabetes by the end of 1996. The Company plans to submit an NDA to FDA for ERGOSET to treat Type II diabetes in 1997. See "Risk Factors--Forward Looking Statements and Associated Risks." Ergo has also conducted clinical trials of ERGOSET for the treatment of obesity and intends to conduct additional obesity clinical trials of ERGOSET by itself and in combination with another product candidate. Ergo currently retains all marketing rights to its drug candidates.

  Ergo's preclinical studies suggest that temporal changes in neuroendocrine activity may also play an important role in the body's regulation of immune function and the body's ability to fight cancer. The Company is currently enrolling patients in a small Phase II clinical trial of two neurotransmitter modulating compounds for the treatment of metastatic breast cancer. The Company is also evaluating the use of phototherapeutic dyes in photodynamic therapy ("PDT") to treat various tumors. See "Business--Immune Regulation and PDT for Cancer."

  The following table illustrates the general focus and status of the Company's product development efforts.


      PRODUCT CANDIDATE        DISEASE INDICATIONS              STATUS
- --------------------------------------------------------------------------------
   METABOLIC DISORDERS

     ERGOSET as adjunctive   Type II diabetes         Two Phase III clinical
     therapy with                                     trials completed
     sulfonylureas


     ERGOSET as monotherapy  Type II diabetes         Phase III clinical trial

                                                      ongoing
     ERGOSET as adjunctive   Type II diabetes         Preclinical research and
     therapy with metformin                           clinical trials planned
     and with insulin


     ERGOSET                 Obesity                  Additional Phase II

                                                      clinical trial planned
     D1/D2 combination (1)   Type II diabetes         Preclinical research

                             Obesity
     Dopamine                Type II diabetes         Preclinical research
     agonist/serotonin       Obesity
     agonist

   CANCER

     ERGOSET/serotonin       Metastatic breast cancer Phase II clinical trial
     agonist                                          currently enrolling

                                                      patients
     PDT and PDT/immune      Cancer                   Selection of lead clinical
     regulation                                       candidate

(1) Dopamine receptors.

METABOLIC DISORDERS

  The Company's primary focus is the treatment of Type II diabetes and obesity. These disorders involve defects in the complex relationship between glucose and fat metabolism. To sustain life, the human body must convert food into glucose, a simple form of sugar, for use as a source of energy for the body's cells. When glucose is abundant, it is converted into fat (triglycerides) and stored in the adipose tissue for use when food is not available. When glucose is not available from food, triglycerides in the adipose tissue are broken down into free fatty acids that stimulate glucose production by the liver. Insulin, which is secreted by the pancreas, plays an important role in regulating the level of glucose in the blood stream by stimulating the use of glucose as fuel and by inhibiting the production of glucose in the liver. In a healthy metabolic state, a balance is maintained between the sources and uses of glucose and the sources and uses of fat.

 Diabetes

  General. The term diabetes refers to a group of disorders that are characterized by a single common feature: abnormally high levels of glucose in the blood. Type I diabetes (juvenile-onset diabetes or insulin dependent diabetes) is believed to result from the impaired function of the pancreas in producing insulin. Type II diabetes (adult onset or noninsulin dependent diabetes mellitus) is believed to involve a defect referred to as "insulin resistance." Insulin resistance occurs when insulin-stimulated uptake of glucose into peripheral cells is impaired and the inhibitory effect of insulin on glucose production in the liver is reduced. This condition leads to excessive blood levels of glucose (hyperglycemia). Hyperglycemia in most diabetics is accompanied by increases in the blood levels of triglycerides, free fatty acids, and other lipids. Type II diabetes is a chronic and incurable disease that accounts for 90% to 95% of all diagnosed cases of diabetes. It is a leading cause of death in the United States.

  Many researchers believe that Type II diabetics develop insulin resistance first, then impaired glucose tolerance, and finally diabetes. Due to a combination of environmental and genetic factors, people develop insulin resistance and compensate for modest insulin resistance by secreting more insulin to maintain control of their blood glucose levels. Despite increased insulin production, some people lose their ability to control blood glucose over time as their insulin resistance increases. At this stage, the person becomes impaired glucose tolerant, a condition characterized by normal blood glucose levels before eating and hyperglycemia after eating. When a person loses the ability to regulate blood glucose levels and exhibits persistent hyperglycemia, the person is considered to be a Type II diabetic.

  When blood glucose levels are not controlled within a narrow range, severe complications can result. Hyperglycemia over an extended period of time is believed to damage the walls of blood vessels, causing complications characteristic of Type II diabetes including blindness from microvascular deterioration in the retina, loss of circulation in the extremities leading to amputation, coronary artery disease, and kidney failure. In addition, the high blood levels of triglycerides, free fatty acids, and total cholesterol pose serious health risks to the diabetic and are believed to lead to cardiovascular disease including coronary heart disease. Approximately 70% to 80% of Type II diabetics are obese, and mortality in most Type II diabetics is caused by cardiovascular disease and stroke, which are commonly associated with hyperlipidemia and obesity.

  Need for New Diabetes Treatments. There is no cure for diabetes. After diagnosis, the first course of therapy for Type II diabetics is to try to control hyperglycemia through diet and exercise. If this fails to achieve glycemic control, the patients typically begin medication. The two leading medications for Type II diabetes have traditionally been insulin and a class of oral drugs called sulfonylureas. Each of these drugs reduces glucose levels by increasing serum insulin levels. Most patients initially take sulfonylureas, which work by stimulating the production of insulin in the pancreas. Over time, many Type II diabetics taking sulfonylureas lose their ability to control glucose levels, and others lose their ability to secrete insulin. In either case, the Type II diabetic must then begin daily insulin injections. The labeling of all sulfonylureas includes a special warning on the possible increased risk of cardiovascular mortality from the use of the drugs. Researchers suspect that the increased risk of cardiovascular disease may be the result of above-normal levels of serum insulin, which may stimulate the liver to increase lipid levels in the bloodstream, contributing to atherosclerosis and obesity. Many patients who take sulfonylureas still experience elevated blood glucose and lipid levels. For these reasons, there is a need for new diabetes therapies that improve control of blood glucose and the co-morbid conditions associated with the disease.

  FDA recently approved two new drugs, Acarbose (precose) and Glucophage (metformin), for treatment of Type II diabetes. Both drugs have methods of action that are different from sulfonylureas. Acarbose is taken orally with each meal and blocks the enzymes necessary for the body to digest and absorb carbohydrates. Metformin is believed to work by reducing glucose output from the liver. See "Business--Competition."

  Demographics and Market Size. According to the American Medical Association and the American Diabetes Association, approximately 15 million people will suffer from Type II diabetes in the United States in 1996, seven million have been diagnosed with the disease, and approximately 32 million will suffer from the disease in 2010. According to IMS America Ltd., a pharmaceutical market research firm, sulfonylureas are a leading pharmaceutical product with annual sales of approximately $720 million in the United States. Insulin is also a leading pharmaceutical product with annual sales of approximately $680 million in the United States.

 Obesity

  General. The term obesity refers to a disorder in which a person's total body weight is more than 30% over the weight that is normal for healthy persons of the same age and height. Obesity is generally characterized by a low lean-to-fat body mass ratio and is often accompanied by high blood lipid levels. While the causes of obesity vary, many researchers believe that insulin resistance contributes to the development of obesity.

  Demographics and Market Size. Obesity is a significant health problem in the United States. According to preliminary data from the 1994 National Health and Nutrition Examination Survey, about 60 million Americans, or 45% of the adult population, are overweight and about 35 million, or 26% of the adult population, are obese. Obesity is considered a risk factor for Type II diabetes. Approximately 30% of obese Americans are Type II diabetics, and many of the others are considered to be in pre-diabetic states with varying levels of insulin resistance or impaired glucose tolerance. Obesity is also considered a risk factor for cardiovascular disease, gall bladder disease and osteoarthritis. Recently, it was reported in the New England Journal of Medicine that obesity itself can affect longevity. When statisticians ruled out the effects of smoking, high-fat diets, lack of exercise and other unhealthy living habits of 115,000 nurses tracked since 1976, they found that 25% of premature deaths in this study were associated with obesity.

THE COMPANY'S TECHNOLOGY

  Ergo's founding scientists, Anthony H. Cincotta, Ph.D., formerly of Massachusetts General Hospital and Harvard Medical School, and Albert H. Meier, Ph.D., formerly of Louisiana State University, have conducted extensive research into the way changes in the daily patterns of neuroendocrine activity regulate changes in glucose and lipid metabolism observed in seasonal and non-seasonal animals as well as in the ob/ob mouse, a genetically insulin resistant and fat animal model. Ergo has elaborated on this research to focus on how changes in daily patterns of neuroendocrine activities may improve disease conditions in humans.

 Overview of Temporal Neuroendocrine Regulation of Metabolism

  Many animal species become insulin resistant and fat during one season of the year and insulin sensitive and lean during other seasons of the year. These seasonal increases in lipid production and storage provide an energy source to the animal to endure times of low food availability, provide energy for migration and hibernation, and provide insulation during the winter. Thus, many species of animals have developed this ability to become seasonally insulin resistant and fat in order to survive adverse environmental conditions. Researchers have observed that animals in a seasonally insulin resistant and fat condition display a metabolic profile that is similar to the metabolic profile of insulin resistant and obese humans who have Type II diabetes and its related metabolic disorders.

  Ergo's scientists have demonstrated that the seasonally insulin resistant and fat condition in animals is associated with seasonal changes in the daily pattern of neuroendocrine activity. The neuroendocrine system--a complex physiological system that includes the brain, peripheral nervous system and hormones--is one of the mechanisms that regulate and coordinate many functions of the body. Neurotransmitters in the hypothalamus area of the brain such as dopamine, serotonin and noradrenalin are involved in regulating the production of hormones by the pituitary and other endocrine glands, which in turn help regulate various cellular activities such as the liver's production of lipids.

  Ergo's scientists have demonstrated that, when vertebrate animals are in a seasonally insulin resistant, fat condition, they evidence a specific daily pattern of neuroendocrine activity. This pattern is evidenced in part by changes in the serum level of the hormone prolactin at specific times of day. For example, in the Syrian hamster the concentration of the hormone prolactin in the blood of the animal peaks at approximately four hours after sunrise each day when the animal is in its insulin sensitive, lean summer condition. When the animal is in its insulin resistant, fat winter condition, prolactin levels peak at approximately 12 hours after sunrise each day. Further, Ergo's scientists have observed that these changes in daily hormone patterns occur for a number of different hormones and that a pattern exists in the levels of certain hormones in the summer condition of animals that differs from the pattern exhibited during the winter condition. The production of these hormones is stimulated by dopamine and other neurotransmitters in the hypothalamus. The following graphs illustrate the differences between the pattern of prolactin levels in the Syrian hamster during its insulin sensitive, lean condition and the pattern during its insulin resistant, fat condition.




[Under the heading "Seasonal Neuroendocrine Profile of Syrian Hamster," two line graphs titled "Summer Condition, Insulin Sensitive, Lean" and "Winter Condition, Insulin Resistant, Fat," respectively, with hourly increments of time on the x-axis and plasma prolactin levels on the y-axis, showing prolactin levels in a Syrian hamster peaking at four hours after light onset in an insulin sensitive, lean Syrian hamster and 12 hours after light onset in an insulin resistant, fat Syrian hamster, appear here.]

  Moreover, the Company's scientists have demonstrated that the timed administration of certain pharmaceuticals in seasonal animals can alter neurotransmitter activity, which affect daily hormone patterns to produce the desired seasonal metabolic conditions out of season. When neurotransmitter modulating drugs known to affect the neuroendocrine system are administered to a seasonally insulin resistant, fat animal at specific times designed to shift its neuroendrocine patterns to mimic those of a seasonally insulin sensitive, lean animal, the animal's metabolism shifts to an insulin sensitive, lean state regardless of the actual season of the year. In studies presented at the June 1996 annual meeting of the American Diabetes Association, Ergo's scientists measured levels of neurotransmitter metabolites in the ventral medial hypothalamus ("VMH") of insulin resistant, fat Syrian hamsters. The studies indicated that insulin resistant, fat Syrian hamsters became insulin sensitive and lean in two weeks through the administration of neurotransmitter modulating drugs at a specific time of day. The studies also indicated that the altered condition correlated with a change in the daily pattern of levels of neurotransmitter metabolites in the VMH, which evidenced an alteration in the daily neuroendocrine patterns in the animals.

  Ergo's scientists have also demonstrated that the timed administration of certain pharmaceuticals in non-seasonal animals with insulin resistance and obesity can alter the animal's daily neuroendocrine pattern and produce a leaner, more insulin sensitive animal. In preclinical studies with the leptin-deficient ob/ob mouse, a genetically insulin resistant and fat animal model, Ergo's scientists achieved significant reductions in the animal's body fat through the timed administration of neurotransmitter modulating drugs. In one study presented at the June 1996 ADA annual meeting, Ergo's scientists reported that the use of two neurotransmitter modulating drugs produced a significant (between 50% and 60%) reduction in food intake and a decrease in body fat gain of 22% to 32% with no significant decrease in lean body (muscle) mass compared with control animals. The treatment also improved glycemic control, reducing glucose 57% and insulin 50%. The following graph illustrates that body fat gain, serum insulin levels, and blood glucose levels were reduced in the treated ob/ob mouse.


[Under the heading "Modifying Glucose and Lipid Metabolism in the Ob/Ob Mouse," three bar graphs with both a "control" and "drug" bar on the x-axis and with "fat pad weight gain," "serum insulin" levels and "blood glucose" levels on the y-axis, respectively, showing that body fat gain, serum insulin levels and blood glucose levels were reduced in the animals on drug compared with the control animals from approximately 3.8g to 1.7g, 9.5 ng/dl to 5.5 ng/dl and 260 mg/dl to 140 mg/dl, respectively, appear here.]

  In a second study also presented at the 1996 ADA annual meeting, Ergo's scientists found that the administration of a dopamine agonist and a serotonin agonist at specific times of day produced a significant (approximately 30%) reduction in food intake compared with control animals and reduced body fat gain 30% to 75% and body weight gain 40% to 60% in the ob/ob mouse. In that study, lean body mass increased 5% to 17%, indicating that the two-drug treatment reduced weight by selectively reducing body fat. The Company believes the selective reduction in body fat gain and preservation of lean body mass has significant implications for the treatment of obesity in humans because improvement in the lean-to-fat body mass ratio may reduce cardiovascular risk associated with chronic obesity.

 Development of ERGOSET and Other Products for Metabolic Disorders

  Ergo's scientists believe that their data suggest that defects in glucose and lipid metabolism are associated with a neuroendocrine abnormality that, during the daytime, involves reduced levels of dopaminergic activity and an excess of serotonergic and noradranergic activity, and, during the nighttime, involves an excess of dopaminergic activity and a reduced level of serotonergic activity. Ergo's technology employs neurotransmitter modulating compounds to alter the daily patterns of neurotransmitter activity. These patterns function as biological clocks that the neuroendocrine system uses to regulate metabolism and other physiological functions such as the immune system. The aging process, as well as changes in the environment of humans such as diet, sedentary lifestyles, and artificial lighting, may be changing the timing and regularity of daily neuroendocrine patterns in humans. Accordingly, the Company's therapeutic strategy to treat metabolic disorders is to develop neurotransmitter modulating compounds for administration at a particular time of day to alter specific neuroendocrine patterns that are believed to influence the regulation of glucose and lipid metabolism.

  The Company has developed ERGOSET, a low-dose, fast-release, oral tablet formulation of a dopamine agonist. ERGOSET's active ingredient, bromocriptine, has been approved by FDA to treat Parkinson's disease and other conditions. Bromocriptine increases dopaminergic activity and decreases serotonergic activity. ERGOSET tablets are formulated to permit titration of the drug at low doses and to minimize gastrointestinal problems. In contrast to insulin, which is injected, and sulfonylurea agents and metformin, which are taken multiple times daily in varying doses, ERGOSET for Type II diabetes is a once-daily oral therapy that may facilitate patient compliance.

  The primary focus of the Company's clinical trials of ERGOSET to date has been to study the effects of the drug on glucose and lipid metabolism, with emphasis on Type II diabetes and obesity. The Company began clinical trials of ERGOSET during 1992, completed two Phase III clinical trials of ERGOSET as adjunctive therapy for Type II diabetes in the first half of 1996, and anticipates completing the Phase III clinical trial of ERGOSET as monotherapy for Type II diabetes by the end of 1996. Ergo plans to begin additional studies in late 1996 and 1997 of ERGOSET for Type II diabetes using ERGOSET as adjunctive therapy with insulin and in combination with Glucophage (metformin).

  Ergo has conducted Phase II clinical trials of the use of ERGOSET to reduce body fat in obese subjects and plans to begin enrolling patients in a separate Phase II clinical trial of ERGOSET to treat obese patients in the first half of 1997.

  The Company is in the process of selecting at least one lead candidate for clinical development as a second generation treatment for Type II diabetes and obesity. The possible candidates include a combination of a dopamine D2 agonist such as ERGOSET with a dopamine D1 agonist, and a therapy using a dopamine agonist at one time of day in combination with a serotonin agonist at another time of day. The Company is also studying additional delivery methods to improve the therapeutic index of ERGOSET and other neurotransmitter modulating drugs.

ERGOSET CLINICAL TRIAL OVERVIEW

  Ergo's three Phase III clinical trials of the timed daily administration of ERGOSET tablets for the treatment of Type II diabetes involve over 600 obese Type II diabetic subjects. Because the active ingredient in ERGOSET, bromocriptine, has been approved for human use in other indications for more than 15 years at dosage levels greater than those used in ERGOSET therapy, the Company initiated Phase II clinical trials directly following preclinical studies. The primary clinical endpoint of the Phase III clinical trials and many of the Phase II clinical trials is to achieve a clinically and statistically significant reduction in blood levels of glycated hemoglobin A1c, an indicator of glycemic control in diabetics. The following table sets forth general information about Ergo's Phase II and Phase III clinical trials of ERGOSET for Type II diabetes and obesity.


   STUDY      DESCRIPTION          SUBJECTS  STATUS                ENDPOINT
- ----------------------------------------------------------------------------------------
   92-1  Phase II--Open Label         15    Complete Diurnal Hormone Profile Screening

   92-2  Phase II--Open Label         25    Complete Diurnal Plasma Glucose and Insulin
                                                      Concentrations

   93-1  Phase II--Open Label         10    Complete Glucose Uptake Measured by
                                                      Euglycemic Insulin Clamp Technique

   93-2  Phase II--Double-            46    Complete Body Weight, Body Fat and Total
         Blinded, Placebo-                            Glycated Hemoglobin
         Controlled

   93-3  Phase II--Double-            17    Complete Body Weight and Body Fat
         Blinded, Placebo-
         Controlled

   94-1  Phase II--Single-            59    Complete Dose Response and Titration Study
         Blinded, Placebo-
         Controlled

   94-2  Phase II--Double-            99    Complete Glycated Hemoglobin A1c and Body
         Blinded, Placebo-                            Composition
         Controlled

   94-3  Phase II--Open Label         12    Complete Glucose Uptake Measured by Steady
                                                      State Plasma Glucose Technique

   95-1  Phase III--Double-          247    Complete Glycated Hemoglobin A1c
         Blinded, Placebo-
         Controlled

   95-2  Phase III--Double-          249    Complete Glycated Hemoglobin A1c
         Blinded, Placebo-
         Controlled

   95-3  Phase III--Double-          130    Ongoing  Glycated Hemoglobin A1c
         Blinded, Placebo-
         Controlled


ERGOSET FOR TYPE II DIABETES

 Phase II Clinical Trial Results

  The Company has conducted eight Phase II clinical trials involving over 280 patients. In these studies, the Company evaluated the relationship of abnormal neuroendocrine profiles to defects in glucose and lipid metabolism. The Company evaluated ERGOSET's effect on hyperglycemia, hyperinsulinemia, excess body fat, high triglycerides and high cholesterol, as well as ERGOSET's safety profile. The protocols for Ergo's Phase III clinical trials were developed based on the statistical analysis of data from various subgroups of subjects of these Phase II clinical trials.

  Two key Phase II clinical trials of ERGOSET for Type II diabetes were Studies 93-2 and 94-2, which were double-blinded, placebo-controlled clinical trials in obese, Type II diabetic subjects, most of whom were also using sulfonylurea agents. The intent of these clinical trials was to evaluate the timed administration of ERGOSET on glycemic control. In the first clinical trial (Study 93-2), subjects on a weight-maintaining diet were administered ERGOSET or placebo on a timed daily basis for 12 weeks. ERGOSET treatment produced statistically significant reductions in total glycated hemoglobin and fasting plasma glucose compared to placebo.

The second clinical trial (Study 94-2), involved administering ERGOSET or placebo for 24 weeks to subjects on either a weight-reducing or weight-maintaining diet. The trial included 83 subjects on ERGOSET as adjunctive therapy with sulfonylurea agents and 16 subjects on ERGOSET as monotherapy. The subjects on ERGOSET as adjunctive therapy, regardless of diet, experienced a statistically significant reduction in glycated hemoglobin A1c and systolic blood pressure compared to placebo. The combined population of subjects on either ERGOSET as monotherapy or ERGOSET as adjunctive therapy who were found to be weight-maintained experienced a statistically significant reduction in glycated hemoglobin A1c compared to placebo. The Company recently completed Study 94-3, an open label study of the effect of ERGOSET treatment in 12 obese, hyperinsulinemic nondiabetic females. In that study, ERGOSET produced statistically significant reductions in fasting triglycerides and cholesterol and post-prandial triglyceride levels compared to subjects on placebo.

  No clinically significant adverse safety trends arose during Phase II clinical trials of ERGOSET. The higher dosages (10 mg to 50 mg daily) of bromocriptine generally used to treat Parkinson's and other diseases have revealed problems with patient tolerance, although the side effects are generally mild. ERGOSET is a fast-release formulation of bromocriptine that has been administered in doses from 1.6 mg to 4.8 mg daily.

 Phase III Clinical Trial Results

  During January 1995, Ergo initiated three double-blinded, placebo-controlled Phase III clinical trials of ERGOSET treatment in obese, Type II diabetics. The Company enrolled over 600 patients in the three clinical trials, which include two trials of ERGOSET as adjunctive therapy that have been completed. In the completed Phase III clinical trials, ERGOSET or placebo was given in a single daily dose at 8:00 a.m. to approximately 500 Type II diabetics who were on weight-maintaining diets and who were taking sulfonylurea agents. The completed Phase III clinical trials were conducted at 17 sites across the United States. In the ongoing monotheraphy Phase III clinical trial, ERGOSET or placebo is being given to approximately 130 Type II diabetics who are on a weight-maintaining diet but are not on any other diabetes medication. The primary clinical endpoint of each of the Phase III clinical trials is to achieve a clinically and statistically significant reduction in blood levels of glycated hemoglobin A1c, which is considered a reliable indicator of glycemic control in diabetics.

  The Company recently announced that a preliminary analysis of the two completed Phase III trials indicated that ERGOSET improved control of glucose, triglycerides, free fatty acids, and cholesterol in Type II diabetics. This preliminary analysis also showed that ERGOSET was generally well-tolerated. All subjects were overt diabetics with average baseline fasting glucose and glycated hemoglobin Alc levels of 218 mg/dl and 9.4%, respectively, in one study and 223 mg/dl and 9.3%, respectively, in the other study. Baseline fasting serum triglycerides and cholesterol were 237 mg/dl and 212 mg/dl, respectively, in one study and 259 mg/dl and 213 mg/dl, respectively, in the other study. Baseline fasting free fatty acids were 852 u eq/L in the only study for which this parameter is available.

  On an intent-to-treat basis, these trials indicated that ERGOSET improved glycemic control as measured by a reduction in glycated hemoglobin Alc compared with placebo of 0.5% (p less than 0.0001) in one study and 0.6% (p less than 0.0007) in the other study. Serum glucose, triglycerides, and free fatty acids were measured nine times throughout the day (7 a.m. to 7 p.m., i.e. fasting, postabsorptive and postprandial measurements), and ERGOSET resulted in consistent reductions compared with placebo in each parameter. Average reductions in serum glucose compared to placebo were 21 mg/dl (p less than 0.005) and 23 mg/dl (p less than 0.001). Average reductions in serum triglycerides compared with placebo were 44 mg/dl (p less than 0.05) and 55 mg/dl (p less than 0.003) in the two studies. The average reduction in free fatty acids compared with placebo was 149 u eq/L (p less than 0.03) in the one study for which this parameter is available. ERGOSET treatment indicated a trend toward a reduction in fasting cholesterol levels of 5.7 mg/dl (p less than 0.09) compared with placebo in one study and a statistically significant reduction in fasting cholesterol levels of 8.0 mg/dl (p less than 0.04) compared with placebo in the other study.

  A pre-established responder criterion was designed to identify clinically significant responders to ERGOSET shortly after the initiation of treatment. Responders were defined as those individuals on ERGOSET who had at least a 0.3% decrease in glycated hemoglobin Alc from baseline after eight weeks of treatment. According to this pre-established criterion, approximately 60% of all subjects on ERGOSET were classified as responders. In the responder group, ERGOSET resulted in decreases in glycated hemoglobin Alc of 1.0%

(p less than 0.0001) and 1.1% (p less than 0.0001) compared with placebo and decreases of 0.6% (p less than 0.0001) and 0.8% (p less than 0.0001) compared with baseline. Average reductions in serum glucose levels were 39 mg/dl (p less than 0.0001) and 37 mg/dl (p less than 0.0001) compared with placebo and 24 mg/dl (p less than 0.06) and 25 mg/dl (p less than 0.01) compared with baseline.

  One study measured body density, or the ratio of lean mass to fat mass, using a hydrodensitometry method. On an intent-to-treat basis, ERGOSET treatment indicated a trend toward improved body density of 0.001 kg/L (p less than 0.11) compared with placebo. On an intent-to-treat basis, body weight increased 2.0 lbs. (p less than 0.01) and 1.8 lbs. (p less than 0.003) compared to placebo in both studies. The Company believes that the trend toward improved body density and the reductions in triglycerides, free fatty acids and cholesterol in subjects on a weight-maintaining diet provide evidence that a shift from fat body mass to lean body mass may be involved in the weight gain.

  The following table summarizes the preliminary analysis of the data from the two completed Phase III clinical trials.

     ENDPOINT
  GROUP/COMPARISON            STUDY 95-1                           STUDY 95-2
- ---------------------------------------------------------------------------------------------
  Glycated hemoglobin Alc
   intent-to-treat/placebo    -0.5% (p less than 0.0001)           -0.6% (p less than 0.0007)

  Glycated hemoglobin Alc
   responders/placebo         -1.0% (p less than 0.0001)           -1.1% (p less than 0.0001)

  Glycated hemoglobin Alc
   responders/baseline        -0.6% (p less than 0.0001)           -0.8% (p less than 0.0001)

  Serum glucose (a)
   intent-to-treat/placebo    -21 mg/dl (p less than 0.005)        -23 mg/dl (p less than 0.001)

  Serum glucose (a)
   responders/placebo         -39 mg/dl (p less than 0.0001)       -37 mg/dl (p less than 0.0001)

  Serum glucose (a)
   responders/baseline        -24 mg/dl (p less than 0.06) (b)     -25 mg/dl (p less than 0.01)

  Serum triglycerides (a)
   intent-to-treat/placebo    -44 mg/dl (p less than 0.05)         -55 mg/dl (p less than 0.003)

  Free fatty acids (a)
   intent-to-treat/placebo    not available                        -149 u eq/L (p less than 0.03)

  Fasting cholesterol
   intent-to-treat/placebo    -5.7 mg/dl (p less than 0.9) (b)     -0.8 mg/dl (p less than 0.04)

  Body density
   intent-to-treat/placebo    +0.001 kg/L (p less than 0.11) (b)   not available

(a) Average of nine measurements throughout the day.
(b) Not statistically significant (p  less than  0.05).
                                     or equal to

  There was no statistically significant change in the levels of fasting insulin in either study. On an intent-to-treat basis, diurnal insulin levels for subjects on ERGOSET did not change significantly in one study and increased 63 u U/ml (p less than 0.03) in the other study. Compared with placebo, these changes in insulin levels were not clinically significant.

  Both systolic and diastolic blood pressure tended to decrease among all ERGOSET treatment groups, though those decreases were not statistically significant on an intent-to-treat basis.

  This preliminary analysis also showed that ERGOSET treatment was generally well-tolerated. The most frequently reported side effects were nausea, fatigue, and dizziness. The combined discontinuation rate in the two trials due to side effects was approximately 12% for ERGOSET compared with approximately 2% in the placebo group.

 FDA Approval Strategy

  The primary clinical endpoint of the Company's Phase III clinical trials is to achieve a reduction in blood plasma levels of glycated hemoglobin A1c. FDA and the medical community have accepted glycated hemoglobin A1c as an indication of efficacy for drugs for Type II diabetes. The Company intends to file an NDA in 1997 for approval of ERGOSET to treat Type II diabetes and intends to seek expedited review of the NDA. If the results of the Phase III clinical trial of ERGOSET as monotherapy for Type II diabetes are not satisfactory, the Company will not be able to submit an NDA to FDA for ERGOSET as monotherapy. In that case, the Company may have to conduct additional Phase III clinical trials in an effort to demonstrate the safety and efficacy of ERGOSET as monotherapy or may have to submit an NDA to FDA for ERGOSET as adjunctive therapy only. There can be no assurance that FDA will agree with the Company's assessment of the results of the Phase III clinical trials, that FDA will grant the Company expedited review for ERGOSET, or that ERGOSET will receive FDA approval as either adjunctive therapy or monotherapy. See "Risk Factors--Uncertainties Related to Phase III Clinical Trial Results of ERGOSET" and "Risk Factors--Government Regulation; No Assurances of Regulatory Approval."

 Additional Studies and Second Generation Product Candidates

  Ergo plans to begin additional studies of ERGOSET in late 1996 and 1997 by conducting preclinical studies and clinical trials of ERGOSET as adjunctive therapy with insulin in patients who require insulin injections to treat Type II diabetes. The Company also plans to conduct preclinical studies and clinical trials using ERGOSET as adjunctive therapy with Glucophage (metformin). Insulin is a common treatment for advanced stages of Type II diabetes, and Glucophage appears to be gaining market acceptance rapidly as a new therapy. Additional clinical trials are expected to examine the effect of ERGOSET therapy on co-morbid conditions of Type II diabetes such as hyperlipidemia. The Company plans to expand its oral delivery system and offer ERGOSET in several dosage strengths. The Company is currently conducting extensions to the Phase III clinical trials (principally for safety) and bioavailability studies of different dosage strengths of ERGOSET, which are expected to be completed in the first half of 1997. The Company is also studying additional delivery methods to improve the therapeutic index of ERGOSET and other neurotransmitter modulating drugs. Such a delivery system, if developed, should allow ERGOSET's active ingredient to be effective in lower doses than currently required. The Company is also studying possible second generation product candidates for the treatment of Type II diabetes and obesity, including a combination of a dopamine D2 agonist such as ERGOSET with a dopamine D1 agonist, and a therapy using a dopamine agonist at one time of day in combination with a serotonin agonist at another time of day.

ERGOSET FOR OBESITY

  Ergo's animal studies have demonstrated that neurotransmitter modulating drugs that are effective in reducing insulin resistance in seasonal, non-seasonal, and genetic animal models when administered at a specific time daily are also effective in reducing total body weight and body fat and improving the lean-to-fat mass ratio in those animal models. See "Business--The Company's Technology."

  In one of Ergo's completed Phase II clinical trials using ERGOSET therapy, the primary endpoints were the reduction in body weight and body fat in obese human subjects. In this double-blinded, placebo-controlled Phase II clinical trial (Study 93-3), obese subjects were placed on a 25% calorie restriction diet and treated with either ERGOSET or placebo for an 18-week period. Although the trial population was small, ERGOSET treatment resulted in a statistically significant reduction in percentage of body fat compared to placebo. This trial suggests that ERGOSET treatment may selectively reduce body fat in obese subjects.

  The Company plans to begin enrolling patients in a Phase II clinical trial of ERGOSET to treat obese patients in the first half of 1997 and plans to pursue additional obesity clinical trials of ERGOSET by itself and in combination with other neuromodulators to treat obesity.

IMMUNE REGULATION AND PDT FOR CANCER

  Breast cancer causes the second highest mortality rate from cancer among women in the United States. In 1996, approximately 184,000 women in the United States will be diagnosed with breast cancer. Breast cancer is now the leading cause of death for American women aged 40 to 55. Although it was once believed that tumors in the breast appear suddenly and spread slowly from the breast by seeping through the lymphatic system, researchers now believe that breast tumors take years to develop to detectable size and that they metastasize by releasing cancerous cells into the bloodstream, from which the cells lodge and multiply in other parts of the body.

  The primary treatment for breast cancer is surgical removal of the detectable tumor and, in most cases, removal of surrounding tissue and lymphatic systems. Surgery is generally followed by radiation therapy or chemotherapy. All of these treatments harm healthy tissue in addition to the diseased tissue. Radiation therapy kills cells in its target area, inducing breast inflammation and fibroblasts, and may create genetic damage that can lead to other forms of cancer. In addition, radiation therapy has no effect on metastases away from the targeted area. Chemotherapeutic compounds kill cells throughout the body, but often cause fatigue, nausea, hair loss, mouth sores, diarrhea and premature menopause. Chemotherapy is also not believed to destroy all metastasized cancer cells. The surviving cancer cells continue to multiply, which often results in a recurrence of cancer. Accordingly, new therapeutic approaches are needed to eliminate cancer cells more effectively and to reduce damage to healthy tissue.

 Immune Regulation

  Ergo is evaluating the application of its technology to treat breast cancer and other cancers. Preclinical studies suggest that temporal neuroendocrine regulation may play an important role in the body's regulation of immune function and its ability to fight cancer. The Company also believes that the presence of cancer tumors may suppress the body's immune response to the tumor, in part by altering the patterns of neurotransmitter activity. In a presentation at the Ninth International Congress of Immunology in 1995, Ergo's scientists demonstrated that the alteration of daily neuroendocrine patterns through the timed administration of neurotransmitter modulating drugs can stimulate the immune system and limit the growth of tumors in mice. In addition to treating cancer, Ergo believes this approach may be useful in treating immune system disorders such as Lupus.

  Ergo recently began a small, open-label Phase II clinical trial of ERGOSET with another neurotransmitter in patients with metastatic breast cancer to evaluate whether the treatment can increase the body's immune activity against the cancer. Patients in this trial are dosed using ERGOSET and the neurotransmitter alone or adjunctively with chemotherapy or radiation therapy.

 Photodynamic Therapy

  Ergo is studying the use of unique phototherapeutic dyes in PDT to fight tumors. Preclinical studies suggest that these dyes, which are preferentially sequestered within tumor cells, become toxic and result in site-specific, localized destruction of tumor tissue only when irradiated with light supplied by a laser in the proper wavelength. Many cancers that have a poor prognosis and are difficult to treat may respond to this new approach. PDT may be useful in treating cancers of the breast, bladder, brain, spine, pancreas and prostate. Ergo believes its phototherapeutic dye may offer advantages over other dyes being studied because preclinical studies indicate that Ergo's dye is not immunosuppresive, sequesters preferentially in the tumor and not in surrounding tissue or blood vessels, oxidizes with relatively low-intensity photon bombardment, and exits the body relatively quickly. The Company intends to integrate PDT with its understanding of temporal neuroendocrine regulation to try to improve the anti-cancer effect of PDT. The Company is in the process of identifying a lead photosensitizer for clinical study in its PDT program. Ergo has licensed from The Rowland Institute for Science the rights to patents covering these phototherapeutic dyes.

COMMERCIALIZATION STRATEGY

  The Company's commercialization strategy includes the formation of marketing alliances with major pharmaceutical companies to market the Company's products. The Company also plans to establish long-term manufacturing agreements for its product supply. The Company currently retains all marketing rights to its drug candidates.

 Marketing

  The Company intends to form strategic alliances with large pharmaceutical companies to market the Company's product candidates internationally and to the managed care and the primary care physician markets in the United States. In addition, the Company also intends to build, over time, a direct sales force to market to the managed care, endocrinologist and diabetologist markets in the United States. To date, the Company has internally funded the clinical development of ERGOSET for Type II diabetes into advanced clinical trials before seeking collaborative marketing arrangements. The Company is currently seeking a marketing partner for ERGOSET for Type II diabetes. The Company intends to retain co-promotion and marketing rights to its product candidates in the United States. See "Risk Factors--Limited Sales and Marketing Experience; Dependence on Future Collaborators."

 Manufacturing

  Ergo does not operate and does not plan to operate manufacturing facilities for the production of either bulk chemicals or the pharmaceutical dosage forms for its product candidates. Instead, it plans to establish long-term supply contracts for the supply of its pharmaceuticals. The Company has agreed to buy from Geneva, and Geneva has agreed to supply, all of the Company's United States requirements for the final dosage form of ERGOSET for the treatment of Type II diabetes and obesity. The supply agreement between Geneva and the Company (the "Geneva Agreement") will terminate December 31, 2009. Geneva has paid the Company various amounts and agreed to pay the Company additional amounts upon the achievement of certain milestones. The Company is required to carry liability insurance in the amount of at least $1,000,000 per occurrence and $3,000,000 in the aggregate for product liabilities. Geneva may terminate the Geneva Agreement in various circumstances, including if FDA does not accept the Company's first filing of an NDA within 18 months of its submission or approve that NDA within three years of submission or if the Company's requirements of ERGOSET do not exceed certain minimum levels during the two years following FDA approval, if obtained. Geneva has a right of first option to be the exclusive supplier of the Company's United States requirements for new orally administered drug products on commercially competitive terms.

  If Geneva does not perform its obligations under the Geneva Agreement, the Company may not be able to obtain supplies of ERGOSET. Even if the Company is able to obtain ERGOSET from other suppliers, it may not be on the terms or in the quantities that would be acceptable to the Company. The active ingredient in ERGOSET is available from few suppliers in the world, and the manufacturing process for the active ingredient is complex and lengthy. Accordingly, the Company will encounter significant delays if it must obtain supplies from manufacturers other than Geneva or otherwise experiences interruptions in its supplies. See "Risk Factors--Manufacturing Uncertainties; Reliance on Third-Party Suppliers."

PATENTS, PROPRIETARY RIGHTS AND LICENSES

  Ergo's ability to commercialize profitably any product candidates will depend, in part, upon its or its licensors' ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing upon the proprietary rights of third parties. The Company has rights to more than 40 issued or pending United States patents and patent applications and to counterparts to many of those patents and patent applications in other countries. In addition, the Company's patent portfolio for its current product candidates is based on the timed administration of neurotransmitter modulating drugs to address abnormalities of the neuroendocrine system. If similar benefits could be achieved by using such drugs without timed administration, the Company's patents and proprietary technology would not prevent that use, and this would likely have a material adverse effect on the Company. The Company has filed a patent application in the United States relating to a fast-release formulation of ERGOSET. The Company is a co-owner of eight of those U.S. patent applications and one U.S. patent. LSU has licensed its interest in more than 35 of those patents and patent applications exclusively to the Company. The Company's rights in certain patent applications, including applications covering the treatment of immune dysfunction and cancer as well as certain enzyme inhibitors and certain receptor antagonists, are not exclusive, but the Company is negotiating with the co-owner of those rights for an exclusive license. There can be no assurance that the patent applications licensed to or owned by the Company will result in issued patents, that patent protection will be secured for any particular technology the Company develops, that any patents that have been or may be issued to the Company or its licensors will be valid or enforceable, or that any patents will provide meaningful protection to the Company. See "Risk Factors--Uncertainty of Protection for Patents and Proprietary Technology."

  In general, the United States patents and patent applications licensed to or owned by the Company are method-of-use patents (as opposed to composition-of-matter patents) that cover the timed use of certain compounds to treat specified conditions. The U.S. patents for bromocriptine, the active ingredient in ERGOSET, have expired, and composition-of-matter protection is not available for bromocriptine. Bromocriptine is currently sold in the United States and other markets for several uses other than the treatment of Type II diabetes. Even in jurisdictions where the use of bromocriptine for Type II diabetes may be covered by the claims of a use patent licensed to the Company, off-label sales might occur, especially if another company markets bromocriptine at a price that is less than the price of ERGOSET, thereby potentially reducing the sales of ERGOSET.

  The patent positions of biotechnology and pharmaceutical companies, including Ergo, are highly uncertain and involve complex legal and factual questions. There can be no assurance that patents will issue from the patent applications filed by the Company or its licensors or that the scope of any claims granted in any patent will provide proprietary protection or a competitive advantage to the Company. There can be no assurance that the validity or enforceability of patents issued or licensed to the Company will not be challenged by others or that, if challenged, a court will find the patents to be valid and enforceable. In addition, there can be no assurance that competitors will not be able to circumvent any patents issued or licensed to the Company. In the United States, patent applications are maintained in secrecy until patents issue, and publications in the scientific and patent literature lag behind actual discoveries. As a result, the Company cannot be certain that its scientists were the first to make inventions covered by its patents and patent applications. If a third party has also filed a patent application for the Company's inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention. Moreover, patent interference proceedings would be lengthy and expensive, even if the outcome is favorable to the Company. While no patent that could be potentially infringed by manufacture, use or sale of the Company's product candidates in the fields of Type II diabetes and obesity has come to the attention of the Company, the Company's product candidates are still in the development stage, and neither their formulations (other than the active ingredient) nor their method of manufacture have been finalized.

  There can be no assurance that the manufacture, use or sale of the Company's product candidates will not infringe patent rights of others. The Company may be unable to avoid infringement of those patents and may have to seek a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to the Company, if at all, upon terms and conditions acceptable to the Company or that the Company will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that the Company will have sufficient resources to pursue such litigation. If the Company does not obtain a license under such patents, is found liable for infringement, or is not able to have them declared invalid, the Company may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or methods of treatment covered by such patents. The Company recently began a small clinical study of two drugs for the treatment of breast cancer. The Company is aware of an issued patent owned by a third party which, if validly issued, likely covers one of the drugs being tested. If the Company's product candidate infringes such issued patent, the Company may have to seek a license to such patent. There can be no assurance that the Company has identified United States and foreign patents that pose a risk of infringement.

  Ergo also relies on trade secrets and other unpatented proprietary information in its product development activities. To the extent the Company relies on trade secrets and unpatented know-how to maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. The Company seeks to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with its employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of the Company's confidential information and may not provide the Company with an adequate remedy in the event of unauthorized disclosure of such information. If the Company's employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to the Company's product candidates, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become the Company's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on the Company. See "Risk Factors--Uncertainty of Protection for Patents and Proprietary Technology."

  The Company engages in collaborations, sponsored research agreements, and other arrangements, such as the LSU Agreement, with academic researchers and institutions that have received and may receive funding from United States government agencies. As a result of these arrangements, the U.S. government or certain third parties may have rights in certain inventions developed during the course of the performance of such collaborations and agreements as required by law or such agreements.

  Several bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication, patent term, re-examination, subject matter and enforceability. It is not certain whether any of these bills will be enacted into law or what form new laws may take. Accordingly, the effect of legislative change on the Company's intellectual property estate is uncertain.

LSU AGREEMENT

  The Company's rights to ERGOSET and its other technologies derive primarily from a license from LSU for certain patents and patent applications. The Company is a co-owner of certain of these patents and patent applications. Under an agreement originally signed in 1990 (as amended, the "LSU Agreement"), LSU granted to Ergo an exclusive license to its rights under certain patents and patent applications. The LSU Agreement will terminate upon expiration of all licensed patents thereunder unless terminated earlier by LSU or the Company in accordance with terms of the LSU Agreement. In the LSU Agreement, the Company agreed to commercialize ERGOSET in all countries where commercialization is reasonably justified economically. The Company is responsible for prosecuting and maintaining the patents and patent applications licensed from LSU and for obtaining governmental approval of any product, process, or method covered thereby in those countries (for example, FDA approval in the United States). The Company's policy is to file foreign counterparts to its licensed patents in countries with significant pharmaceutical markets where such protection is obtainable. The Company has a right of first negotiation for new technologies that LSU develops relating to the licensed technologies. There can be no assurance that the Company will successfully obtain rights to any such new technologies. The LSU Agreement requires the Company to make specified fixed payments to LSU and pay LSU royalties at varying rates on its product sales covered by the licensed patents. In December 1996, the Company is obligated to issue 18,750 shares of Common Stock to LSU pursuant to the LSU Agreement. The LSU Agreement also requires the Company to maintain customary general liability insurance and customary product liability insurance for all countries in which it sells products licensed under the LSU Agreement. LSU may terminate the LSU Agreement if Ergo breaches the LSU Agreement and fails to cure the breach within 45 days (for breach of payment obligations) or 90 days (for other breaches) after notice of the breach from LSU. If the LSU Agreement is terminated for any reason, the Company would no longer possess the rights necessary to commercialize ERGOSET and certain other technologies relating to the timed administration of neurotransmitter modulating drugs. This would have a material adverse effect on the Company. See "Risk Factors--Uncertainty of Protection for Patents and Proprietary Technology."

COMPETITION

  ERGOSET, if it is approved, will compete against existing therapies for Type II diabetes such as insulin and oral hypoglycemic agents. FDA recently approved two other drugs for treatment of Type II diabetes. Both of the drugs have methods of action that are different from sulfonylureas and are intended to address the hyperglycemia associated with diabetes. Bristol-Myers Squibb Co. recently obtained FDA approval for and launched Glucophage (metformin) in the United States for the treatment of Type II diabetes. Glucophage appears to be gaining market acceptance rapidly as a new therapy. Metformin has been used as an adjunct to oral hypoglycemic agents and in monotherapy to improve glycemic control in diabetic patients without increasing serum insulin levels. Bayer Pharmaceuticals recently obtained FDA approval in the United States for a drug called Acarbose for the treatment of Type II diabetes. Acarbose is used to reduce blood glucose by blocking the digestion of carbohydrates in the stomach and intestine, thereby delaying or reducing the absorption of glucose into the bloodstream.

  The active ingredient in ERGOSET is approved by FDA for indications other than Type II diabetes. Physicians may choose to prescribe other drugs containing this active ingredient for off-label use to try to achieve the same effects as ERGOSET. Substitution of other forms of the active ingredient may have a material adverse effect on the market for ERGOSET. This risk could be increased if current regulations prohibiting off-label marketing are changed. See "Business--Patents, Proprietary Rights and Licenses" and "Business-- Government Regulation." There can be no assurance that the Company's product candidates, if commercialized, will be accepted and prescribed by healthcare professionals.

  Ergo competes with biotechnology and established pharmaceutical companies in all of its product development programs. Academic institutions, governmental agencies, and other public and private research organizations also conduct research, seek patent protection, and establish collaborative arrangements with commercial entities for product development and marketing. Products resulting from these activities may compete directly with any that the Company develops. These companies and institutions also compete with the Company in recruiting and retaining highly qualified scientific personnel. Many competitors and potential competitors have substantially greater scientific research and product development capabilities, as well as greater financial, marketing and human resources, than the Company.

  Many other entities, including large pharmaceutical companies and institutions, are developing therapeutic products that may compete with Ergo's product candidates in the treatment of Type II diabetes, obesity, immune-related diseases and cancer. Several different approaches to treating Type II diabetes are being tested in United States clinical trials, including new oral hypoglycemic agents that stimulate insulin production and new medicines that stimulate glucose uptake in peripheral tissue. Other drugs are being developed that may limit or delay the damage that diabetes causes to organs such as the eyes and kidneys. Some of these products may be at a more advanced stage of development than the Company's products.

  Competition for treatments for Type II diabetes is very intense. The Company expects that competition among products approved for sale will be based on, among other things, product safety, efficacy, ease of use, effect on co-morbid conditions, availability, price, marketing and distribution. Even if ERGOSET is approved by FDA for sale as a new treatment for Type II diabetes, there can be no assurance that it will be able to compete successfully against other products. See "Business--ERGOSET for Type II Diabetes--Phase II Clinical Trial Results", "Business--ERGOSET for Type II Diabetes--Phase III Clinical Trial Results," and "Risk Factors--Uncertainties Related to Phase III Clinical Trial Results of ERGOSET."

GOVERNMENT REGULATION

  Ergo's research and development activities, preclinical studies and clinical trials, and ultimately the manufacturing, marketing and labeling of its products, are subject to extensive regulation by FDA and other regulatory authorities in the United States. These activities are also regulated in other countries where the Company intends to test and market its products. The United States Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of the Company's products. Preclinical study and clinical trial requirements and the regulatory approval process take years and require the expenditure of substantial resources. Additional government regulation may be established that could prevent or delay regulatory approval of the Company's product candidates. Delays or rejections in obtaining regulatory approvals would adversely affect the Company's ability to commercialize any product candidates the Company develops and the Company's ability to receive product revenues or royalties. If regulatory approval of a product candidate is granted, the approval may include significant limitations on the indicated uses for which the product may be marketed.

  FDA and other regulatory authorities require that the safety and efficacy of the Company's therapeutic product candidates must be supported through at least two adequate and well-controlled Phase III clinical trials. If the results of Phase III clinical trials do not establish the safety and efficacy of the Company's product candidates to the satisfaction of FDA and other regulatory authorities, the Company will not receive the approvals necessary to market its product candidates, which would have a material adverse effect on the Company.

  The steps required before a pharmaceutical agent may be marketed in the United States include (a) preclinical laboratory, in vivo, and formulation studies, (b) the submission to FDA of an Investigational New Drug application ("IND"), which must become effective before human clinical trials may commence, (c) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug, (d) the submission of an NDA to FDA, and
(e) FDA approval of the NDA, including approval of all product labeling and advertising.

  Preclinical tests include laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of each product. Preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practices. The results of the preclinical tests are submitted to FDA as part of an IND and are reviewed by FDA before the commencement of human clinical trials. Unless FDA objects to an IND, the IND will become effective 30 days following its receipt by FDA. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials or that the lack of an objection means that FDA will ultimately approve an NDA.

  Clinical trials involve the administration of the investigational new drug to humans under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety, and efficacy criteria to be evaluated. Each protocol must be submitted to FDA as a part of the IND. Also, each clinical trial must be approved and conducted under the auspices of an Institutional Review Board, which will consider, among other things, ethical factors, the safety of human subjects, and the possible liability of the institution conducting the clinical trials.

  Clinical trials are typically conducted in three sequential phases, but the phases may overlap, as is the case with ERGOSET trials. Phase I clinical trials involve the initial introduction of the drug into healthy human subjects. In Phase I clinical trials, the drug is tested for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion, and pharmacodynamics (clinical pharmacology). Phase II clinical trials are conducted in a limited patient population to gather evidence about the efficacy of the drug for specific, targeted indications; to determine dosage tolerance and optimal dosage; and to identify possible adverse effects and safety risks. When a compound has shown evidence of efficacy and an acceptable safety profile in Phase II evaluations, Phase III clinical trials are undertaken to evaluate clinical efficacy and to test for safety in an expanded patient population at geographically dispersed clinical trial sites. There can be no assurance that any of the Company's clinical trials will be completed successfully or within any specified time period. The Company or FDA may suspend clinical trials at any time.

  The Company designed the protocols for its Phase III clinical trials based on its analysis of its research, including various parts of its Phase II clinical trials. Although copies of its Phase III clinical trial protocols were submitted to FDA, there can be no assurance that FDA will not disagree with the design of the Phase III clinical trial protocols. In addition, FDA inspects and reviews clinical trial sites, informed consent forms, data from the clinical trial sites including case report forms and record keeping procedures, and the performance of the protocols by clinical trial personnel to determine compliance with Good Clinical Practice. FDA also seeks to determine whether there was bias in the conduct of clinical trials. The conduct of clinical trials in general and the performance of the Phase III clinical trial protocols is complex and difficult. There can be no assurance that the design or the performance of the Phase III clinical trial protocols will be acceptable to FDA.

  The results of preclinical studies and clinical trials, if successful, are submitted in an NDA to seek FDA approval to market and commercialize the drug product for a specified use. The testing and approval process require substantial time and effort, and there can be no assurance that any approval will be granted for any product or that approval will be granted according to any schedule. FDA may deny an NDA if it believes that applicable regulatory criteria are not satisfied. FDA may also require additional testing for safety and efficacy of the drug. Moreover, if regulatory approval of a drug product is granted, the approval will be limited to specific indications. There can be no assurance that any of the Company's product candidates will receive regulatory approvals for commercialization. See "Risk Factors--Government Regulation; No Assurances of Regulatory Approval."

  FDA has implemented an accelerated review process for pharmaceutical agents that treat serious or life threatening diseases and conditions, including Type II diabetes, subject to payment of user fees. When appropriate, the Company intends to pursue opportunities for accelerated review of its products. The Company cannot predict the ultimate effect of this review process on the timing or likelihood of FDA review of any of its product candidates. FDA may determine that product candidates are not eligible for or will not receive expedited review, whether or not FDA has previously indicated that such product candidates may be eligible for expedited review.

  Even if regulatory approvals for the Company's product candidates are obtained, the Company, its products, and the facilities manufacturing the Company's products are subject to continual review and periodic inspection. FDA will require post-marketing reporting to monitor the safety of the Company's products. Each United States drug manufacturing establishment must be registered with FDA. Domestic manufacturing establishments are subject to biennial inspections by FDA and must comply with FDA's current Good Manufacturing Practices. To supply drug products for use in the United States, foreign manufacturing establishments must comply with FDA's Good Manufacturing Practices and are subject to periodic inspection by FDA or by regulatory authorities in those countries under reciprocal agreements with FDA. In complying with Good Manufacturing Standards, manufacturers must expend funds, time and effort in the area of production and quality control to ensure full technical compliance. The Company does not have any drug manufacturing capability and must rely on outside firms for this capability. See "Business-- Commercialization Strategy--Manufacturing." FDA stringently applies regulatory standards for manufacturing. Discovery of previously unknown problems with respect to a product, manufacturer or facility may result in restrictions on the product, manufacturer or facility, including warning letters, suspensions of regulatory approvals, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, product recalls, fines, injunctions, and criminal prosecution.

  A bill proposing comprehensive reform of FDA regulations has been introduced in the United States Senate. This bill addresses many facets of FDA regulations, including requirements for NDA approval, requirements for supplemental approval and export regulations. A counterpart bill has been introduced into the United States House of Representatives that includes provisions concerning off-label information dissemination. It is not certain whether any such legislation will be enacted into law, what form any law will take, or what effect any new law would have on the Company.

  Before Ergo's drug products can be marketed outside of the United States, they are subject to regulatory approval similar to FDA requirements in the United States, although the requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country. No action can be taken to market any drug product in a country until an appropriate application has been approved by the regulatory authorities in that country. FDA approval does not assure approval by other regulatory authorities. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In some countries, the sale price of a drug product must also be approved. The pricing review period often begins after market approval is granted. Even if a foreign regulatory authority approves any of the Company's product candidates, no assurance can be given that it will approve satisfactory prices for the products.

  The active ingredient in ERGOSET has been approved by FDA for use in humans for more than 15 years for several indications, including treating Parkinson's disease, acromegaly, and hyperprolactinemia. One company marketing bromocriptine in the United States recently agreed voluntarily to remove the indication of suppressing lactation in postpartum females after FDA initiated action to withdraw the drug's approval for this indication. FDA had noted that the benefit of using the drug for this indication was marginal and did not outweigh the risks in this particular patient population including hypertension, seizures, and cerebrovascular incidents. FDA has not taken action with respect to the other approved indications, and bromocriptine remains on the market for the treatment of Parkinson's disease, acromegaly, and hyperprolactinemia. The Company's clinical trials exclude postpartum females, and the data from the Company's completed Phase II and Phase III clinical trials lead the Company to believe that ERGOSET does not present the same health risks to its proposed patient population.

  Ergo's research and development involves the controlled use of hazardous materials, chemicals, viruses, and various radioactive compounds. Although the Company believes that its procedures for handling and disposing of those materials comply with state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If such an accident occurs, the Company could be held liable for resulting damages, which could be material to the Company's financial condition and business. The Company will include an environmental assessment in the NDA in accordance with FDA regulations. The Company is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens, and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting the Company may be adopted in the future. Any violation of, and the cost of compliance with, these laws and regulations could materially and adversely affect the Company.

HUMAN RESOURCES

  As of July 1, 1996, the Company had 65 full-time employees, including 11 persons with Ph.D. degrees. Forty-nine of Ergo's employees are engaged in research and development activities. None of the Company's employees is covered by a collective bargaining agreement, and the Company believes its employee relations are good.

FACILITIES

  Ergo leases approximately 36,000 square feet in three buildings in the Charlestown Navy Yard, Charlestown, Massachusetts, of which approximately 26,000 square feet are used for research and development functions and approximately 10,000 square feet are used for administrative functions. The Company's principal offices are leased through 1997, with a renewal option for one five-year term. Space in a nearby building is leased until August 1997, and space in another building is leased through April 1998, with two five-year renewal options. The Company believes that its facilities are adequate for its current needs. The Company believes it can obtain additional space on commercially reasonable terms.

LEGAL PROCEEDINGS AND INSURANCE

  The Company is not a party to any material legal proceedings.

  The Company maintains product liability coverage for claims arising from the use of ERGOSET and its technologies in clinical trials. See "Risk Factors-- Potential Product Liability; Availability of Insurance."

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table provides information concerning directors and executive officers of the Company:

             NAME              AGE                   POSITION
             ----              ---                   --------
 Manuel Cincotta, Jr. (1).....  49 Chairman of the Board of Directors,
                                    Treasurer and Secretary
 J. Warren Huff...............  42 President, Chief Executive Officer and
                                    Director
 Ronald H. Abrahams, Ph.D.....  53 Executive Vice President and Chief Operating
                                    Officer
 Anthony H. Cincotta, Ph.D....  38 Senior Vice President, Chief Science Officer
                                    and Director
 Thomas N. Thurman............  52 Senior Vice President, Marketing and
                                    Business Development
 Alan T. Barber...............  42 Vice President, Finance and Administration
                                    and Chief Financial Officer
 David R. Burt................  32 Vice President, Corporate Development
 Robert M. Powell.............  41 Vice President of Operations, Ergo Science
                                    Development Corporation
 Stephen A. Duzan (2).........  55 Director
 Ray L. Hunt (1)(2)...........  53 Director
 Thomas F. McWilliams (1)(2)..  53 Director
 Albert H. Meier, Ph.D........  67 Director

- --------
(1) Member of the Nominating Committee.
(2) Member of the Audit Committee and the Compensation Committee.

  Executive officers are generally elected annually by the Board of Directors to serve, subject to the discretion of the Board of Directors, until their successors are appointed. Manuel Cincotta, Jr., and Dr. Anthony H. Cincotta are brothers. A brief biography of each director and executive officer follows.

  Manuel Cincotta, Jr., has been Chairman of the Board, Treasurer and Secretary of the Company since January 1990. From January 1990 until November 1995, Mr. Cincotta was Chief Executive Officer of the Company. For health reasons, Mr. Cincotta retired as Chief Executive Officer in November 1995. From 1969 until 1992, Mr. Cincotta was employed as a scientist by the Department of the Navy's Research and Technology Branch of the Naval Underwater Systems Center, most recently as a chief scientist and senior project engineer. Mr. Cincotta received his B.S. and M.S. in chemical engineering from the Lowell Technological Institute.

  J. Warren Huff has been President and Chief Executive Officer of the Company since November 1995. Mr. Huff joined the Company as its Executive Vice President, Commercial Development and Finance, in February 1993. He became President and Chief Operating Officer of the Company in January 1994, and he has served as a director of the Company since January 1994. From 1979 until 1993, Mr. Huff was an attorney at Johnson & Gibbs, P.C., a law firm in Dallas, Texas, where most recently he was chairman of the firm's corporate/securities department. Mr. Huff represented companies in the medical science, biotechnology, computer and telecommunications industries. Mr. Huff received a B.B.A. in accounting from the University of Texas at Austin and a J.D. from Southern Methodist University.

  Ronald H. Abrahams, Ph.D., joined the Company as Senior Vice President, Scientific Affairs, in April 1994 and was appointed Executive Vice President and Chief Operating Officer in March 1996. From 1972 until joining the Company, Dr. Abrahams held various scientific, quality assurance, and regulatory affairs positions with Baxter International Incorporated, an international healthcare company. From 1990 until 1994, Dr. Abrahams was a corporate vice president and corporate officer with Baxter International, responsible for quality and regulatory affairs. Dr. Abrahams currently serves on the board of directors and is Chair-Elect of the Association for the Advancement of Medical Instrumentation. Dr. Abrahams received a B.S. in pharmacology from the University of Illinois and a Ph.D. in pharmacology and experimental therapeutics from Loyola University in Chicago, Illinois.

  Anthony H. Cincotta, Ph.D., has been a director of the Company since January 1990 and Senior Vice President and Chief Science Officer since June 1996. From January 1990 to June 1996, Dr. Cincotta was Director of Research of the Company. From 1989 through July 1995 he was an instructor at the Harvard Medical School, an Assistant Instructor in Biochemistry at Massachusetts General Hospital, and an Adjunct Assistant Professor of Zoology and Physiology at LSU. From 1987 to 1989, Dr. Cincotta was a Research Assistant Professor of Zoology and Physiology at LSU and a research consultant at the Rowland Institute of Science, Inc. Dr. Cincotta received his B.S. in biochemistry and molecular biology from the University of California at Santa Barbara and his M.S. and Ph.D. degrees in physiology from LSU. He is the author of approximately 19 publications regarding temporal neuroendocrine organization.

  Thomas N. Thurman joined the Company as Senior Vice President, Marketing and Business Development, in June 1994. Before then, Mr. Thurman was a Vice President and Member of the Executive Committee of Boots Pharmaceuticals, Inc., a pharmaceutical company in Lincolnshire, Illinois. At Boots, he was responsible for new products marketing, business development and public affairs. In addition, Mr. Thurman has over 21 years of experience in domestic and international pharmaceutical marketing, strategic planning and business development with companies including The Upjohn Company, E.R. Squibb & Sons, and Wyeth International. He has written extensively on pharmaceutical marketing and management and served as an Adjunct Professor of Marketing and Management at Western Michigan University. Mr. Thurman holds a B.A. from Syracuse University, an M.B.A. from the University of Michigan, and an M.A. from Western Michigan University.

  Alan T. Barber joined the Company as Vice President, Finance and Administration, in November of 1993 and became Chief Financial Officer in October 1995. Before joining the Company, Mr. Barber was a partner with the accounting firm Coopers & Lybrand L.L.P. in Dallas, Texas, and Tokyo, Japan, where he specialized in global and domestic corporate finance and strategic alliances. Mr. Barber received a B.S. in accounting from Florida State University. Mr. Barber is a Certified Public Accountant.

  David R. Burt joined the Company as Vice President, Corporate Development, in March 1993. From 1990 until 1993, Mr. Burt practiced corporate and securities law at Johnson & Gibbs, P.C., a law firm in Dallas, Texas. Mr. Burt's practice involved representing issuers and underwriters in financing transactions in a variety of high technology industries. Mr. Burt received a B.A. in government from Dartmouth College and a J.D. from the University of Maryland Law School. Before attending law school, Mr. Burt worked on the staff of United States Senator Paul S. Sarbanes.

  Robert M. Powell joined the Company as Vice President of Operations for Ergo Science Development Corporation in March 1996. Mr. Powell has close to 20 years of experience in the field of pharmaceutical production and quality control. Most recently, Mr. Powell served as Vice President, Quality Assurance/Quality Control at Biogen, Inc. in Cambridge, Massachusetts. From 1978 to 1994, Mr. Powell served in positions of increasing management responsibilities at Baxter Healthcare Corporation, located in Deerfield, Illinois, including his tenure as Vice President, Manufacturing/Global Sourcing for the V. Mueller Division, Deerfield, Illinois. In that capacity, Mr. Powell had direct responsibility for all aspects of manufacturing operations, facilities and human resources. Mr. Powell received a B.S. in biology from Mississippi College.

  Stephen A. Duzan became a director of the Company in October 1994. He is currently Chairman, Chief Executive Officer and a director of Key Computer Systems, Inc., a privately held company located in Seattle, Washington. Mr. Duzan was a co-founder of Immunex Corporation, Seattle, Washington, and served as its Chairman, Chief Executive Officer and director from its formation in 1981 until his retirement in September 1993. He also held the title of President of Immunex from 1981 through 1990. Mr. Duzan serves on the Boards of Directors of Targeted Genetics Corporation of Seattle, Washington, the International Biotechnology Trust of London, England, and Numera Corporation of Seattle, Washington.

  Ray L. Hunt became a director of the Company in January 1994 in connection with the purchase by Hunt Financial Corporation ("Hunt Financial") of convertible securities of the Company. Mr. Hunt has been the Chairman of the Board, President and Chief Executive Officer of Hunt Consolidated, Inc. and the Chairman of the Board and Chief Executive Officer of Hunt Oil Company for over twenty years. Mr. Hunt is a director of Dresser Industries, Inc., an international oil field service company in Dallas, Texas, Pepsico, Inc., a multinational food and beverage company in Purchase, New York, and Electronic Data Systems Corporation, a global information technology company in Dallas, Texas. Mr. Hunt received his B.B.A. in economics from Southern Methodist University.

  Thomas F. McWilliams became a director of the Company during September 1992 in connection with the purchase of the Company's convertible securities by Citicorp Venture Capital Ltd. ("CVC"). Mr. McWilliams is Managing Director of CVC, a small business investment company, and has been affiliated with CVC since 1983. Between 1978 and 1983, Mr. McWilliams held various positions, including President, with Shelter Resources Corporation, a company with interests in industries related to manufactured housing and consumer products. From 1967 until 1978, Mr. McWilliams served in various corporate finance and management positions at Citibank, N.A. He is a director of Chase Brass Industries, Inc., a metals processing company. Mr. McWilliams received his A.B. from Brown University and his M.B.A. from the Wharton School, University of Pennsylvania.

  Albert H. Meier, Ph.D., has been a director of the Company since January 1990 and a consultant to the Company since June 1992. Since June 1995, Dr. Meier has served as Chief Scientist of the Company on a consultant basis. From 1972 until his retirement in the summer of 1995, Dr. Meier was a Professor of Zoology and Physiology at LSU. Previously at LSU, Dr. Meier was an Associate Professor (1967-1972) and an Assistant Professor (1964-1967). From 1962 to 1964, Dr. Meier was an NIH Postdoctoral Fellow at Washington State University; and from 1961 to 1962 was a Postdoctoral Associate at Wabash College. Dr. Meier received his B.A. in Zoology from Washington University, St. Louis, Missouri, and his M.S and Ph.D. in Zoology from the University of Missouri. He is the author of over 120 publications regarding temporal neuroendocrine organization.

MEDICAL ADVISORS

  The Company's medical advisors include individuals with recognized expertise in human physiology, the medical complications of diabetes and obesity, and biochemistry. Some of the Company's medical advisors are also principal investigators in ERGOSET Phase III clinical trials. In addition to Drs. Cincotta and Meier, who are described in "Management--Directors and Executive Officers," the following persons are medical advisors to the Company:

  Ralph A. DeFronzo, M.D., is Professor of Medicine, Chief of the Diabetes Division, and Director of the Clinical Research Diabetes Unit, University of Texas Health Science Center at San Antonio, Texas. He is the author of over 300 publications. Dr. DeFronzo received his B.S. from Yale University, his B.M.S. from Dartmouth Medical School, his M.S. from Boston College Graduate School of Biology, and his M.D. from Harvard Medical School. Dr. DeFronzo is an Associate Editor of Diabetologia, Editor of Diabetes Reviews, and a past member of the Board of Directors of the American Diabetes Association.

  Burritt L. Haag, M.D., is Chief, Endocrine-Metabolic Division, Baystate Medical Center, Springfield, Massachusetts. Dr. Haag received his B.S. from Pennsylvania Sate University and his M.D. from Jefferson Medical College. He is Associate Clinical Professor of Medicine at Tufts University School of Medicine in Boston, Massachusetts.

  Philip Raskin, M.D., is Professor of Medicine, Department of Internal Medicine, University of Texas Southwestern Medical Center at Dallas, Texas, and is Director of the Diabetes Clinic and the University Diabetes Treatment Center at Parkland Memorial Hospital in Dallas. He is the author of over 130 publications. Dr. Raskin received his B.A. from Washington and Jefferson College and his M.D. from the University of Pittsburgh School of Medicine.

  Arthur H. Rubenstein, M.D., is Chairman, Department of Medicine, University of Chicago. Dr. Rubenstein is a member of the editorial boards of Journal of Diabetes and Its Complications and Annals of Internal Medicine. He is the author of over 300 publications. Dr. Rubenstein received his M.B.B.Ch. from the University of the Witwatersrand, Johannesburg, South Africa. Dr. Rubenstein is a Fellow of the College of Medicine of South Africa; Fellow, Royal College of Physicians of London; Fellow and Master of the American College of Physicians; and Diplomat, American Board of Internal Medicine (Endocrinology-Metabolism Subspecialty).

ELECTION AND COMMITTEES OF DIRECTORS

  The Board of Directors is divided into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders. Stephen A. Duzan and J. Warren Huff are Class I directors whose terms of office expire at the annual meeting of stockholders in 1999; Ray L. Hunt and Thomas F. McWilliams are Class II directors whose terms of office expire at the annual meeting of stockholders in 1997; and Anthony H. Cincotta, Ph.D., Manuel Cincotta, Jr., and Albert H. Meier, Ph.D., are Class III directors whose terms of office expire at the annual meeting of stockholders in 1998. The Company intends to add two additional independent directors to its Board of Directors.

  The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. The Audit Committee reviews the results and scope of the annual audit and other services provided by the Company's independent public accountants. The Compensation Committee of the Board of Directors determines salaries and incentive compensation for officers of the Company. In addition, the Board of Directors has designated the Compensation Committee as the administrator of the Company's Amended and Restated 1995 Long-Term Incentive Plan (the "Incentive Plan"). See "Management--Employee Benefit Plans--Incentive Plan." The Nominating Committee identifies and recruits candidates to serve as directors of the Company for recommendation to the full Board of Directors.

COMPENSATION OF DIRECTORS

  Directors of the Company do not receive cash compensation for their services as directors. The Company reimburses them for the expenses incurred in attending meetings of the Board of Directors and its committees. On November 15, 1994, the Company granted Mr. Duzan a nonqualified option to purchase 7,500 shares of Common Stock at an exercise price of $0.80 per share in consideration for his service as a director. This option becomes exercisable in three equal amounts on the date of grant and on each of the first two anniversaries of the date of grant. The option expires in July 2004. On October 6, 1995, the Company granted Mr. Duzan a nonqualified option to purchase 17,500 shares of Common Stock at an exercise price of $6.71 per share in consideration for his service as a director. This option becomes exercisable in four equal amounts on each of the first four anniversaries of the date of grant, or, if earlier, upon a change in control of the Company. The option expires ten years from the date of grant.

  In June 1996, Ergo's shareholders approved a Stock Option Plan for Non-Employee Directors (the "Director Stock Plan"). The Director Stock Plan provides for an initial grant of a stock option for 10,000 shares of Common Stock to each non-employee director upon first being elected or appointed to serve on the Board of Directors. Each non-employee director serving when the Director Stock Plan was approved (other than Mr. Duzan) was granted a stock option for 10,000 shares of Common Stock with a deemed grant date of May 15, 1996. On the second anniversary of the initial grant date, those non-employee directors will be granted a second nonqualified stock option for 10,000 shares of Common Stock if they are still directors on that date. On October 6, 1999, which is the date Mr. Duzan's existing options are scheduled to become exercisable, Mr. Duzan will be granted a stock option to purchase 10,000 shares of Common Stock if he is still a director. The total number of shares of Common Stock authorized for issuance under the Director Stock Plan is 200,000. Each option under the Director Stock Plan has an exercise price equal to the fair market value of the Common Stock on the grant date. These options will become exercisable in equal increments on the first and second anniversary of their date of grant and will expire ten years after the grant date if not exercised. If a change in control of the Company occurs, all stock options granted under the Director Stock Plan will become fully exercisable.

  In October 1995, the Company entered into a consulting agreement with Dr. Albert Meier in which the Company agreed to pay Dr. Meier $100,000 per year for at least 20 hours of consulting services per week through October 1998. Dr. Meier agreed that all work product discovered, created or developed by him, alone or with others, will belong to the Company. Dr. Meier also agreed to maintain the confidentiality of the Company's proprietary information. In addition, Dr. Meier agreed not to compete with the Company for two years following the end of his consulting services; however, the Company is required to pay Dr. Meier $50,000 within 10 days after the end of his consulting services and $100,000 on the first anniversary of termination of his consulting services to maintain the noncompetition obligation. The Company may terminate the consulting arrangement at any time. However, if the termination is without cause, the Company must pay Dr. Meier the lesser of $100,000 or the amount of fees he would have received under the remaining term of the agreement.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  As permitted under Delaware law, the Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. This limitation does not apply with respect to any action in which the director would be liable under the Delaware General Corporation Law for authorizing illegal dividends, stock repurchases or redemptions. This limitation also does not apply with respect to any liability in which the director (i) breached his duty of loyalty to the Company; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

  The Company has entered into indemnification agreements with each of its directors and executive officers, agreeing to indemnify the director or officer to the fullest extent permitted by law, and to advance expenses, if the director or officer becomes a party to or witness or other participant in any threatened, pending or completed action, suit or proceeding (a "Claim") by reason of any occurrence related to the fact that the person is or was a director, officer, employee, agent or fiduciary of the Company or a subsidiary of the Company or another entity at the Company's request (an "Indemnifiable Event"), unless a reviewing party (either outside counsel or a committee appointed by the Board of Directors) determines that the person would not be entitled to indemnification under applicable law. In addition, if a change in control or a potential change in control of the Company occurs and if the person indemnified so requests, the Company will establish a trust for the benefit of the indemnitee and fund the trust in an amount sufficient to satisfy all expenses reasonably anticipated at the time of the request to be incurred in connection with any Claim relating to an Indemnifiable Event. The reviewing party will determine the amount deposited in the trust. An indemnitee's rights under the indemnification agreement are not exclusive of any other rights under the Company's Certificate of Incorporation or Bylaws or applicable law.

  The Company believes that these provisions and agreements will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are Stephen A. Duzan, Ray L. Hunt, and Thomas F. McWilliams. None of them is or has been an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Messrs. Hunt and McWilliams, or their affiliates, have acquired capital stock of the Company and loaned funds to the Company. See "Certain Transactions."

EXECUTIVE COMPENSATION

  The following table summarizes the compensation paid to or earned in 1995 and 1994 to the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                        COMPENSATION
                                           ANNUAL COMPENSATION             AWARDS
                                  ------------------------------------- ------------
                                                                         SECURITIES
                                                         OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($) COMPENSATION ($) OPTIONS (#)  COMPENSATION ($)
- ---------------------------  ---- ---------- --------- ---------------- ------------ ----------------
J. Warren Huff..........     1995  $203,125       --           --         125,000            --
 President and Chief         1994   200,000       --           --             --             --
 Executive Officer
Manuel Cincotta, Jr. ...     1995   225,000       --           --             --         $53,015(1)
 Chairman of the Board,      1994   225,000       --       $26,705(2)         --          23,842(3)
 Treasurer and Secretary
Ronald H. Abrahams......     1995   200,000       --           --          70,000            --
 Executive Vice              1994   150,000   $75,000          --          43,750            --
 President and Chief
 Operating Officer
Thomas N. Thurman.......     1995   175,000       --           --          42,500            --
 Senior Vice President,      1994    92,188       --           --          31,250            --
 Marketing and Business
 Development
Alan T. Barber..........     1995   138,333       --           --          25,000            --
 Vice President, Finance     1994   110,000       --           --             --             --
 and Administration, and
 Chief Financial Officer

- --------
(1) Reflects the value of the use of the Company's automobile, term life and disability insurance premiums and tax reimbursement for these items.
(2) Reflects the value of the use of the Company's automobile and tax reimbursement for both this compensation and for the items in footnote 3.
(3) Consists of term life and disability insurance premiums.

 Option Grants in 1995

  The following table sets forth information regarding the stock option grants to Named Executive Officers in 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL REALIZED VALUE
                                                                                 AT ASSUMED ANNUAL RATES
                                                                               OF STOCK PRICE APPRECIATION
                                         INDIVIDUAL GRANTS (1)                      FOR OPTION TERM(2)
                         ----------------------------------------------------- ----------------------------
                                                             FAIR
                          NUMBER OF   % OF TOTAL  EXERCISE  MARKET
                         SECURITIES    OPTIONS       OR    VALUE ON
                         UNDERLYING   GRANTED TO    BASE    GRANT
                           OPTIONS   EMPLOYEES IN  PRICE     DATE   EXPIRATION
          NAME           GRANTED (#) FISCAL YEAR   ($/SH)   ($/SH)     DATE     0% ($)   5% ($)   10% ($)
          ----           ----------- ------------ -------- -------- ---------- -------- -------- ----------
J. Warren Huff..........   125,000      20.11      $6.71    $9.00   10-06-2005 $286,250 $707,501 $1,792,958
Manuel Cincotta, Jr.....       --         --         --       --           --       --       --         --
Ronald H. Abrahams......    70,000      11.26       6.71     9.00   10-06-2005  160,300  396,201  1,004,056
Thomas N. Thurman.......    42,500       6.84       6.71     9.00   10-06-2005   97,325  240,550    609,606
Alan T. Barber..........    25,000       4.02       6.71     9.00   10-06-2005   57,250  141,500    358,592

- --------
(1) Options granted are nonqualified options under the Incentive Plan that become exercisable in four equal amounts on each of the first four anniversaries of the date of grant, subject to earlier termination in accordance with the option agreements. Exercisability of options will accelerate upon a change in control of the Company, termination of employment by the Company without cause, or termination of employment by the optionee with good reason. See "Management--Employee Benefit Plans-- Incentive Plan."
(2) Amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date the option was granted through the expiration date.

 Option Exercises and Year-End Option Values

  The following table provides information about the number of shares issued upon option exercises by the Named Executive Officers during 1995, and the value realized by the Named Executive Officers. The table also provides information about the number and value of options held by the Named Executive Officers at December 31, 1995.

           AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                            YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY
                            SHARES                          OPTIONS AT FY-END (#)   OPTIONS AT FY-END ($)(1)
                          ACQUIRED OR                     ------------------------- -------------------------
          NAME           EXERCISED (#) VALUE REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------------- ------------------ ----------- ------------- ----------- -------------
Warren Huff.............      --              --            144,700      125,000    $2,061,975   $1,781,250
Manuel Cincotta, Jr.....      --              --            100,000          --      1,425,000          --
Ronald H. Abrahams......      --              --             14,584       99,166       207,822    1,413,116
Thomas N. Thurman.......      --              --             10,417       63,333       148,442      902,495
Alan T. Barber..........      --              --             12,500       31,250       178,125      445,313

- --------
(1) Option values are based on the difference between the exercise price per share of the option and $14.25 per share, which was the closing price of the Common Stock on the Nasdaq National Market on December 29, 1995, multiplied by the number of shares of Common Stock subject to the option.

 Employment Contracts

  The Company has entered into employment agreements with J. Warren Huff, Manuel Cincotta, Jr., Dr. Ronald H. Abrahams, Thomas N. Thurman, Alan T. Barber, and Dr. Anthony H. Cincotta. The agreements provide for the payment of base salary amounts of $225,000 for Mr. Huff, $225,000 for Manuel Cincotta, Jr., $200,000 for Dr. Abrahams, $175,000 for Mr. Thurman, $135,000 for Mr. Barber, and $200,000 for Dr. Cincotta. The Compensation Committee may increase the base amounts at its discretion. The Company also agreed to provide Manuel Cincotta, Jr., with use of a Company automobile and to pay premiums on term life and disability insurance policies on Mr. Cincotta with a death benefit of at least $2,500,000 for his beneficiary. The Company has also agreed to reimburse Mr. Cincotta for taxes he incurs because of those benefits and this reimbursement. The employment agreements expire in October 1998.

  Either party may terminate employment with or without cause on five days written notice. Under the employment agreements, an executive officer is entitled to receive a lump sum payment equal to his base salary if his employment is terminated (i) by the Company for any reason other than disability or for cause, or (ii) by the executive officer for good reason. However, if either termination described in the preceding sentence follows a change in control of the Company, the executive officer is entitled to receive a lump sum payment equal to two times the sum of his base salary and budgeted bonus. After any such termination, or any termination resulting from the executive officer's disability or death, the executive officer or his family is entitled to continue participation in any benefit plan maintained by the Company until the end of the employment term stated in the employment agreement.

  Each executive officer has agreed that all work product discovered, created or developed by him, alone or with others, will belong to the Company. Each executive officer has agreed to maintain the confidentiality of the Company's proprietary information. In addition, Dr. Cincotta has agreed not to compete with the Company for two years following the end of his employment, and each other executive officer has agreed not to compete with the Company for three years following the end of his employment; however, the Company is required to pay to the executive officer an amount equal to 50% of his base salary within 10 days after termination and 100% of his base salary on the first and (other than Dr. Cincotta) second anniversaries following termination of his employment to maintain the non-competition obligation.

EMPLOYEE BENEFIT PLANS

 Incentive Plan

  The Company may grant officers, directors, employees and consultants awards with respect to shares of Common Stock under the Company's Amended and Restated 1995 Long-Term Incentive Plan (the "Incentive Plan"). The awards under the Incentive Plan include both incentive and nonqualified stock options, stock appreciation rights ("SARs") and restricted stock awards. The number of shares of Common Stock that may be issued under the Incentive Plan is 1,431,525 shares. As of March 31, 1996, the Company had granted options under the Incentive Plan for 662,625 shares of Common Stock to officers, directors, employees and consultants.

  The Compensation Committee (the "Committee") administers the Incentive Plan, selects participants, and determines the type and size of awards, when awards will be granted, and the terms of each award including exercise price, if any.

  An option is the right to purchase Common Stock at a specified exercise price. The exercise price for incentive stock options must not be less than the fair market value of the Common Stock on the date of grant. The Committee determines at the time of grant when the option will become exercisable. At the discretion of the Committee, holders may use shares of stock to pay the exercise price, including shares issuable upon exercise of the option.

  An SAR may be awarded in connection with or separate from a stock option. An SAR is the right to receive an amount in cash or stock equal to the excess of the fair market value of a share of the Common Stock on the date of exercise over the exercise price specified in the agreement governing the SAR (for SARs not granted in connection with a stock option) or the exercise price of the related stock option (for SARs granted in connection with a stock option). An SAR granted in connection with a stock option will require the holder, upon exercise, to surrender the related stock option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered stock option or portion will then cease to be exercisable. Such an SAR is exercisable or transferable only to the extent that the related stock option is exercisable or transferable. An SAR granted independently of a stock option will be exercisable as the Committee determines. The Committee may limit the amount payable upon exercise of any SAR.

  A restricted stock award is a grant of shares of Common Stock that is nontransferable or subject to risk of forfeiture until specific conditions are met. The restrictions will lapse in accordance with a schedule or other conditions as the Committee determines. During the restriction period, the holder of a restricted stock award may, in the Committee's discretion, have certain rights as a stockholder, including the right to vote the stock subject to the award or receive dividends on that stock. Restricted stock may also be issued upon exercise or settlement of options or SARs.

  The Committee has discretion to determine whether an award under the Incentive Plan should have change of control features. The Committee also has discretion to vary the change of control features as it deems appropriate. The following describes the change of control features that the Company generally expects may apply to additional awards, if any such feature applies. An award agreement under the Incentive Plan may provide that, upon a change of control of the Company, (1) the holder of a stock option will be granted a corresponding SAR, (2) all outstanding SARs and options will become immediately and fully vested and exercisable in full, and (3) the restriction period on any restricted stock award will be accelerated and the restrictions will expire. Outstanding options under the Incentive Plan have the provision described in the preceding clause (2). In general, a change in control of the Company occurs in any of four situations: (1) a person other than the Company, certain affiliated companies or benefit plans, or a company a majority of which is owned directly or indirectly by the stockholders of the Company, becomes the beneficial owner of 50% or more of the voting power of the Company's outstanding voting securities; (2) a majority of the Board of Directors is not comprised of the members of the Board of Directors at September 15, 1995, and persons whose elections as directors were approved by those directors or their approved successors; (3) the Company merges or consolidates with another corporation or entity (whether the Company or the other entity is the survivor), or the Company and the holders of the voting securities of such other corporation or entity (or the stockholders of the Company and such other corporation or entity) participate in a securities exchange, other than a merger, consolidation or securities exchange in which the Company's voting securities are converted into or continue to represent securities having the majority of voting power in the surviving company; or
(4) the Company liquidates or sells all or substantially all of its assets, except sales to any entity having substantially the same ownership as the Company.

 Other Stock Options

  At various times since its formation, the Company granted options not under the Incentive Plan for 100,000 shares to Manuel Cincotta, Jr., 75,000 shares to Dr. Anthony H. Cincotta, 75,000 shares to Dr. Albert H. Meier, 144,725 shares to J. Warren Huff, 43,750 shares to Dr. Ronald H. Abrahams, 31,250 shares to Thomas N. Thurman, and 18,750 shares to Alan T. Barber, all at an exercise price of $.80 per share. The options are fully exercisable other than those granted to Dr. Abrahams, Mr. Thurman and Mr. Barber. The options for
Dr. Abrahams, Mr. Thurman and Mr. Barber were granted on March 31, 1994, June 21, 1994, and November 8, 1993, respectively, and become exercisable in equal increments on each of the first three anniversaries of their dates of grant. Each option expires at various times between December 31, 2002, and June 30, 2004. These options automatically become exercisable upon a change in control, termination of the holder's employment with the Company by the Company without cause, or termination of the holder's employment with the Company by the holder for good reason.

  In connection with these options, the Company agreed to assist these officers in paying all federal, state and local income tax liabilities with respect to the Common Stock issued upon exercise of his options by facilitating a sale of the Common Stock or arranging for the Company to repurchase a portion of these shares issued.

                             CERTAIN TRANSACTIONS

  On September 10, 1992, CVC, Citi Growth Fund, L.P. ("Citi Growth"), and CVC employees including Mr. McWilliams purchased $3,500,000 principal amount of subordinated notes of the Company (the "Series A Notes") at face value. The Series A Notes were convertible into shares of Series A Convertible Preferred Stock of the Company. On October 12, 1993, CVC, Citi Growth, CVC employees including Mr. McWilliams, Hunt Financial, and another entity purchased 20,940 shares of the Company's Series B Preferred Stock for $10,041,986. Concurrently with the purchase, the purchasers of the Series A Notes converted the Series A Notes into 8,826 shares of the Company's Series A Preferred Stock.

  On July 15, 1994, Hunt Financial purchased 6,255 shares of the Company's Series C Preferred Stock for $2,999,647. Hunt Financial purchased an additional 10,426 shares of Series C Preferred Stock on May 30, 1995, for $4,999,892. With Hunt Financial's first purchase of the Series C Preferred Stock, the Company issued to Hunt Financial for $.0004 per warrant, a warrant to purchase 30,400 shares of the Company's Common Stock at $16.20 per share. With Hunt Financial's second purchase, the Company issued to Hunt Financial for $.0004 per warrant, warrants to purchase an additional 50,650 shares of Common Stock at $16.20 per share. Before Hunt Financial's second purchase of Series C Preferred Stock, Hunt Financial loaned the Company $1,000,000 on February 3, 1995; $2,009,863 on March 10, 1995 ($1,009,863 of which the
Company used to repay the February 1995 loan); and $3,028,845 on April 13, 1995 ($2,028,845 of which the Company used to repay the March 1995 loan). The Company used a portion of the proceeds of Hunt Financial's second purchase of Series C Preferred Stock to repay the $3,067,846.57 principal and interest on the April 1995 loan. The Company used the loans for working capital. The loans bore interest at 1% over the prime rate and were unsecured.

  On September 1, 1995, CVC, Citi Growth, CVC employees including Mr. McWilliams, Hunt Financial, and Lafayette Investment Company ("Lafayette"), a company controlled by Mr. Hunt, entered into a loan agreement (the "Loan Agreement") in which they agreed to lend the Company up to $6,000,000 at an interest rate of 10% per annum. The Company borrowed $4,000,000 under the Loan Agreement. Upon the closing of the Company's initial public offering in December 1995, the principal and interest on the loan were converted into Common Stock at $9.00 per share, resulting in 451,767 shares of Common Stock being issued.

  In connection with this loan, the Company and the lenders agreed that the shares of Series A, Series B and Series C Preferred Stock would convert to Common Stock upon the closing of the initial public offering at a weighted average conversion price of $6.41 per share of Common Stock. Before then, the Series A, Series B and Series C Preferred Stock had conversion prices of $16.90, $19.18, and $19.18 per share of Common Stock, respectively, but would not have converted to Common Stock upon closing of the initial public offering. Also, all warrants previously issued to Hunt Financial were cancelled. In connection with the changes in conversion prices, the Company recorded a preferred stock dividend in the amount of $7,123,536.

  The following table sets forth (i) the amount that each of CVC, Citi Growth, Mr. McWilliams, Hunt Financial, and Lafayette had invested in Series A, Series B and Series C Preferred Stock and loaned under the Loan Agreement, and (ii) the number of shares of Common Stock into which the Preferred Stock or loan were converted:

                                        AMOUNT INVESTED OR LOANED AND
                                  NUMBER OF SHARES OF COMMON STOCK ISSUABLE
                         -----------------------------------------------------------
                            SERIES A        SERIES B        SERIES C
                         PREFERRED STOCK PREFERRED STOCK PREFERRED STOCK    LOAN     TOTAL AMOUNT   TOTAL
                         --------------- --------------- --------------- -----------   INVESTED    COMMON
          NAME             AMOUNT/NO.      AMOUNT/NO.      AMOUNT/NO.    AMOUNT/NO.   AND LOANED    STOCK
          ----           --------------- --------------- --------------- ----------- ------------ ---------
CVC.....................   $2,350,000/     $6,038,139/             --    $1,578,844/  $9,966,984  1,519,985
                               395,051         949,507                       175,427
Citi Growth.............   $1,000,000/     $  691,525/             --    $  324,762/   2,016,287    312,934
                               168,107         108,743                        36,084
Mr. McWilliams..........   $  100,000/     $  194,221/             --    $   55,546/     349,768     53,522
                                16,810          30,541                         6,171
Hunt Financial..........           --      $2,082,249/     $7,999,540/   $1,940,903/  12,022,693  1,801,013
                                               327,437       1,257,921       215,655
Lafayette...............           --      $  416,258/             --    $   92,520/     508,778     75,737
                                                65,457                        10,280

  In addition, Ergo granted demand and piggyback registration rights to the purchasers of Preferred Stock and to these lenders with respect to the Common Stock issued upon conversion of the Series A, Series B and Series C Preferred Stock or issued in payment of the loan at the closing of the intial public offering. See "Description of Capital Stock--Registration Rights."

  In 1992, the Company agreed to purchase from Dr. Anthony Cincotta his interest in patents and patent applications relating to the Company's technology. Under the agreement, the Company was to pay Dr. Cincotta $200,000 each year for five years. The Company made one of those payments. In December 1995, the Company paid to Dr. Cincotta $800,000 in full satisfaction of those obligations.

  The Company licenses certain patents and patent obligations from LSU that relate to inventions of Drs. Anthony Cincotta and Albert Meier. LSU's bylaws give inventors of LSU's patents the right to share in any royalties LSU receives from those patents. In April 1995, the Company issued to each of Drs. Cincotta and Meier 60,000 shares of Common Stock to acquire their inventors' share of royalties attributable to the Company's license payments to LSU under the LSU Agreement. The number of shares of Common Stock issued was negotiated between Drs. Cincotta and Meier and the Company's Board of Directors. See "Business--LSU Agreement."

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the shares of the Company's Common Stock as of June 1, 1996, and as adjusted to give effect to the sale of 2,500,000 shares of Common Stock in this Offering and the sale of the shares offered hereby by the Selling Stockholders (assuming exercise in full of the Underwriters' over-allotment option), by (i) each person the Company knows to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, (ii) each Named Executive Officer, (iii) each director of the Company, (iv) all executive officers and directors of the Company as a group, and (v) each of the Selling Stockholders. The Selling Stockholders are offering shares of Common Stock for sale only through the over-allotment option, which may or may not be exercised in the sole discretion of the Representatives. See "Underwriting." Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to the shares of Common Stock indicated.

                          BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                           BEFORE OFFERING(1)   SHARES OFFERED     AFTER OFFERING(1)
                          -------------------- IN OVER-ALLOTMENT -------------------------
    BENEFICIAL OWNER       SHARES   PERCENTAGE      OPTION        SHARES       PERCENTAGE
    ----------------      --------- ---------- ----------------- ----------   ------------
Hunt Financial
 Corporation............  1,842,904   18.1%
 1445 Ross at Field
 Dallas, Texas 75202
Citicorp Venture Capital
 Ltd.(2)................  1,678,910   16.5%
 399 Park Avenue
 New York, New York
 10043
Anthony H. Cincotta(3)..    868,578    8.5%
 Charlestown Navy Yard
 100 First Avenue
 Charlestown,
 Massachusetts 02129
Albert H. Meier(4)......    702,524    6.9%
 Charlestown Navy Yard
 100 First Avenue
 Charlestown,
 Massachusetts 02129
Manuel Cincotta,
 Jr.(5).................    580,033    5.7%
 Charlestown Navy Yard
 100 First Avenue
 Charlestown,
 Massachusetts 02129
Citi Growth Fund,
 L.P.(2)................    343,357    3.4%
 c/o Sycamore Management
 989 Lenox Drive
 Building 1, Suite 208
 Lawrenceville, New
 Jersey 08648
J. Warren Huff(6).......    122,225    1.2%
Ronald H. Abrahams(7)...     29,167     *
Thomas N. Thurman(8)....     20,834     *
Alan T. Barber(9).......     12,500     *
Stephen A. Duzan(10)....      5,000     *
Ray L. Hunt(11).........     83,976     *
 1445 Ross at Field
 Dallas, Texas 75202
Thomas F.
 McWilliams(12).........     59,054     *
All executive officers
 and directors as a
 group (12 persons).....  2,499,046   23.5%

- --------
  * Represents less than 1% of outstanding Common Stock.
 (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or disposition power with respect to securities.
 (2) Excludes shares of Common Stock beneficially owned by the employees of CVC and Citi Growth Fund, L.P., including shares owned by Mr. McWilliams, as to which CVC and Citi Growth Fund, L.P. disclaim beneficial ownership. CVC and Citi Growth Fund, L.P. are affiliates, but each disclaims beneficial ownership of the shares held by the other.
 (3) Includes 75,000 shares of Common Stock subject to exercisable stock options and 146,078 shares held in a trust for the benefit of the children of Manuel Cincotta, Jr., for which Dr. Anthony Cincotta serves as trustee.
 (4) Includes 75,000 shares of Common Stock subject to exercisable stock options.
 (5) Includes 100,000 shares of Common Stock subject to exercisable stock options.
 (6) Includes 122,200 shares of Common Stock subject to exercisable stock options.
 (7) Includes 29,167 shares of Common Stock subject to exercisable stock options.
 (8) Includes 20,834 shares of Common Stock subject to exercisable stock options.
 (9) Includes 12,500 shares of Common Stock subject to exercisable stock options.
(10) Includes 5,000 shares of Common Stock subject to exercisable stock options.
(11) Consists entirely of shares owned by Lafayette Investment Company, a limited partnership, the sole general partner of which is a corporation owned entirely by Mr. Hunt. Excludes shares owned by Hunt Financial Corporation, the capital stock of which is held, indirectly, through a series of corporations, by certain trusts for the benefit of Mr. Hunt and members of his family.
(12) Excludes shares owned by CVC, Citi Growth Fund, L.P., and other employees of CVC, as to which Mr. McWilliams disclaims beneficial ownership.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. Common Stock does not have cumulative voting rights, which means that the holders of a majority of the shares of Common Stock outstanding can elect all the directors and the holders of the remaining shares will not be able to elect any directors. Each share of Common Stock is entitled to participate equally in dividends, if, as and when declared by the Company's Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of Preferred Stock. The Company has never paid cash dividends on its Common Stock other than $166,910 of distributions made in 1993 to stockholders when the Company was owned only by individuals and had elected to be treated as an S corporation for federal income tax purposes. The shares of Common Stock have no preemptive or conversion rights, redemption rights, or sinking fund provisions. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby upon issuance and sale will be, duly authorized, validly issued, fully paid, and nonassessable.

PREFERRED STOCK

  The Company is authorized to issue 10,000,000 shares of Preferred Stock. The Company's Board of Directors may establish, without stockholder approval, one or more classes or series of Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that the Board of Directors may designate. The Company believes that this power to issue Preferred Stock will provide flexibility in connection with possible corporate transactions. The issuance of Preferred Stock, however, could adversely affect the voting power of holders of Common Stock and restrict their rights to receive payments upon liquidation of the Company. It could also have the effect of delaying, deferring or preventing a change in control of the Company. The Company does not currently plan to issue additional shares of Preferred Stock. As of June 30, 1996, the Company's outstanding Preferred Stock consisted of 6,903 shares of Series D Preferred Stock.

SERIES D PREFERRED STOCK

  The Company issued the 6,903 shares of Series D Preferred Stock on April 27, 1995. These shares will remain outstanding following the offering until they are converted into Common Stock at the Company's option as described in "Description of Capital Stock--Series D Preferred Stock--Conversion at the Company's Option," or until they are automatically exchanged into subordinated notes as described in "Description of Capital Stock--Series D Preferred Stock--Automatic Exchange," if the Company does not exercise its conversion option after the option becomes exercisable. The following description is a summary of the Certificate of Amendment to the Certificate of Designation for the Series D Preferred Stock, and it is qualified in its entirety by reference to that document.

  Series D Preferred Stock ranks, with respect to dividend rights and distribution of assets on liquidation, senior and prior to Common Stock and junior to, or on parity with, as the case may be, any other stock of the Company designated as senior to, or on parity with, as the case may be, Series D Preferred Stock. Holders of Series D Preferred Stock will be entitled to receive cumulative cash dividends at the rate of 6% per share per annum, compounded annually, on the Stated Value thereof out of the funds legally available therefor, if, as and when declared by the Company's Board of Directors. The "Stated Value" per share of Series D Preferred Stock is $1,000 plus all accumulated and unpaid dividends thereon. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock then outstanding will be entitled to receive an amount of cash equal to the Stated Value of Series D Preferred Stock after any distribution is made on any senior securities and before any distribution is made on any junior securities, including Common Stock. Except as required by law, the holders of Series D Preferred Stock will have no voting rights. As long as any shares of Series D Preferred Stock are outstanding, the Company may not pay a dividend or other distribution on or repurchase Common Stock, directly or indirectly, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding Series D Preferred Stock, with certain exceptions. The terms of Series D Preferred Stock may be amended with the consent of the holders of a majority of the outstanding shares of Series D Preferred Stock.

  Conversion at the Company's Option. At the Company's option exercised by written notice to the holders of Series D Preferred Stock at any time during the 90-day period following the Company's receipt of FDA approval to market its first product (a "Trigger Event"), if that approval is received, each share of Series D Preferred Stock will be converted into the number of shares of Common Stock that is determined by dividing the Stated Value then in effect for each share by 95% of the Average Trading Price in effect at the time for the Common Stock. The "Average Trading Price" means as of any date the average of the following for the 15 trading days immediately preceding that date: (a) if Common Stock is then listed or admitted to trading on any securities exchange registered under the Securities Exchange Act of 1934, the closing price per share of the Common Stock, regular way, on such day, or if no sale takes place on that day, the average of the closing bid and asked prices on that day, (b) if the Common Stock is not then listed or admitted to trading on any such securities exchange, the last reported sale price per share of the Common Stock on that day, or if no sale takes place on that day, the average of the high bid and low asked prices as reported by a reputable quotation source designated by the Company, or (c) if the stock is not then listed or admitted to trading on any such securities exchange and no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices per share of the Common Stock on that day, or if there shall be no bid and asked prices on that day, the average of the high bid and low asked prices, as so reported, on the most recent day for which prices have been so reported. However, if the Common Stock is not then listed or admitted to trading on any such securities exchange, and no such reported sale price or bid and asked prices are available or reported, the Average Trading Price will mean the fair market value per share of Common Stock as the Company's Board of Directors determines in good faith. The Company currently intends to exercise its option to convert the Series D Preferred Stock into Common Stock if a Trigger Event occurs.

  Automatic Exchange. Effective upon the expiration of the 90-day period during which Ergo may convert Series D Preferred Stock as previously described, or an earlier date following the Trigger Event on which Ergo elects not to convert Series D Preferred Stock into Common Stock, all outstanding shares of Series D Preferred Stock will be automatically exchanged for a subordinated promissory note of the Company (the "Exchange Note") in the principal amount equal to the Stated Value of Series D Preferred Stock at the date of exchange. The Exchange Note will be unsecured, will be subordinated to all senior indebtedness, will bear interest at a rate equal to 2% above the prime rate of Citibank, N.A., and will provide for twelve consecutive quarterly payments, commencing on the three-month anniversary of the issuance thereof.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

  The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. Because the transactions in which Hunt Financial and CVC became interested stockholders were approved in advance by the Company's Board of Directors, Hunt Financial, CVC and their affiliates will be exempt from the limitations of Section 203 pursuant to the exclusion described in clause (a). The Company has no plans to engage in any transactions with Hunt Financial, CVC or their affiliates that otherwise would be subject to Section 203. Section 203 provides that these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

  The Company's Board of Directors is divided into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders. Stockholders may remove a director with or without cause upon the vote of holders of at least 66 2/3% of the outstanding shares of Common Stock. In general, the Board of Directors, not the stockholders, has the right to appoint persons to fill vacancies on the Board of Directors.

  The Certificate of Incorporation provides that holders of Common Stock may act only at annual or special meetings of holders of Common Stock and not by written consent. The Certificate of Incorporation also provides that special meetings of holders of Common Stock may be called only by the Company's Board of Directors and that only business proposed by the Board of Directors may be considered at special meetings of holders of Common Stock.

  The Certificate of Incorporation provides that the only business (including election of directors) that may be considered at an annual meeting of holders of Common Stock, in addition to business proposed (or persons nominated to be directors) by the directors of the Company, is business proposed (or persons nominated to be directors) by holders of Common Stock who comply with the notice and disclosure requirements set forth in the

Certificate of Incorporation. In general, the Certificate of Incorporation requires that a stockholder give the Company notice of proposed business or nominations no later than 60 days before the annual meeting of holders of Common Stock (meaning the date on which the meeting is first scheduled and not postponements or adjournments thereof) or (if later) 10 days after the first public notice of the annual meeting is sent to holders of Common Stock. In general, the notice must also contain information about the stockholder proposing the business or nomination, the stockholder's interest in the business, and (with respect to nominations for director) information about the nominee of the nature ordinarily required to be disclosed in public proxy solicitation statements. The stockholder also must submit a notarized letter from each of the stockholder's nominees stating the nominee's acceptance of the nomination and indicating the nominee's intention to serve as director if elected.

  The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws requires a greater percentage. The Certificate of Incorporation provides that approval by the holders of at least 66 2/3% of the outstanding voting stock of the Company is required to amend the provisions of the Certificate of Incorporation previously discussed and certain other provisions, except that approval of at least 80% of the outstanding voting stock is required to amend the provisions prohibiting holders of Common Stock from acting by written consent.

REGISTRATION RIGHTS

  The Company granted demand and piggyback registration rights to the purchasers of its Series A, B and C Preferred Stock with respect to the Common Stock issued upon conversion of that Preferred Stock, to the lenders under the Loan Agreement with respect to the Common Stock issued in payment of the loan at the closing of the Company's initial public offering, and to such holders of Preferred Stock and lenders with respect to all shares of Common Stock they held as of April 19, 1995. Approximately 4,133,247 shares of Common Stock are entitled to these registration rights. Pursuant to these rights, a holder or holders of 20% or more of the securities covered by the registration rights agreement may make up to two requests for the Company to register under the Securities Act of 1933 (the "Securities Act") the sale of Common Stock covered by the agreement, subject to certain conditions. In addition, if the Company files a registration statement in connection with an offering of its Common Stock by it or its securityholders, the holders of these shares may request that the Company include in that registration all or any portion of these shares.

  The Company has also granted piggyback registration rights to Manuel Cincotta, Jr., Dr. Anthony Cincotta, Dr. Albert Meier and other holders of Common Stock pursuant to the Stockholder Rights Agreement, as amended, for Ergo Science Incorporated effective August 5, 1992. Approximately 2,389,025 shares of Common Stock are entitled to these piggyback registration rights.

  The Company also granted piggyback registration rights to persons who received Common Stock in connection with the issuance of the Series D Preferred Stock. Approximately 536,576 shares of Common Stock are entitled to these piggyback registration rights.

  Geneva obtained piggyback registration rights with respect to the 229,575 shares of Common Stock it received in connection with the signing of the Geneva Agreement. See "Business--Commercialization Strategy--Manufacturing."

  The Company also granted piggyback registration rights with respect to the 20,000 shares of Common Stock subject to an option that the Company granted its financial advisor upon the closing of its initial public offering.

  All of these registration rights are subject to cutback provisions. If the underwriters of the offering advise the Company that inclusion of these securities and any other securities held by other holders with piggyback registration rights will have a material adverse effect on the amount, price or distribution of the securities to be offered by the Company in the offering, the aggregate number of shares to be included in the registration will be allocated (i) 90% to the former holders of the Company's Series A, Series B and Series C Preferred Stock and lenders and (ii) 10% to all other security holders (including, without limitation, the Company's management). The Company has agreed to pay all expenses incurred by the holders of these registration rights in connection with a registration, including certain legal fees and expenses, but excluding underwriting discounts and commissions. None of these registration rights has been exercised in connection with this offering. See "Principal and Selling Stockholders."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 12,668,080 shares of Common Stock outstanding. Of these shares, the 2,500,000 shares of Common Stock sold in this offering will be, the 2,875,000 shares of Common Stock sold in the Company's initial public offering are, and 22,500 shares of Common Stock issued upon option exercises are, freely transferable without restriction under the Securities Act unless they are held by the Company's affiliates, as that term is used in Rule 144 under the Securities Act. The Company issued the remaining 7,270,580 shares of Common Stock in reliance on exemptions from the registration requirements of the Securities Act, and those shares are restricted securities under Rule 144. Those shares may not be sold publicly unless they are registered under the Securities Act, sold in compliance with Rule 144, or sold in a transaction that is exempt from registration. For purposes of Rule 144, the Company believes that none of the Company's outstanding shares has a holding period that began before April 27, 1995, when the Company exchanged its capital stock for the capital stock of Ergo Science Incorporated and interests in limited partnerships holding licenses from the Company. Therefore, none of those shares will be eligible for immediate sale in the public market without restriction under Rule 144(k), and none of those shares will be eligible for immediate sale under the manner-of-sale, volume and other limitations of Rule 144. Beginning April 27, 1997, 6,031,180 shares of Common Stock will become eligible for sale under Rule 144, based on current SEC rules and subject to compliance with the manner-of-sale, volume and other requirements of Rule 144, and the remaining outstanding shares will become eligible for sale subject to those limitations at later dates. Beginning April 27, 1998, those 6,031,180 shares of Common Stock will become eligible for sale under Rule 144(k) if they are not held by affiliates of the Company.

  In general, under Rule 144 a person (or persons whose sales are aggregated), including an affiliate, who has beneficially owned shares for at least two years is entitled to sell in broker transactions, within any three-month period commencing 90 days after this offering, a number of shares that does not exceed the greater of (i) 1% of the then outstanding Common Stock (approximately 126,681 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale and other limitations. In addition, a person who was not an affiliate of the Company during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years is entitled to sell the shares under Rule 144(k) without regard to the manner-of-sale, volume and other limitations of Rule 144. The SEC has proposed to shorten the holding periods under Rule 144 for restricted securities. The SEC has indicated that, if adopted, the proposed amendment would apply to all
outstanding restricted securities. However,        of those shares are subject
to lock-up agreements for 90 days after the date of this Prospectus. See "Underwriting."

  The holders of approximately 3,877,275 shares of Common Stock and their permitted transferees are entitled to demand registration of those shares under the Securities Act. See "Description of Capital Stock--Registration Rights."

  No prediction can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial numbers of shares by existing stockholders or by stockholders purchasing in this offering could have a negative effect on the market price of the Common Stock.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Cowen & Company, UBS Securities LLC, and Needham & Company, Inc., have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                                                    NUMBER OF
                                                                    SHARES OF
   UNDERWRITER                                                     COMMON STOCK
   -----------                                                     ------------
   Cowen & Company................................................
   UBS Securities LLC ............................................
   Needham & Company, Inc. .......................................
                                                                    ---------
     Total........................................................  2,500,000
                                                                    =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public initially at the price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $    per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $    per share to certain other dealers. After the offering,
the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,500,000 and the Company and the Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,500,000 shares are being offered.

  The Company and each Selling Stockholder that sells shares in the over-allotment option have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Company, its directors, officers, principal stockholders and Selling Stockholders have entered into agreements providing that, for a period of 90 days after the date of this Prospectus, they will not, without the prior written consent of Cowen & Company, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of Common Stock, or grant any option to purchase or right to acquire or acquire any option to dispose of any shares of Common Stock, except in certain limited circumstances.

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  In connection with this offering, certain Underwriters and selling group members, if any, or their respective affiliates who are qualifying registered market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934 (the "Exchange Act"), during the two business days before commencement of offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market makers' bid, however, the bid must then be lowered when certain purchase limits are exceeded.

  Cowen & Company and Needham & Company, Inc. acted as co-managers of the Company's initial public offering in December 1995, for which they received customary commissions.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Vinson & Elkins L.L.P., Dallas, Texas, and for the Underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Two partners of Vinson & Elkins L.L.P. are partners of a partnership that owns 47,857 shares of Common Stock, of which 14,725 shares are attributable to the interests of those partners of Vinson & Elkins L.L.P. However, those partners do not possess voting or disposition power with respect to those shares.

                                    EXPERTS

  The consolidated balance sheets of the Company at December 31, 1994 and 1995, and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for the years then ended, and for the portion after December 31, 1993, of the period from inception (January 23, 1990) to December 31, 1995, included in this Prospectus, have been included in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of the Company for the year ended December 31, 1993, and the portion ending December 31, 1993, of the period from inception (January 23, 1990) to December 31, 1993, have been included in reliance on the report of Ernst & Young LLP, independent auditors, given on authority of that firm as experts in accounting and auditing.

  The statements in the Prospectus under the captions "Risk Factors-- Uncertainty of Protection for Patents and Proprietary Technology," "Business-- Patents, Proprietary Rights and Licenses" and "Business--LSU Agreement" have been reviewed and approved by Darby & Darby, P.C., New York, New York, as experts on such matters, and are included in this Prospectus in reliance on that review and approval.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at prescribed rates at the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, as well as at the regional offices of the SEC at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. These reports, proxy statements and other information may also be obtained from the Web site that the SEC maintains at http:\\www.sec.gov.

  The Company has filed with the SEC a registration statement on Form S-1 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to its exhibits and schedules. Statements in this Prospectus about the contents of any contract or other document are not necessarily complete; reference is made in each instance to the copy of the contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by this reference to the exhibit.

                            ERGO SCIENCE CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants.......................................... F-2
Report of Independent Auditors............................................. F-3
Consolidated Balance Sheets as of December 31, 1994 and 1995 and March 31,
 1996 (unaudited).......................................................... F-4
Consolidated Statements of Operations and Deficit Accumulated During
 Development Stage for the years ended December 31, 1993, 1994 and 1995, for the period from inception (January 23, 1990) to December 31, 1995 and for the unaudited three month periods ended March 31, 1995 and 1996....... F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1993, 1994 and 1995, for the period from inception (January 23, 1990) to
 December 31, 1995 and for the unaudited three month periods ended March
 31, 1995 and 1996......................................................... F-6
Consolidated Statement of Stockholders' Equity (Deficit) for the period from inception (January 23, 1990) to December 31, 1995 and for the
 unaudited three month period ended March 31, 1996......................... F-7
Notes to Consolidated Financial Statements................................. F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ergo Science Corporation
(A Development Stage Enterprise):

  We have audited the accompanying consolidated balance sheets of Ergo Science Corporation (the "Company") (a development stage enterprise) as of December 31, 1994 and 1995 and the related consolidated statements of operations and deficit accumulated during the development stage, stockholders' equity (deficit), and cash flows for the years then ended and the period cumulative from inception (January 23, 1990) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Ergo Science Corporation for the period from inception to December 31, 1993. Such statements are included in the cumulative totals from inception to December 31, 1995. The total net loss from inception to December 31, 1993 reflects 26% of the cumulative total. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception to December 31, 1993, included in the cumulative totals, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ergo Science Corporation as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended and the period cumulative from inception (January 23, 1990) to December 31, 1995, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand l.l.p.

Boston, Massachusetts
March 1, 1996

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
Ergo Science Corporation
(A Development Stage Company):

  We have audited the accompanying consolidated statements of operations and deficit accumulated during the development stage, stockholders' deficit, and cash flows of Ergo Science Corporation (a development stage company) for the year ended December 31, 1993, and for the period from inception (January 23, 1990) to December 31, 1993 (not separately presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Ergo Science Corporation for the year ended December 31, 1993, and for the period from inception (January 23, 1990) to December 31, 1993 (not separately presented herein) in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Boston, Massachusetts
April 26, 1994

                           ERGO SCIENCE CORPORATION,
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS

                                             DECEMBER 31,
                                       --------------------------   MARCH 31,
                                           1994          1995          1996
                                       ------------  ------------  ------------
                                                                    (UNAUDITED)
               ASSETS
Current assets:
  Cash and cash equivalents..........  $  1,880,982  $ 15,896,373  $  8,177,095
  Short-term investments.............           --      6,325,502     8,860,301
  Prepaid and other current assets...        58,527       440,376       473,697
                                       ------------  ------------  ------------
    Total current assets.............     1,939,509    22,662,251    17,511,093
Equipment and leasehold improvements,
 net.................................     2,335,913     2,268,234     2,210,396
Investments and other assets.........        27,467        19,426        43,631
                                       ------------  ------------  ------------
    Total assets.....................  $  4,302,889  $ 24,949,911  $ 19,765,120
                                       ============  ============  ============
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued
   expenses..........................  $    566,874  $  2,313,847  $  1,235,540
  Accrued legal costs................       666,320       695,499       280,206
  Current portion of capital lease
   obligations.......................        27,138        43,114        44,178
                                       ------------  ------------  ------------
    Total current liabilities........     1,260,332     3,052,460     1,559,924
Long-term portion of capital lease
 obligations.........................        89,013        93,600        82,149
Deferred revenue.....................     5,744,329           --            --
Commitments and contingencies........           --            --            --
Redeemable preferred stock...........    17,884,209           --            --
Stockholders' equity (deficit):
  Preferred stock, $.01 par value,
   10,000,000 shares authorized;
   6,903 shares of Series D preferred
   stock issued and outstanding at
   December 31, 1995 and March 31,
   1996..............................           --      4,306,520     4,413,170
  Common stock, $.01 par value,
   authorized 6,250,000 shares at
   December 31, 1994, and 50,000,000
   at December 31, 1995 and March 31,
   1996; issued and outstanding
   2,500,025 shares at December 31,
   1994, 10,145,580 shares at
   December 31, 1995, and 10,168,080
   shares at March 31, 1996..........        25,000       101,456       101,681
  Additional paid-in capital.........     1,289,446    63,420,487    63,438,262
  Cumulative dividends on preferred
   stock.............................    (1,342,573)   (2,296,953)   (2,403,603)
  Deferred compensation..............      (918,308)   (1,849,150)   (1,650,069)
  Deficit accumulated during
   development stage.................   (19,728,559)  (41,878,509)  (45,776,394)
                                       ------------  ------------  ------------
    Total stockholders' equity
     (deficit).......................   (20,674,994)   21,803,851    18,123,047
                                       ------------  ------------  ------------
    Total liabilities and
     stockholders' equity (deficit)..  $  4,302,889  $ 24,949,911  $ 19,765,120
                                       ============  ============  ============

   The accompanying notes are an integral part of the consolidated financial statements

                            ERGO SCIENCE CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

         CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT ACCUMULATED
                          DURING THE DEVELOPMENT STAGE

                                                                     PERIOD FROM
                                                                      INCEPTION
                                                                  (JANUARY 23, 1990)   THREE MONTHS ENDED
                                YEARS ENDED DECEMBER 31,               THROUGH              MARCH 31,
                          --------------------------------------     DECEMBER 31,    ------------------------
                             1993         1994          1995             1995           1995         1996
                          -----------  -----------  ------------  ------------------ -----------  -----------
                                                                                     (UNAUDITED)  (UNAUDITED)
Revenues:
 Licensing and supplier
  fees..................                                             $    355,671
 Interest...............  $   107,710  $   214,916  $     94,348          557,486    $    17,267  $   270,402
                          -----------  -----------  ------------     ------------    -----------  -----------
                              107,710      214,916        94,348          913,157         17,267      270,402
Operating expenses:
 Research and
  development...........    2,403,683    4,917,830     8,643,926       19,445,268      1,961,192    2,926,409
 Purchase of in-process
  research and
  development...........          --           --      7,020,064        7,020,064            --       168,750
 General and
  administrative........    3,165,038    4,256,934     6,580,308       16,139,941      1,930,450    1,073,128
                          -----------  -----------  ------------     ------------    -----------  -----------
                            5,568,721    9,174,764    22,244,298       42,605,273      3,891,642    4,168,287
                          -----------  -----------  ------------     ------------    -----------  -----------
 Net loss...............   (5,461,011)  (8,959,848)  (22,149,950)     (41,692,116)    (3,874,375)  (3,897,885)
 Accretion of dividends
  on preferred stock....     (409,357)    (933,216)     (668,313)      (2,010,886)      (268,281)    (106,650)
 Dividends on redeemable
  preferred stock.......          --           --     (7,123,536)      (7,123,536)           --           --
 Dividends on preferred
  stock.................          --           --     (2,018,763)      (2,018,763)           --           --
                          -----------  -----------  ------------     ------------    -----------  -----------
 Net loss to common
  stockholders..........  $(5,870,368) $(9,893,064) $(31,960,562)    $(52,845,301)   $(4,142,656) $(4,004,535)
                          ===========  ===========  ============     ============    ===========  ===========
Net loss per common
 share..................  $     (1.52) $     (2.56) $      (8.06)                    $     (1.07) $      (.39)
                          ===========  ===========  ============                     ===========  ===========
Weighted average common
 shares outstanding.....    3,857,915    3,857,940     3,966,266                       3,887,838   10,146,899
                          ===========  ===========  ============                     ===========  ===========



   The accompanying notes are an integral part of the consolidated financial statements

                            ERGO SCIENCE CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        PERIOD FROM
                                                                         INCEPTION            THREE MONTHS
                                 YEARS ENDED DECEMBER 31,            (JANUARY 23, 1990)      ENDED MARCH 31,
                          -----------------------------------------       THROUGH       --------------------------
                              1993          1994          1995       DECEMBER 31, 1995      1995          1996
                          ------------  ------------  -------------  ------------------ ------------  ------------
                                                                                        (UNAUDITED)   (UNAUDITED)
Cash flows from
 operating activities:
 Net loss...............  $ (5,461,011) $ (8,959,848) $ (22,149,950)   $ (41,692,116)   $ (3,874,375) $ (3,897,885)
 Adjustment to reconcile
  net loss to cash used
  by operating
  activities:
 Depreciation and
  amortization..........       205,193       787,651      1,339,867        2,449,369         299,245       436,139
 Noncash purchase of in-
  process research and
  development...........           --            --       5,520,064        5,520,064             --        168,750
 Loss on sale of
  equipment.............        28,331           --             --            28,331             --            --
 Noncash charge for
  renegotiated supplier
  agreement.............           --            --       1,747,931        1,747,931       1,089,356           --
 Changes in operating
  assets and
  liabilities:
  Accounts and notes
   receivable...........       517,900           --             --               --              --            --
  Prepaid and other
   current assets.......       (15,079)      (19,448)      (381,849)        (440,376)         28,585       (33,321)
  Investments and other
   assets...............       (18,532)       (5,068)         8,975          (71,568)          3,863       (24,205)
  Accounts payable and
   accrued expenses.....       942,162       (14,744)     1,746,151        2,979,345       1,602,803    (1,662,351)
  Deferred revenue......     1,250,000           --        (184,615)       5,559,714             --            --
  Deposit liability.....    (1,050,000)          --             --               --              --            --
  Other noncash
   charges..............           --            --          86,347           86,347             --            --
                          ------------  ------------  -------------    -------------    ------------  ------------
Net cash used for
 operating activities...    (3,601,036)   (8,211,457)   (12,267,079)     (23,832,959)       (850,523)   (5,012,873)
                          ------------  ------------  -------------    -------------    ------------  ------------
Cash flows from
 investing activities:
 Purchase of short-term
  investments...........           --            --      (6,325,502)      (6,325,502)            --     (4,015,550)
 Proceeds from sale and
  maturity of short-term
  investments...........           --            --             --               --              --      1,480,750
 Purchase of equipment
  and leasehold
  improvements..........    (1,677,935)   (1,102,934)      (737,335)      (3,707,867)       (143,052)     (179,218)
 Proceeds received on
  sale of equipment.....        31,724           --             --            31,724             --            --
                          ------------  ------------  -------------    -------------    ------------  ------------
Net cash used in
 investing activities...    (1,646,211)   (1,102,934)    (7,062,837)     (10,001,645)       (143,052)   (2,714,018)
                          ------------  ------------  -------------    -------------    ------------  ------------
Cash flows from
 financing activities:
 Proceeds from issuance
  of convertible debt,
  net...................           --            --             --         3,409,552             --            --
 Distributions paid to S
  Corp. stockholder.....      (166,910)          --             --          (186,393)            --            --
 Principal payments
  under capital lease
  obligations...........        (5,103)       (8,733)       (37,727)         (59,048)         (8,090)      (10,387)
 Proceeds from issuance
  of promissory notes...           --            --       7,000,000        7,000,000             --            --
 Repayment of promissory
  notes.................           --            --      (3,000,000)      (3,000,000)            --            --
 Proceeds from issuance
  of common stock and
  Series D redeemable
  stock.................           --             20      1,352,666        1,392,686             --            --
 Proceeds received from
  capital
  contributions.........        33,224        68,952            --           102,176             --            --
 Proceeds from issuance
  of Series B and C
  redeemable convertible
  preferred stock.......    10,041,986     2,999,650      4,999,892       18,041,528             --            --
 Proceeds from issuance
  of common stock, net
  of issuance costs.....           --            --      23,030,476       23,030,476             --            --
 Proceeds from stock
  options exercised.....           --            --             --               --              --         18,000
                          ------------  ------------  -------------    -------------    ------------  ------------
 Net cash provided by
  financing activities..     9,903,197     3,059,889     33,345,307       49,730,977          (8,090)        7,613
                          ------------  ------------  -------------    -------------    ------------  ------------
 Net increase (decrease)
  in cash and cash
  equivalents...........     4,655,950    (6,254,502)    14,015,391       15,896,373      (1,001,665)   (7,719,278)
 Cash and cash
  equivalents at
  beginning of period...     3,479,534     8,135,484      1,880,982              --        1,880,982    15,896,373
                          ------------  ------------  -------------    -------------    ------------  ------------
 Cash and cash
  equivalents at end of
  period................  $  8,135,484  $  1,880,982  $  15,896,373    $  15,896,373    $    879,317  $  8,177,095
                          ============  ============  =============    =============    ============  ============

   The accompanying notes are an integral part of the consolidated financial statements

                            ERGO SCIENCE CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                        DEFICIT
                                                                         CUMULATIVE                   ACCUMULATED
                   PREFERRED STOCK      COMMON SHARES      ADDITIONAL   DIVIDENDS ON                    DURING
                  ------------------ --------------------   PAID-IN      REDEEMABLE      DEFERRED     DEVELOPMENT
                  SHARES   AMOUNT      SHARES    AMOUNT     CAPITAL    PREFERRED STOCK COMPENSATION      STAGE
                  ------ ----------- ---------- --------- ------------ --------------- ------------  -------------
Issuance of
 common stock,
 $.01 par value,
 in connection
 with
 incorporation..                      2,500,000 $  25,000 $     15,000
Net loss for
 period.........                                                                                     $    (253,963)
                                     ---------- --------- ------------                               -------------
Balance at
 December 31,
 1990...........                      2,500,000    25,000       15,000                                    (253,963)
Net loss for
 period.........                                                                                        (1,546,603)
                                     ---------- --------- ------------                               -------------
Balance at
 December 31,
 1991...........                      2,500,000    25,000       15,000                                  (1,800,566)
Distributions
 paid to S Corp.
 stockholder....                                                                                           (19,483)
Net loss for
 period.........                                                                                        (3,320,741)
                                     ---------- --------- ------------                               -------------
Balance at
 December 31,
 1992...........                      2,500,000    25,000       15,000                                  (5,140,790)
Capital
 contribution...                                                33,224
Distributions
 paid to S Corp.
 stockholder....                                                                                          (166,910)
Accretion of
 dividends on
 redeemable
 preferred
 stock..........                                                        $   (409,357)
Net loss for
 period.........                                                                                        (5,461,011)
                                     ---------- --------- ------------  ------------                 -------------
Balance at
 December 31,
 1993...........                      2,500,000    25,000       48,224      (409,357)                  (10,768,711)
Capital
 contribution...                                                68,952
Accretion of
 dividends on
 redeemable
 preferred
 stock..........                                                            (933,216)
Exercise of
 stock option...                             25                     20
Issuance of
 compensatory
 stock option
 grants.........                                             1,172,250                 $ (1,172,250)
Amortization of
 deferred
 compensation...                                                                            253,942
Net loss for
 period.........                                                                                        (8,959,848)
                                     ---------- --------- ------------  ------------   ------------  -------------
Balance at
 December 31,
 1994...........                      2,500,025    25,000    1,289,446    (1,342,573)      (918,308)   (19,728,559)
Accretion of
 dividends on
 preferred
 stock..........                                                          (1,233,366)
Forgiveness of
 accretion of
 dividends on
 preferred
 stock..........                                                           1,673,693
Dividend on
 preferred
 stock..........                                             7,123,536    (7,123,536)
Purchase of in-
 process
 research and
 development for
 common stock...                        403,875     4,039    6,429,661
Common stock
 issuance
 related to
 supplier
 agreements.....                        229,575     2,296    3,158,679
Issuance of
 common stock...                         33,394       334      533,970
Issuance of
 compensatory
 stock option
 grants.........                                             1,421,803                   (1,421,803)
Dividend on
 preferred
 stock..........                        224,307     2,243    2,016,520    (2,018,763)
Conversion of
 Series A, B,
 and C preferred
 stock into
 common stock...                      3,427,637    34,276   14,383,715     7,747,592
Conversion of
 Bridge Loan and
 interest to
 common stock...                        451,767     4,518    4,061,431
Conversion of
 Series D
 preferred
 stock..........  6,903  $ 4,306,520
Issuance of
 common stock in
 initial public
 offering, net
 of offering
 costs of
 $1,033,274.....                      2,875,000    28,750   23,001,726
Amortization of
 deferred
 compensation...                                                                            490,961
Net loss for
 period.........                                                                                       (22,149,950)
                  -----  ----------- ---------- --------- ------------  ------------   ------------  -------------
Balance at
 December 31,
 1995...........  6,903    4,306,520 10,145,580   101,456   63,420,487    (2,296,953)    (1,849,150)   (41,878,509)
                  -----  ----------- ---------- --------- ------------  ------------   ------------  -------------
Accretion of
 dividends on
 preferred
 stock..........             106,650                                        (106,650)
Exercise of
 stock option...                         22,500       225       17,775
Amortization of
 deferred
 compensation...                                                                            199,081
Net loss for the
 three months
 ended March 31,
 1996...........                                                                                        (3,897,885)
                  -----  ----------- ---------- --------- ------------  ------------   ------------  -------------
Balance at March
 31, 1996
 (unaudited)....  6,903  $ 4,413,170 10,168,080 $ 101,681 $ 63,438,262  $ (2,403,603)  $ (1,650,069) $ (45,776,394)
                  =====  =========== ========== ========= ============  ============   ============  =============
                       TOTAL
                   STOCKHOLDER'S
                  EQUITY (DEFICIT)
                  ----------------
Issuance of
 common stock,
 $.01 par value,
 in connection
 with
 incorporation..    $     40,000
Net loss for
 period.........        (253,963)
                  ----------------
Balance at
 December 31,
 1990...........        (213,963)
Net loss for
 period.........      (1,546,603)
                  ----------------
Balance at
 December 31,
 1991...........      (1,760,566)
Distributions
 paid to S Corp.
 stockholder....         (19,483)
Net loss for
 period.........      (3,320,741)
                  ----------------
Balance at
 December 31,
 1992...........      (5,100,790)
Capital
 contribution...          33,224
Distributions
 paid to S Corp.
 stockholder....        (166,910)
Accretion of
 dividends on
 redeemable
 preferred
 stock..........        (409,357)
Net loss for
 period.........      (5,461,011)
                  ----------------
Balance at
 December 31,
 1993...........     (11,104,844)
Capital
 contribution...          68,952
Accretion of
 dividends on
 redeemable
 preferred
 stock..........        (933,216)
Exercise of
 stock option...              20
Issuance of
 compensatory
 stock option
 grants.........
Amortization of
 deferred
 compensation...         253,942
Net loss for
 period.........      (8,959,848)
                  ----------------
Balance at
 December 31,
 1994...........     (20,674,994)
Accretion of
 dividends on
 preferred
 stock..........      (1,233,366)
Forgiveness of
 accretion of
 dividends on
 preferred
 stock..........       1,673,693
Dividend on
 preferred
 stock..........
Purchase of in-
 process
 research and
 development for
 common stock...       6,433,700
Common stock
 issuance
 related to
 supplier
 agreements.....       3,160,975
Issuance of
 common stock...         534,304
Issuance of
 compensatory
 stock option
 grants.........
Dividend on
 preferred
 stock..........
Conversion of
 Series A, B,
 and C preferred
 stock into
 common stock...      22,165,583
Conversion of
 Bridge Loan and
 interest to
 common stock...       4,065,949
Conversion of
 Series D
 preferred
 stock..........       4,306,520
Issuance of
 common stock in
 initial public
 offering, net
 of offering
 costs of
 $1,033,274.....      23,030,476
Amortization of
 deferred
 compensation...         490,961
Net loss for
 period.........     (22,149,950)
                  ----------------
Balance at
 December 31,
 1995...........      21,803,851
                  ----------------
Accretion of
 dividends on
 preferred
 stock..........
Exercise of
 stock option...          18,000
Amortization of
 deferred
 compensation...         199,081
Net loss for the
 three months
 ended March 31,
 1996...........      (3,897,885)
                  ----------------
Balance at March
 31, 1996
 (unaudited)....    $ 18,123,047
                  ================

   The accompanying notes are an integral part of the consolidated financial statements.

                           ERGO SCIENCE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Organization

  Ergo Science Development Corporation ("Ergo") was incorporated on January 23, 1990. Ergo operated as an S Corporation from inception to September 10, 1992, when it converted to a C Corporation. In April 1995, Ergo went through a recapitalization whereby all the stock of Ergo was exchanged on a one-for-one basis for an equal amount of stock in Ergo Science Holdings, Incorporated, previously a wholly-owned subsidiary of Ergo. Subsequent to the recapitalization, Ergo Science Holdings, Incorporated changed its name to Ergo Science Corporation (the "Company"). The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All intercompany accounts and transactions are eliminated upon consolidation.

  The Company is a development stage enterprise as defined in Statement of Financial Accounting Standards No. 7, and is devoting all of its efforts to conducting research and development and raising capital to fund operations. The ultimate success of the Company is dependent upon the development and marketing of its products and its ability to secure adequate financing until the Company is operating profitably.

 Research and Development Costs

  Research and development costs are expensed as incurred.

 Cash Equivalents and Investments

  The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

  Debt securities are classified as held-to-maturity when the Company has positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Debt securities not classified as held-to-maturity are classified as available for sale and stated at fair value.

  At December 31, 1994 and 1995 cash equivalents were composed primarily of investments in money market funds and held-to-maturity securities with original maturities of three months or less. Due to the nature of these securities, there were no unrealized gains or losses at the balance sheet dates. These investments consisted of United States Government obligations and high grade commercial paper and asset backed securities that mature within 90 days of purchase. The held-to-maturity securities are recorded at their amortized cost.

 Concentration of Credit Risk

  The Company has not realized any losses on its investments. The Company has invested the net proceeds of its initial public offering in short-term, interest-bearing, investment-grade securities, including U.S. Treasury and agency securities and high-grade corporate notes.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

 Uncertainties

  The Company is subject to risks common to companies in the pharmaceutical industry including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with FDA governmental regulations.

                           ERGO SCIENCE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

 Net Loss Per Common Share

  Net loss per common share is computed based upon the weighted average number of common shares and common equivalent shares (using the treasury stock method) outstanding after certain adjustments described below. Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be anti-dilutive, except that, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common and common equivalent shares issued during the twelve-month period prior to the filing of the initial public offering, even when antidilutive, have been included in the calculation as if they were outstanding for all periods through September 30, 1995, using the treasury stock method. In the computation of net loss per common share, accretion of preferred stock to the mandatory redemption amount is included as an increase to net loss available to common stockholders.

  Fully diluted net loss per common share is the same as primary net loss per common share.

 Equipment and Leasehold Improvements

  Equipment and leasehold improvements are stated at cost. Depreciation is calculated using straight-line basis over a 2 to 7 year estimated useful life. Leasehold improvements are amortized over the shorter of the life of the leases or the estimated useful life of the related assets. Repairs and maintenance costs are charged to expense as incurred. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income.

 Capital Leases

  Assets and liabilities relating to capital leases are recorded at the present value of the future minimum rental payments using interest rates appropriate at the inception of the lease. Capital lease amortization is included with depreciation and amortization expense.

 Organization Costs

  Certain costs associated with organizing the Company have been capitalized and are being amortized on a straight-line basis over a period of five years.

 Income Taxes

  The Company accounts for income taxes using the asset and liability method of accounting for income taxes.

 Stock-Based Compensation

  In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") was issued and will require the Company to elect either expense recognition under FAS 123 or its disclosure-only alternative for stock-based employee compensation. The expense recognition provision encouraged by FAS 123 would require fair-value based financial accounting to recognize compensation expense for employee stock compensation plans. FAS 123 must be adopted in the Company's fiscal 1996 financial statements with comparable disclosures for the prior years. The Company has determined that it will elect the disclosure-only alternative. The Company will be required to disclose the pro forma net income or loss and per share amounts in the notes to the financial statements using the fair-value based method beginning in fiscal 1996 with comparable disclosures for fiscal 1995. The Company has not determined the impact of these pro forma adjustments.

                           ERGO SCIENCE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

2. SHORT-TERM INVESTMENTS

  The following is a summary of held-to-maturity securities not classified as cash and cash equivalents as of December 31:

                                                               1994     1995
                                                               ----- ----------
     Commercial paper......................................... $ --  $2,388,948
     Federal agency notes.....................................   --   3,936,554
                                                               ----- ----------
     Total short-term investments............................. $ --  $6,325,502
                                                               ===== ==========

  Since held-to-maturity securities are short-term in nature, changes in market interest rates would not have a significant impact on fair value of these securities. These securities are carried at amortized cost which approximate fair value. All short-term investments mature within 183 days of December 31, 1995.

3. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements consist of the following at December
31:

                                                            1994        1995
                                                         ----------  ----------
   Furniture and equipment.............................. $  588,425  $  735,333
   Lab equipment........................................  1,026,260   1,475,123
   Leasehold improvements...............................  1,389,752   1,551,408
                                                         ----------  ----------
                                                          3,004,437   3,761,864
   Accumulated depreciation and amortization............   (668,524) (1,493,630)
                                                         ----------  ----------
   Equipment and leasehold improvements, net............ $2,335,913  $2,268,234
                                                         ==========  ==========

  Depreciation expense for the years ended December 31, 1993, 1994 and 1995 was $116,276, $522,920 and $802,275, respectively, and for the three month periods ended March 31, 1995 and 1996, was $216,387 and $237,057, respectively. Assets under capital leases, net of accumulated amortization at December 31, 1994 and 1995 were $101,216 and $127,280, respectively.

4. LEASES

  The Company leases office and research space under operating lease arrangements which expire on various dates through 1999. Certain operating lease arrangements include options to renew for additional periods or payment terms that are subject to increases due to taxes and other operating costs of the lessor. In addition, the Company leases certain equipment under lease arrangements which have been accounted for as capital leases. Future minimum commitments, by year and in the aggregate, under these long-term noncancelable leases consist of the following at December 31, 1995:

                                                CAPITAL LEASES OPERATING LEASES
                                                -------------- ----------------
   1996.......................................     $ 54,685        $305,469
   1997.......................................       54,685         252,325
   1998.......................................       45,482           6,174
   1999.......................................        2,979           3,087
                                                   --------        --------
                                                    157,831        $567,055
                                                                   ========
   Less amounts representing interest.........       21,117
                                                   --------
   Present value of minimum lease payments....      136,714
   Less current portion of capital lease obli-
    gations...................................       43,114
                                                   --------
   Long-term portion of capital lease obliga-
    tions.....................................     $ 93,600
                                                   ========

                           ERGO SCIENCE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

  Rent expense for the years ended December 31, 1993, 1994 and 1995 and the period from January 23, 1990 (date of inception) to December 31, 1995, amounted to $108,217, $247,930, $251,637 and $697,337, respectively, and for the three month periods ended March 31, 1995 and 1996, was $60,932 and $92,407, respectively.

  Cash paid for interest on capital leases for the years ended December 31, 1993, 1994 and 1995 was $547, $2,023, and $13,908, respectively, and for the three month periods ended March 31, 1995 and 1996, was $2,602 and $2,612, respectively.

5. INCOME TAXES

  Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                         1994          1995
                                                      -----------  ------------
   Deferred tax assets:
     Deferred revenue................................ $   790,000  $        --
     Equipment and leasehold improvements............      17,000       166,000
     Research and development credits................     531,000     1,008,000
     Deferred compensation...........................     367,000       740,000
     In-process research and development.............         --        600,000
     Net operating loss..............................   6,525,000    11,798,000
     Other--net......................................       6,000           --
                                                      -----------  ------------
   Total deferred tax assets.........................   8,236,000    14,312,000
   Valuation allowance for deferred tax assets.......  (8,220,000)  (14,312,000)
                                                      -----------  ------------
                                                           16,000           --
   Deferred tax liabilities:
     Prepaid expenses and other current assets.......      16,000           --
                                                      -----------  ------------
   Total deferred tax liabilities....................      16,000           --
                                                      -----------  ------------
   Net deferred tax assets...........................         --            --
                                                      ===========  ============

  The changes in the total valuation allowance for the years ended December 31, 1994 and 1995 were increases of $3,942,000 and $6,092,000 respectively.

  During 1993, the Company converted from the cash basis to the accrual basis for income tax purposes. As of December 31, 1995, the Company had net operating loss carry forwards for income tax purposes of approximately $30 million which expire through 2009. The Company's ability to use the carry forwards is subject to limitations resulting from an ownership change as defined in Internal Revenue Code Sections 382 and 383.

6. CAPITAL STOCK

  In October 1995, the Board of Directors increased the number of authorized shares of common stock to 50,000,000 and the authorized number of shares of preferred stock to 10,000,000. The Board of Directors may establish, without stockholder approval, one or more classes or series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors may designate. Also in October 1995, the Company effected a 25-for-1

                           ERGO SCIENCE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

stock split and converted all shares of the Company's Class A Common Stock and Class B Common Stock into one class of common stock. Accordingly, all share and per share amounts have been adjusted to reflect the stock splits and the Class A/Class B conversion as though they had occurred at the beginning of the initial period presented.

  On September 10, 1992, the Company issued $3,500,000 principal amount of Series A 6% convertible notes for cash at face value. On October 12, 1993, the Company converted the $3,500,000 of Series A 6% convertible notes into 8,826 shares of Voting Series A 6% Redeemable Convertible Preferred Stock, $.01 par value, with a stated value of $3,730,750. In connection therewith, the Company recognized a charge to expense of $48,458 representing the remaining unamortized balance of the deferred issuance costs.

  On October 12, 1993, the Company sold 20,940 shares of Voting Series B 6% Redeemable Convertible Preferred Stock, $.01 par value, for an aggregate amount of $10,041,986.

  On July 15, 1994, the Company sold 6,255 shares of Voting Series C 6% Redeemable Convertible Preferred Stock, $.01 par value, for an aggregate amount of $2,999,605.

  Each share of Series A, Series B, and Series C 6% Redeemable Convertible Preferred Stock (the "Preferred Stock") was convertible, at the option of the stockholder, into common stock by dividing the stated value for each share adjusted for unpaid and undeclared dividends (in effect at the time) by the conversion price (in effect at the time). The conversion price of the Preferred Stock was subject to adjustment under certain conditions identified in the agreement, and automatically converted upon the closing of the public offering into shares of common stock of the Company, at the conversion price in effect at the time.

  The holders of Preferred Stock were also entitled to voting rights equal to the number of common shares into which the preferred shares would have been converted into at the time. The holders of Series A and Series C Preferred Stock each had the right to elect one member to the Board of Directors. The holders of Series B Preferred Stock had the right to elect two members to the Board of Directors. Such voting power terminated upon the public offering.

  The holders of Preferred Stock were entitled to receive quarterly cash dividends at a rate of 6% per annum, compounded semi-annually, on the stated value thereof, commencing November 1, 1993, for Series A and Series B Preferred Stock and August 1, 1994 for Series C Preferred Stock. Accumulated and unpaid dividends were accreted and charged to cumulative dividends on redeemable preferred stock. Such dividends were cumulative, commencing on the date of original issue, and payable to holders of record when and as declared by the Board of Directors. The dividend value of the Preferred Stock was $31.64, $35.83 and $13.22 per share for Series A, Series B and Series C Preferred Stock, respectively, at December 31, 1994. Unpaid and undeclared dividends to holders of Preferred Stock amounting to $509,525, $750,373 and $82,675 for Series A, Series B and Series C, respectively, had been accreted in cumulative dividends on redeemable preferred stock at December 31, 1994.

  In the event of liquidation, the holders of Preferred Stock were entitled to be paid a liquidation amount equal to the greater of the conversion amount per share at the time or the stated value per share at the time. As of December 31, 1994, the aggregate liquidation values, of the Series A, Series B and Series C Preferred Stock were $4,009,525, $10,792,359 and $3,082,325, respectively.

  On May 30, 1995, the Company sold 10,426 shares of Series C Preferred Stock, par value $.01, for $4,999,892.

                           ERGO SCIENCE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

  On September 1, 1995, the Series A, Series B and Series C Preferred Stock designations were amended. The affect of this amendment was to cancel the accretion of dividends on the Series A Preferred Stock since its conversion on October 13, 1993, and the accretion on Series B and Series C Preferred Stocks since their issuance and to reset the stated values at September 1, 1995 to the original stated values of each series. The Company re-commenced accreting dividends on September 1, 1995. In connection with these amendments, the Company recorded a preferred stock dividend in the amount of $7,123,536 which reflects the difference between the $9.00 per share fair market value of the Company's common stock on the date of amendments and the $6.41 per share amended weighted average conversion price of the Series A, B and C Preferred Stock, multiplied by the number of additional shares of common stock those preferred stockholders received upon conversion.

  In September 1995, the Company obtained a loan commitment from the holders of the Series A, B and C Preferred Stock for an amount up to $6,000,000. The Company received an initial advance against this commitment of $1,000,000 and had the option to draw further advances in installments of $1,000,000. Outstanding amounts bore interest at 10% and would mature at the earlier of the closing of a private placement, the closing of an initial public offering ("IPO"), or January 31, 1996. Upon the maturity of the outstanding amounts which resulted from the closing of the IPO the Company issued the investors 451,767 shares of common stock of the Company equal to the outstanding amount, $4,065,949 divided by $9.00 per share in full satisfaction of amounts under the loan.

  On December 19, 1995, the Company completed its IPO and sold an aggregate of 2,875,000 shares of common stock at $9.00 per share resulting in net proceeds, after deducting underwriting discounts and offering costs, of approximately $23,030,476. In addition, upon the closing of the IPO, the Series A, B and C Preferred Stock including all applicable dividends accreted in cumulative dividends on redeemable preferred stock since September 1, 1995, were automatically converted into shares of common stock in accordance with the underlying agreements.

  On April 27, 1995, in connection with a revised license and royalty agreement negotiated with Louisiana State University ("LSU"), the Company issued 125,000 shares of common stock to certain inventors, including two members of the Company's Board of Directors. The shares were issued in exchange for the inventors' share of the royalty obligation the Company has under the royalty agreement with LSU. Accordingly, the Company recorded a $2,000,000 charge for the purchase of in-process research and development.

  See Note 7 for a description of Series D Preferred Stock.

7. LICENSE AGREEMENTS AND SUPPLIER CONTRACTS

  In the fall of 1991, the Company entered into an exclusive licensing arrangement with an investment group organized in New England (the "New England Group"). Under the terms of this arrangement, a partnership (the "New England Venture") organized by the investment group acquired an exclusive license arrangement to commercialize the Company's products and medical protocols in the six New England States. In the spring of 1992, the Company, the New England Group, and a group of investors in Florida organized a partnership (the "Florida Venture") to commercialize the Company's products and medical protocols in the state of Florida. The Company entered into a license arrangement with the Florida Venture to commercialize the products and medical protocols in Florida.

  In the fall of 1992, the Company organized a partnership to commercialize the Company's products and medical protocols in the state of Louisiana (the "Louisiana Venture"). The Company entered into a license arrangement with the Louisiana Venture to commercialize the products and medical protocols in Louisiana.

                           ERGO SCIENCE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

  During 1991 and 1993, the Company received fees from two suppliers for the exclusive right to supply the Company with certain drug products. In exchange, the Company agreed to purchase all of its drug requirements from the suppliers at agreed upon prices.

  $1,950,000 of the license fees and $1,750,000 of the supplier contracts fees received by the Company were characterized as nonrefundable in the respective agreements. Through December 31, 1992, such nonrefundable fees were recognized as revenue over the period from receipt of funds to the estimated date of FDA approval because of the Company's obligations to perform research and sponsor clinical trials prior to that approval. However, during 1993, the Company began discussions with the sublicensees about exchanging their sublicense rights for the Company's common stock. The Company also began discussions with suppliers to renegotiate the supply contracts to fit more closely the redesigned plan for commercialization of its products. Therefore, no additional deferred revenue from sublicensing fees and from supplier contracts had been recognized in 1993 and 1994.

  Effective January 1, 1995, the Company renegotiated the contract with one of its drug suppliers. In recognition of the supplier's initial contribution of its supply agreement fee to fund the Company's drug development efforts, the Company issued 156,400 shares of common stock, par value $.01. The Company assigned a value of $16.00 per share; the value assigned in excess of the unamortized deferred revenue from the fees previously received resulted in a net charge to operations of $1,089,356 in January 1995. The Company subsequently issued an additional 73,175 shares of common stock to the supplier under antidilution provisions of the renegotiated agreement, which resulted in a net charge to operations of $658,575 in November 1995.

  In September 1995, the Company terminated its manufacturing agreement with the other drug supplier and recorded a charge of $215,385 for a cash payment to that supplier.

  In April 1995, the Company went through a recapitalization whereby all the stock of the Company was exchanged on a one-for-one basis for an equal amount of stock in Ergo Science Holdings, Incorporated, previously a wholly-owned subsidiary of the Company. Subsequent to the recapitalization, Ergo Science Holdings, Inc. changed its name to Ergo Science Corporation.

  As a result of the redesigned plan for commercialization of the Company's products, territorial sublicenses were no longer commercially feasible for the partnerships. Accordingly, on April 27, 1995, the Company effectively canceled the partnership sublicenses by acquiring all the partners' interests in the New England Venture, the Florida Venture and the Louisiana Venture. Rather than return the sublicense fees, including both the refundable and unamortized nonrefundable portions originally contributed by the partnerships, the Company issued 278,875 shares of common stock and 5,618 shares of Series D Preferred Stock, par value $.01. The Company ascribed a value of $16.00 per share to the common stock issued and $584.00 per share to the Series D Preferred Stock. The excess of fair value of the stock issued over the related unamortized deferred revenue resulted in a net charge to operations of $3,520,000 for the purchase of in-process research and development.

  The holders of Series D Preferred Stock are also entitled to receive quarterly cash dividends at a rate of 6% per annum compounded semiannually on the stated value. Such dividends shall be cumulative, commencing on the date of original issue, and shall be payable to holders of record, when and as declared, by the Board of Directors. The Company will have the option to convert the Series D Preferred Stock into common stock during the 90 days after the Company receives FDA approval to market its first product, if it receives that approval. If the Company does not exercise its option to convert the Series D Preferred Stock into common stock within the

                           ERGO SCIENCE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

90 days, the Series D Preferred Stock will automatically be exchanged for subordinated debt securities at the end of the 90 days. The Company currently intends to exercise its option to convert the Series D Preferred Stock to common stock if a Trigger Event occurs, and, accordingly, the Series D Preferred Stock was recharacterized as Preferred Stock upon closing of the IPO. The terms of the Company's Series D Preferred Stock prohibit the Company from paying dividends on the common stock.

  On April 27, 1995, in conjunction with the recapitalization, the Company also sold 1,285 shares of the Series D Preferred Stock, par value $.01 and 33,400 shares of common stock, par value $.01, for $1,285,000.

  In November 1995, the Company declared a dividend of 224,307 shares of common stock to the holders of Series D Preferred Stock and, accordingly, recorded a charge in the fourth quarter of $2,018,763 to net loss to common stockholders.

8. PREFERRED STOCK

                                                 DECEMBER 31,
                                            ---------------------- MARCH 31,
                                               1994        1995       1996
                                            ----------- ---------- ----------
Series A redeemable convertible preferred
 stock, voting $.01 par value, authorized
 8,840 shares, issued and outstanding 8,826
 shares at December 31, 1994 and 0 shares
 at December 31, 1995 and March 31, 1996
 (at liquidation value).................... $ 4,009,525 $      --  $      --
Series B redeemable convertible preferred
 stock, voting $.01 par value, authorized
 21,000 shares, issued and outstanding
 20,940 shares at December 31, 1994 and 0
 shares at December 31, 1995 and March 31,
 1996 (at liquidation value)...............  10,792,359        --         --
Series C redeemable convertible preferred
 stock, voting, $.01 par value, authorized
 16,681 shares, issued and outstanding
 6,255 shares at December 31, 1994 and 0
 shares at December 31, 1995 and March 31,
 1996 (at liquidation value)...............   3,082,325        --         --
Series D preferred stock, $.01 par value,
 authorized 8,000 shares, issued and
 outstanding 6,903 shares at December 31,
 1995 and March 31, 1996 (liquidation
 preference $7,181,190 and $7,287,840,
 respectively).............................         --   4,306,520  4,413,170
                                            ----------- ---------- ----------
                                            $17,884,209 $4,306,520 $4,413,170
                                            =========== ========== ==========

  Upon completion of the IPO, the Series D Preferred Stock was no longer redeemable at the holder's option. See Note 7.

9. STOCK OPTIONS AND INCENTIVE PLAN

  The Company has granted options to purchase shares of common stock to key employees and directors. The options vest over periods of up to four years and expire at various dates through December 31, 2006.

  In October 1995, the Company granted to various employees options to purchase 621,625 shares of common stock at $6.71 per share. Deferred compensation of $1,423,521 related to those option grants will be amortized to operations over the four-year vesting period of the options.

                           ERGO SCIENCE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

  In October 1995, the Company agreed that it would issue to its financial advisor, at the closing of the IPO, an option exercisable for three years to acquire 20,000 shares of common stock at an exercise price per share equal to $9.00.

  In December 1995, the Company granted one of its medical advisors an option to purchase 10,000 shares of common stock at an exercise price equal to $9.00 per share. One quarter of these shares vested on the grant date and the balance will vest over three years.

  Information related to stock option activity for the period from inception to December 31, 1995 is as follows:

                                                         SHARES    OPTION PRICE
                                                        ---------  ------------
   Outstanding at December 31, 1991
     Granted...........................................   394,725  $       0.80
                                                        ---------
   Outstanding at December 31, 1992....................   394,725
     Granted...........................................    31,250          0.80
                                                        ---------
   Outstanding at December 31, 1993....................   425,975
     Granted...........................................   100,000          0.80
     Exercised.........................................       (25)         0.80
                                                        ---------
   Outstanding at December 31, 1994....................   525,950
     Granted...........................................   651,625     6.71-9.00
     Canceled..........................................      (750)         6.71
                                                        ---------
   Outstanding at December 31, 1995.................... 1,176,825
     Granted...........................................    25,000         22.00
     Exercised.........................................   (22,500)  18.75-20.75
     Canceled..........................................      (750)         6.71
                                                        ---------  ------------
   Outstanding at March 31, 1996....................... 1,178,525  $ 0.80-22.00
                                                        =========  ============

  At December 31, 1995 and March 31, 1996 there were 454,175 and 431,675 options exercisable, respectively. In connection with the issuance of stock options at exercise prices below fair market value, as determined by the Company's Board of Directors, the Company recorded compensation expense of $253,942 and $490,961 for the years ended December 31, 1994 and 1995, respectively, and $199,081 for the three months ended March 31, 1996. There were no stock options issued at exercise prices below fair market value in the three months ended March 31, 1996. The $1,650,069 remaining deferred compensation at March 31, 1996 will be amortized over the vesting periods of the underlying options.

  Effective as of November 1, 1994, the Board of Directors adopted the Ergo Science Development Corporation Long-Term Incentive Plan (the "Incentive Plan") pursuant to which certain officers, directors, and key employees may be granted awards with respect to shares of the Company's common stock. The awards which may be granted under the Incentive Plan include incentive and nonqualified stock options, stock appreciation rights ("SARs") and restricted stock awards. At December 31, 1995 and March 31, 1996, the aggregate number of shares of the Company's common stock which could be issued pursuant to incentive awards under the Incentive Plan was 731,525 shares (for which common shares have been reserved). Awards of options to provide 7,500, 631,625 and 25,000 shares at exercise prices of $0.80, $6.71-$9.00 and $22.00 per share, respectively, were granted under the Incentive Plan during the years ended December 31, 1994 and 1995 and during the three month period ended March 31, 1996, respectively. These amounts are included in the table above.

                           ERGO SCIENCE CORPORATION
                       (A DEVELOPMENT STAGE ENTERPRISE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                  UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES

  The Company has a royalty agreement with LSU under which the Company pays LSU a royalty based upon gross sales. The Company also has a commitment to make payments of an agreed percentage of net cash flow to LSU once the Company generates positive net cash flow, as defined in the agreement. LSU is obligated to expend substantially all of such net cash flow payments from the Company on research supervised by one of the Company's consultants (or the Company's designee), and the Company has the option of licensing any patents that arise from such research.

  On May 1, 1995, Ergo Research Corporation, a wholly-owned subsidiary of the Company, entered into a novative license and royalty agreement with LSU that replaces the royalty agreement with LSU described in the prior paragraph. The new agreement required an initial fee of $200,000 paid to LSU upon execution and charged to operations as the purchase of in-process research and development, $500,000 paid upon the IPO and the issuance of 18,750 common shares one year after the IPO. The agreement requires additional fees of $350,000 for the first and $500,000 for all subsequent administrative approvals of licensed pharmaceutical products. The Company must pay LSU a royalty based upon gross sales with minimum royalties due.

11. NONCASH INVESTING AND FINANCING ACTIVITIES

  Capital lease obligations are considered noncash items and, accordingly, are not reflected in the consolidated statements of cash flows. Capital lease obligations of $123,502 and $58,290 were incurred in 1994 and 1995, respectively, when the Company entered into leases for lab and office equipment.

[Under the heading "Temporal Neuroendocrine Regulation," a picture of a human body with inserts showing the neuroendocrine system, and the following text:
"Neurotransmitter modulating drugs administered at specific times of the day bind to receptors in the brain." "Receptor binding activation in the brain's hypothalamus triggers changes in the body's neuronendocrine system." "Changes in the neuroendocrine system at specific times of day affect organs such as the liver and pancreas and peripheral tissues..." "... thereby producing changes in glucose and lipid metabolism."]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDER-WRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             --------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
The Company..............................................................  14
Use of Proceeds..........................................................  14
Price Range of Common Stock..............................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  15
Selected Consolidated Financial Data.....................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  19
Management...............................................................  37
Certain Transactions.....................................................  46
Principal and Selling Stockholders.......................................  48
Description of Capital Stock.............................................  49
Shares Eligible for Future Sale..........................................  53
Underwriting.............................................................  54
Legal Matters............................................................  55
Experts..................................................................  55
Available Information....................................................  55
Index to Consolidated Financial
 Statements.............................................................. F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               2,500,000 SHARES

                       [THE COMPANY'S LOGO APPEARS HERE]

                           ERGO SCIENCE CORPORATION

                                 COMMON STOCK


                             --------------------

                                  PROSPECTUS

                             --------------------


                                COWEN & COMPANY

                                UBS SECURITIES

                            NEEDHAM & COMPANY, INC.

                                      , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The estimated expenses payable by Ergo Science Corporation (the "Registrant" or the "Company") in connection with the registration of the securities offered hereby, other than underwriting discounts and commissions, are as follows:

   SEC filing fee...................................................... $16,234
   NASD filing fee.....................................................   5,208
   Nasdaq National Market additional listing fee.......................  17,500
   Accounting fees and expenses........................................       *
   Legal fees and expenses.............................................       *
   Blue Sky fees and expenses (including fees of counsel)..............       *
   Transfer agent and registrar fees...................................       *
   Printing and engraving expenses.....................................       *
   Miscellaneous.......................................................       *
                                                                        -------
       Total........................................................... $     *
                                                                        =======

- --------
*  To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Registrant's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that no director of the Registrant will be personally liable to the Registrant or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of Title 8 of the General Corporation Law of Delaware nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to the Registrant; (ii) did not act in good faith or, in failing to act, did not act in good faith;
(iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

  The Certificate of Incorporation provides that the Registrant will indemnify its officers and directors and former officers and directors against any expenses, judgments or settlement payments sustained or paid by such persons as a result of having acted as an officer or director of the Registrant, or, at the request of the Registrant, as an officer, director, agent or employee of another business entity. The Certificate of Incorporation further provides that the Registrant may, by action of its Board of Directors, provide indemnification to employees and agents of the Registrant, individually or as a group, with the same scope and effect as the indemnification of directors and officers.

  The Registrant has entered into indemnification agreements with each of its directors and executive officers providing for the indemnification of those persons to the fullest extent permitted by law, together with the advancement of expenses, in the event they become a party to or witness or other participant in any threatened, pending or completed action, suit or proceeding (a "Claim") by reason of any event or occurrence related to the fact that any such person is or was a director, officer, employee, agent or fiduciary of the Registrant or a subsidiary of the Registrant or another entity at the Registrant's request (an "Indemnifiable Event"), unless a reviewing party (either a committee appointed by the Board of Directors or outside counsel) shall have determined that such person would not be entitled to indemnification under applicable law. In addition, in the event of a Change in Control or a Potential Change in Control of the Registrant (as defined in the indemnification agreements), the Registrant will, upon the request of an indemnitee, establish a trust for the benefit of the indemnitee and fund the trust in an amount sufficient to satisfy all expenses reasonably anticipated at the time of the request to be incurred in connection with any Claim relating to an Indemnifiable Event. The amount deposited in the trust will be determined by the reviewing party. An indemnitee's rights under the indemnification agreement are not exclusive of any other rights under the Certificate of Incorporation, the Registrant's Third Amended and Restated By-laws or applicable law.

  Under Section 145 of the General Corporation Law of Delaware, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or, at the corporation's request, any other corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

  The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification may be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

  To the extent any person referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, that person is entitled to indemnification under Section 145 of the General Corporation Law of Delaware as previously described.

  The Registrant maintains insurance that insures the officers and directors of the Registrant against certain losses and that insures the Registrant against certain of its obligations to indemnify such officers and directors.

  The form of underwriting agreement included as Exhibit 1 provides for indemnification of the Registrant and certain controlling persons under certain circumstances, including indemnification for liabilities under the Securities Act of 1933 (the "Securities Act"). The Registrant is a party to registration rights agreements that contain similar indemnification provisions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  References to the Company in this Item 15 for events before April 27, 1995, include the Company's predecessor, Ergo Science Incorporated, which is now a subsidiary of the Company.

  On October 12, 1993, Citicorp Venture Capital Ltd. ("CVC"), Citi Growth Fund, L.P. ("Citi Growth"), certain CVC employees (including Mr. McWilliams, a director of the Company), Hunt Financial Corporation ("Hunt Financial"), and another entity purchased 20,940 shares of the Company's Series B Preferred Stock for $10,041,986. This transaction did not involve a public offering and was done in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D. Concurrently with this purchase of Series B Preferred Stock, purchasers of the Company's Series A Notes in September 1992 converted the Series A Notes into 8,826 shares of the Company's Series A Preferred Stock. The issuance of the Series A Preferred Stock upon conversion of the Series A Notes was done in reliance on Section 3(a)(9) of the Securities Act.

  On July 15, 1994, Hunt Financial purchased 6,255 shares of the Company's Series C Preferred Stock for $2,999,647. With this purchase of Series C Preferred Stock, the Company issued to Hunt Financial, for $.0004 per warrant, warrants to purchase 30,400 shares of the Company's Common Stock at $16.20 per share. Effective

May 30, 1995, Hunt Financial purchased an additional 10,426 shares of the Company's Series C Preferred Stock for $4,999,892. With this second purchase of Series C Preferred Stock, the Company issued to Hunt Financial for $.0004 per warrant, warrants to purchase 50,650 shares of the Company's Common Stock at $16.20 per share. These warrants were canceled in September 1995. Each of these transactions did not involve a public offering and was done in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D.

  On January 1, 1995, the Company entered into a renegotiated supply agreement with Geneva Pharmaceuticals, Inc., a Colorado corporation ("Geneva"). In connection with the renegotiation, the Company issued to Geneva 156,400 shares (after adjustment to reflect the October 1995 25-for-1 stock split) of Common Stock for $1,413,044 in fees previously received under the contract. The Company subsequently issued an additional 73,175 shares of Common Stock to Geneva under antidilution provisions of the renegotiated agreement. The transaction did not involve a public offering and was done in reliance on
Section 4(2) of the Securities Act and Rule 506 of Regulation D.

  In April 1995, the Company issued 60,000 shares of Common Stock to a director, Dr. Anthony Cincotta; 60,000 shares to another director, Dr. Albert Meier; and 5,000 shares to an employee. The issuance was consideration to acquire from those individuals royalty rights which they had as inventors of certain technology owned by Louisiana State University and Agricultural and Mechanical College and licensed to the Company. This transaction did not involve a public offering and was done in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D.

  On April 27, 1995, the Company issued 6,971,875 shares of Common Stock (after giving effect to the October 1995 25-for-1 split of the Common Stock) and 5,618 shares of Series D Preferred Stock in exchange for partnership interests in limited partnerships that previously had purchased cash licenses from the Company for the use of certain of the Company's technologies. Also, on April 27, 1995, the Company issued 835,000 shares of Common Stock (after giving effect to the October 1995 25-for-1 split of the Common Stock) and 1,285 shares of Series D Preferred Stock for $1,285,000 in cash. Also on April 27 ,1995, the Company exchanged shares of its Common Stock and Series A, Series B and Series C Preferred Stock for the corresponding classes of capital stock of its parent company, Ergo Science Incorporated, which is now a subsidiary of the Company. Each of these transactions did not involve a public offering and was made in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D.

  On September 1, 1995, CVC, Citi Growth, certain CVC employees including Mr. McWilliams, Hunt Financial, and Lafayette Investment Company (a company controlled by Ray L. Hunt, a director of the Company) entered into a loan agreement pursuant to which they agreed to lend the Company up to $6,000,000. This transaction did not involve a public offering and was done in reliance on
Section 4(2) of the Securities Act and Rule 506 of Regulation D.

  Upon the closing of the Company's initial public offering in December 1995, the principal of and accrued interest on this loan were converted into Common Stock at a valuation of $9.00 per share. Also upon closing of the Company's initial public offering, all outstanding shares of preferred stock (other than the Series D Preferred Stock) were automatically converted into Common Stock of the Company. These transactions were done in reliance on Section 3(a)(9) of the Securities Act.

  In October 1995, the Company declared a dividend of Common Stock to the holders of Series D Preferred Stock. This transaction did not involve a sale.

  During 1992, 1993, 1994 and 1995 the Company granted options to purchase an aggregate of 1,147,600 shares of Common Stock (after giving effect to the October 1995 25-for-1 split of the Common Stock) to directors, officers and key employees. Certain of those options have been exercised. These transactions did not involve a public offering and were done in reliance on
Section 4(2) of the Securities Act.

SECTION 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    1*  --Form of Underwriting Agreement.
    3.1 --Amended and Restated Certificate of Incorporation of the Company
         (Incorporated by reference to exhibit 3.1 to the Company's registration statement on Form S-1, file number 33-98162).
    3.2 --Certificate of Designations, Preferences and Rights of Series D
         Preferred Stock, as amended and restated (Incorporated by reference to exhibit 3.2 to the Company's registration statement on Form S-1, file number 33-98162).
    3.3 --Third Amended and Restated By-Laws of the Company (Incorporated by
         reference to exhibit 3.3 to the Company's registration statement on
         Form S-1, file number 33-98162).
    4   --Form of Stock Certificate of Common Stock, par value $.01 per share, of the Company (Incorporated by reference to exhibit 4 to the
         Company's registration statement on Form S-1, file number 33-98162).
    5*  --Form of Opinion of Vinson & Elkins L.L.P.
   10.1 --Loan Agreement dated September 1, 1995, by and among the Company, together with the form of Promissory Note included as Exhibit A thereto; and First Amendment to Loan Agreement dated October 6, 1995, among the Company, Citicorp Venture Capital Ltd., Citi Growth Fund
         L.P., Hunt Financial Corporation and Lafayette Investment Company
         (Incorporated by reference to exhibit 10.1 the Company's registration statement on Form S-1, file number 33-98162)
   10.2 --Novated License and Royalty Agreement dated May 1, 1995, between the
         Board of Supervisors of Louisiana State University and Agricultural
         and Mechanical College, the Company, E. Science Incorporated, a
         Delaware corporation formerly known as Ergo Science Incorporated that is a subsidiary of the Company ("Ergo Science Incorporated"), and Ergo
         Research Corporation, a Delaware corporation that is a subsidiary of the Company (Incorporated by reference to exhibit 10.2 to the
         Company's registration statement on Form S-1, file number 33-98162).
   10.3 --Supply Agreement dated January 1, 1995, between Ergo Science
         Incorporated and Geneva Pharmaceuticals, Inc. [Portions of this exhibit have been omitted and filed separately with the SEC in accordance with Rule 406 of the Securities Act and the Company's request for confidential treatment.] (Incorporated by reference to exhibit 10.3 to the Company's registration statement on Form S-1, file number 33-98162).
   10.4 --Registration Rights Agreement dated January 1, 1995, between Ergo
         Science Incorporated and Geneva Pharmaceuticals, Inc.; and First
         Amendment to Registration Rights Agreement dated September 1, 1995, between Ergo Science Incorporated and Geneva Pharmaceuticals, Inc.
         (Incorporated by reference to exhibit 10.4 to the Company's registration statement on Form S-1, file number 33-98162).
   10.5 --Stockholder Rights Agreement dated August 5, 1992, among Ergo Science
         Incorporated and the stockholders of the Company that are signatories thereto; First Amendment to Stockholder Rights Agreement dated
         September 10, 1992, among Ergo Science Incorporated and the stockholders of the Company that are signatories thereto; Second
         Amendment to Stockholder Rights Agreement dated October 12, 1993, among Ergo Science Incorporated and the stockholders of the Company that are signatories thereto; Third Amendment to Stockholder Rights
         Agreement and Consent dated October 12, 1993, among Ergo Science
         Incorporated and the stockholders of the Company that are signatories thereto; Fourth Amendment to Stockholder Rights Agreement dated July
         15, 1994, among Ergo Science Incorporated and the stockholders of the
         Company that are signatories thereto; Fifth Amendment to Stockholder
         Rights Agreement dated April 27, 1995, among the Company, Ergo Science
         Incorporated and the stockholders of the Company that are signatories thereto; Sixth Amendment to Stockholder Rights Agreement dated
           September 1, 1995, among theCompany, Ergo Science Incorporated, and the stockholders of the Company that are signatories thereto; and Seventh Amendment to Stockholder Rights Agreement dated October 6,
           1995, among the Company, Ergo Science Incorporated and the stockholders of the Company that are signatories thereto
           (Incorporated by reference to exhibit 10.5 to the Company's registration statement on Form S-1, file number 33-98162).
   10.6  --Third Amended and Restated Registration Rights Agreement dated
           April 27, 1995, among the Company, Ergo Science Incorporated,
           Citicorp Venture Capital Ltd. and Hunt Financial Corporation
           (Incorporated by reference to exhibit 10.6 to the Company's registration statement on Form S-1, file number 33-98162).
   10.7  --Registration Rights Agreement dated April 27, 1995, among the
           Company and the stockholders of the Company that are signatories thereto; and First Amendment to Registration Rights Agreement dated
           September 1, 1995, among the Company and the stockholders listed as signatories thereto (Incorporated by reference to exhibit 10.7 to the Company's registration statement on Form S-1, file number 33-
           98162).
   10.8 --Stockholders Agreement dated April 7, 1995, among the Company and the stockholders of the Company that are signatories thereto
           (Incorporated by reference to exhibit 10.8 to the Company's registration statement on Form S-1, file number 33-98162).
   10.9  --Transfer Agreement dated April 27, 1995, between the Company and
           Anthony H. Cincotta, Ph.D (Incorporated by reference to exhibit
           10.9 to the Company's registration statement on Form S-1, file number 33-98162).
   10.10 --Transfer Agreement dated April 27, 1995, between the Company and
           Albert H. Meier, Ph.D. (Incorporated by reference to exhibit 10.10 to the Company's registration statement on Form S-1, file number
           33-98162).
   10.11 --Consulting Agreement dated October 6, 1995, between the Company and Albert H. Meier, Ph.D. (Incorporated by reference to exhibit
           10.11 to the Company's registration statement on Form S-1, file number 33-98162).
   10.12 --Amended and Restated Employment Agreement dated November 16, 1995, between the Company and Manuel Cincotta, Jr. (Incorporated by reference to exhibit 10.12 to the Company's registration statement on Form S-1, file number 33-98162).
   10.13 --Employment Agreement dated October 6, 1995, between the Company and Anthony H. Cincotta, Ph.D. (Incorporated by reference to exhibit 10.13 to the Company's registration statement on Form S-1, file number 33-98162).
   10.14 --Amended and Restated Employment Agreement dated November 16, 1995, between the Company and J. Warren Huff (Incorporated by reference to exhibit 10.14 to the Company's registration statement on Form S-
           1, file number 33-98162).
   10.15 --Employment Agreement dated October 6, 1995, between the Company and Ronald H. Abrahams, Ph.D. (Incorporated by reference to exhibit
           10.15 to the Company's registration statement on Form S-1, file number 33-98162).
   10.16 --Employment Agreement dated October 6, 1995, between the Company and Thomas N. Thurman (Incorporated by reference to exhibit 10.16 to the Company's registration statement on Form S-1, file number
           33-98162).
   10.17 --Employment Agreement dated October 6, 1995, between the Company and Alan T. Barber (Incorporated by reference to exhibit 10.17 to the Company's registration statement on Form S-1, file number 33-
           98162).
   10.18 --Indemnification Agreement dated October 6, 1995, between the
           Company and Manuel Cincotta, Jr., together with a schedule identifying substantially identical documents and setting forth the material details in which those documents differ from the foregoing document (Incorporated by reference to exhibit 10.18 to the Company's registration statement on Form S-1, file number
           33-98162).
   10.19 --Ergo Science Corporation Amended and Restated 1995 Long-Term
           Incentive Plan; and Nonstatutory Stock Option Agreement thereunder dated as of October 6, 1995 between the Company and J. Warren Huff, together with a schedule identifying substantially identical documents and setting forth the material details in which those documents differ from the foregoing document (Incorporated by reference to exhibit 10.19 to the Company's registration statement on Form S-1, file number 33-98162).
   10.20 --Amended and Restated Option Agreement dated October 12, 1993, between Ergo Science Incorporated and Manuel Cincotta, Jr.; First
           Amendment to Amended and Restated Option Agreement dated April 27,
           1995, among the Company, Ergo Science Incorporated and Manuel
           Cincotta, Jr.; and Second Amendment to Amended and Restated Option
           Agreement dated November 6, 1995, between the Company and Manuel
           Cincotta, Jr. (Incorporated by reference to exhibit 10.20 to the Company's registration statement on Form S-1, file number 33-
           98162).
   10.22 --Amended and Restated Option Agreement dated October 12, 1993, between Ergo Science Incorporated and Albert H. Meier, Ph.D.; First
           Amendment to Amended and Restated Option Agreement dated April 27,
           1995, among the Company, Ergo Science Incorporated and Albert H.
           Meier, Ph.D.; and Second Amendment to Amended and Restated Option
           Agreement dated November 6, 1995, between the Company and Albert H.
           Meier, Ph.D. (Incorporated by reference to exhibit 10.22 to the Company's registration statement on Form S-1, file number
           33-98162).
   10.23 --Option and Proxy Statement dated November 1, 1993, between Ergo
           Science Incorporated and J. Warren Huff; First Amendment to Option and Proxy Agreement dated April 27, 1995, among the Company, Ergo
           Science Incorporated and J. Warren Huff; Second Amendment to Option and Proxy Agreement dated October 6, 1995, among the Company, Ergo
           Science Incorporated and J. Warren Huff; and Third Amendment to
           Option and Proxy Agreement dated November 6, 1995, between the
           Company and J. Warren Huff (Incorporated by reference to exhibit
           10.23 to the Company's registration statement on Form S-1, file number 33-98162).
   10.24 --Nonstatutory Stock Option Agreement dated November 15, 1994, between Ergo Science Incorporated and Stephen A. Duzan; and First
           Amendment to Option Agreement dated April 27, 1995, among the
           Company, Ergo Science Incorporated and Stephen Duzan (Incorporated by reference to exhibit 10.24 to the Company's registration statement on Form S-1, file number 33-98162).
   10.25 --Option Agreement dated as of March 31, 1994, between the Company and Ronald H. Abrahams, Ph.D.; and First Amendment to Option
           Agreement dated November 6, 1995, between the Company and Ronald H.
           Abrahams, Ph.D. (Incorporated by reference to exhibit 10.25 to the Company's registration statement on Form S-1, file number 33-
           98162).
   10.26 --Option Agreement dated as of June 21, 1994, between the Company and Thomas N. Thurman; and First Amendment to Option Agreement dated November 6, 1995, between the Company and Thomas N. Thurman
           (Incorporated by reference to exhibit 10.26 to the Company's registration statement on Form S-1, file number 33-98162).
   10.27 --Option Agreement dated as of November 8, 1994, between the Company and Alan T. Barber, and First Amendment to Option Agreement dated
           November 6, 1995, between the Company and Alan T. Barber
           (Incorporated by reference to exhibit 10.27 to the Company's registration statement on Form S-1, file number 33-98162).
   10.28 --Consulting Agreement dated August 24, 1995, between the Company and DBM Corporate Consulting Group Ltd. (Incorporated by reference to exhibit 10.28 to the Company's registration statement on Form S-
           1, file number 33-98162).

   10.29  --Form of Option and Registration Rights Agreement between the
            Company and DBM Corporate Consulting Group, Ltd. (Incorporated by
            reference to exhibit 10.29 to the Company's registration
            statement on Form S-1, file number 33-98162).
   10.30  --Ergo Science Corporation Stock Option Plan for Non-Employee
            Directors (Incorporated by reference to exhibit 10.1 to the
            Company's Registration Statement on Form S-8, file number  333-
            07159).
   10.31  --First Amendment to Ergo Science Corporation Amended and Restated
            1995 Long-Term Incentive Plan (Incorporated by reference to exhibit 10.2 to the Company's Registration Statement on Form S-8,
            file number 333-07013).
   10.32* --Employment Agreement dated October 6, 1995, by and between the
            Company and David R. Burt.
   10.33* --Employment Agreement dated March 1, 1996, by and between the
            Company and Robert M. Powell.
   11*    --Statement regarding computation of per share earnings.
   21     --Subsidiaries (Incorporated by reference to exhibit 21 to the
            Company's Registration Statement on Form S-1, File No. 33-98162).
   23.1*  --Consent of Vinson & Elkins L.L.P. (included in their opinion filed as Exhibit 5 hereto).
   23.2*  --Consent of Ernst & Young LLP
   23.3*  --Consent of Coopers & Lybrand L.L.P.
   23.4*  --Consent of Darby & Darby, P.C.
   24*    --Powers of Attorney (included on Page II-8 of the Registration
           Statement).
   27*    --Financial Data Schedule.

- --------
*Filed herewith.

  (b) Financial Statement Schedules

  None

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHARLESTOWN, STATE OF MASSACHUSETTS, ON JULY 17, 1996.

                                          Ergo Science Corporation

                                          By: /s/     J. Warren Huff
                                              --------------------------------
                                                      J. WARREN HUFF
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER


                               POWER OF ATTORNEY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY AUTHORIZES AND APPOINTS MANUEL CINCOTTA, JR., AND J. WARREN HUFF, OR EITHER OF THEM, AS HIS ATTORNEY-IN-FACT TO SIGN ON HIS BEHALF INDIVIDUALLY AND IN THE CAPACITY STATED BELOW ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT (INCLUDING ANY ADDITIONAL REGISTRATION STATEMENT FILED PURSUANT TO RULE 462 OF THE SECURITIES ACT OF 1933 WITH RESPECT TO THIS REGISTRATION STATEMENT) AS THAT ATTORNEY-IN-FACT MAY DEEM NECESSARY OR APPROPRIATE.

             SIGNATURE                        TITLE                  DATE

/s/          J.Warren Huff            President, Chief           July 17, 1996
- -----------------------------------   Executive Officer
           J. WARREN HUFF             (Principal Executive
                                      Officer), and Director

/s/          Alan T. Barber           Vice President, Finance    July 17, 1996
- -----------------------------------   and Administration and
             ALAN T. BARBER           Chief Financial Officer
                                      (principal financial
                                      and accounting officer)

/s/     Anthony H. Cincotta, Ph.D.    Director                   July 17, 1996
- -----------------------------------
        ANTHONY H. CINCOTTA, PH.D.

/s/     Manuel Cincotta, Jr.          Director                   July 17, 1996
- -----------------------------------
        MANUEL CINCOTTA, JR.

/s/        Stephen/A. Duzan           Director                   July 17, 1996
- -----------------------------------
           STEPHEN A. DUZAN

/s/           Ray L. Hunt             Director                   July 11, 1996
- -----------------------------------
               RAY L. HUNT

/s/     Thomas F. McWilliams          Director                   July 17, 1996
- -----------------------------------
        THOMAS F. MCWILLIAMS

/s/     Albert H. Meier, Ph.D.        Director                   July 10, 1996
- -----------------------------------
        ALBERT H. MEIER, PH.D.

                                 EXHIBIT INDEX

                                                                           PAGE
 EXHIBIT                           DESCRIPTION                             NO.
 -------                           -----------                             ----
  1*     --Form of Underwriting Agreement.
  3.1    --Amended and Restated Certificate of Incorporation of the
           Company (Incorporated by reference to exhibit 3.1 to the
           Company's registration statement on Form S-1, file number 33-
           98162).
  3.2    --Certificate of Designations, Preferences and Rights of Series
           D Preferred Stock, as amended and restated (Incorporated by reference to exhibit 3.2 to the Company's registration
           statement on Form S-1, file number 33-98162).
  3.3    --Third Amended and Restated By-Laws of the Company
           (Incorporated by reference to exhibit 3.3 to the Company's registration statement on Form S-1, file number 33-98162).
  4      --Form of Stock Certificate of Common Stock, par value $.01 per share, of the Company (Incorporated by reference to exhibit 4 to the Company's registration statement on Form S-1, file
           number 33-98162).
  5*     --Form of Opinion of Vinson & Elkins L.L.P.
 10.1    --Loan Agreement dated September 1, 1995, by and among the
           Company, together with the form of Promissory Note included as
           Exhibit A thereto; and First Amendment to Loan Agreement dated
           October 6, 1995, among the Company, Citicorp Venture Capital
           Ltd., Citi Growth Fund L.P., Hunt Financial Corporation and
           Lafayette Investment Company (Incorporated by reference to exhibit 10.1 the Company's registration statement on Form S-1, file number 33-98162)
 10.2    --Novated License and Royalty Agreement dated May 1, 1995, between the Board of Supervisors of Louisiana State University
           and Agricultural and Mechanical College, the Company, E.
           Science Incorporated, a Delaware corporation formerly known as
           Ergo Science Incorporated that is a subsidiary of the Company
           ("Ergo Science Incorporated"), and Ergo Research Corporation,
           a Delaware corporation that is a subsidiary of the Company
           (Incorporated by reference to exhibit 10.2 to the Company's registration statement on Form S-1, file number 33-98162).
 10.3    --Supply Agreement dated January 1, 1995, between Ergo Science
           Incorporated and Geneva Pharmaceuticals, Inc. [Portions of
           this exhibit have been omitted and filed separately with the
           SEC in accordance with Rule 406 of the Securities Act and the
           Company's request for confidential treatment.] (Incorporated by reference to exhibit 10.3 to the Company's registration statement on Form S-1, file number 33-98162).
 10.4    --Registration Rights Agreement dated January 1, 1995, between
           Ergo Science Incorporated and Geneva Pharmaceuticals, Inc.;
           and First Amendment to Registration Rights Agreement dated
           September 1, 1995, between Ergo Science Incorporated and
           Geneva Pharmaceuticals, Inc. (Incorporated by reference to exhibit 10.4 to the Company's registration statement on Form
           S-1, file number 33-98162).
 10.5    --Stockholder Rights Agreement dated August 5, 1992, among Ergo
           Science Incorporated and the stockholders of the Company that are signatories thereto; First Amendment to Stockholder Rights
           Agreement dated September 10, 1992, among Ergo Science
           Incorporated and the stockholders of the Company that are
           signatories thereto; Second Amendment to Stockholder Rights
           Agreement dated October 12, 1993, among Ergo Science
           Incorporated and the stockholders of the Company that are
           signatories thereto; Third Amendment to Stockholder Rights
           Agreement and Consent dated October 12, 1993, among Ergo
           Science Incorporated and the stockholders of the Company that are signatories thereto; Fourth Amendment to Stockholder
           Rights Agreement dated July 15, 1994, among Ergo Science
           Incorporated and the stockholders of the Company that are
           signatories thereto; Fifth Amendment to Stockholder

                                                                          PAGE
 EXHIBIT                           DESCRIPTION                            NO.
 -------                           -----------                            ----
           Rights Agreement dated April 27, 1995, among the Company,
           Ergo Science Incorporated and the stockholders of the Company that are signatories thereto; Sixth Amendment to Stockholder
           Rights Agreement dated September 1, 1995, among theCompany,
           Ergo Science Incorporated, and the stockholders of the
           Company that are signatories thereto; and Seventh Amendment to Stockholder Rights Agreement dated October 6, 1995, among the Company, Ergo Science Incorporated and the stockholders of the Company that are signatories thereto (Incorporated by reference to exhibit 10.5 to the Company's registration
           statement on Form S-1, file number 33-98162).
 10.6    --Third Amended and Restated Registration Rights Agreement
           dated April 27, 1995, among the Company, Ergo Science
           Incorporated, Citicorp Venture Capital Ltd. and Hunt
           Financial Corporation (Incorporated by reference to exhibit
           10.6 to the Company's registration statement on Form S-1,
           file number 33-98162).
 10.7    --Registration Rights Agreement dated April 27, 1995, among the Company and the stockholders of the Company that are
           signatories thereto; and First Amendment to Registration
           Rights Agreement dated September 1, 1995, among the Company and the stockholders listed as signatories thereto
           (Incorporated by reference to exhibit 10.7 to the Company's registration statement on Form S-1, file number 33-98162).
 10.8    --Stockholders Agreement dated April 7, 1995, among the
           Company and the stockholders of the Company that are
           signatories thereto (Incorporated by reference to exhibit
           10.8 to the Company's registration statement on Form S-1,
           file number 33-98162).
 10.9    --Transfer Agreement dated April 27, 1995, between the Company and Anthony H. Cincotta, Ph.D (Incorporated by reference to exhibit 10.9 to the Company's registration statement on Form
           S-1, file number 33-98162).
 10.10   --Transfer Agreement dated April 27, 1995, between the Company and Albert H. Meier, Ph.D. (Incorporated by reference to
           exhibit 10.10 to the Company's registration statement on Form
           S-1, file number 33-98162).
 10.11   --Consulting Agreement dated October 6, 1995, between the
           Company and Albert H. Meier, Ph.D. (Incorporated by reference to exhibit 10.11 to the Company's registration statement on
           Form S-1, file number 33-98162).
 10.12   --Amended and Restated Employment Agreement dated November 16,
           1995, between the Company and Manuel Cincotta, Jr.
           (Incorporated by reference to exhibit 10.12 to the Company's registration statement on Form S-1, file number 33-98162).
 10.13   --Employment Agreement dated October 6, 1995, between the
           Company and Anthony H. Cincotta, Ph.D. (Incorporated by
           reference to exhibit 10.13 to the Company's registration
           statement on Form S-1, file number 33-98162).
 10.14   --Amended and Restated Employment Agreement dated November 16,
           1995, between the Company and J. Warren Huff (Incorporated by reference to exhibit 10.14 to the Company's registration
           statement on Form S-1, file number 33-98162).
 10.15   --Employment Agreement dated October 6, 1995, between the
           Company and Ronald H. Abrahams, Ph.D. (Incorporated by
           reference to exhibit 10.15 to the Company's registration
           statement on Form S-1, file number 33-98162).


 10.16   --Employment Agreement dated October 6, 1995, between the
           Company and Thomas N. Thurman (Incorporated by reference to exhibit 10.16 to the Company's registration statement on Form
           S-1, file number 33-98162).

                                                                           PAGE
 EXHIBIT                           DESCRIPTION                             NO.
 -------                           -----------                             ----
 10.17   --Employment Agreement dated October 6, 1995, between the
           Company and Alan T. Barber (Incorporated by reference to
           exhibit 10.17 to the Company's registration statement on Form
           S-1, file number 33-98162).
 10.18   --Indemnification Agreement dated October 6, 1995, between the
           Company and Manuel Cincotta, Jr., together with a schedule identifying substantially identical documents and setting
           forth the material details in which those documents differ from the foregoing document (Incorporated by reference to
           exhibit 10.18 to the Company's registration statement on Form
           S-1, file number 33-98162).
 10.19   --Ergo Science Corporation Amended and Restated 1995 Long-Term
           Incentive Plan; and Nonstatutory Stock Option Agreement
           thereunder dated as of October 6, 1995 between the Company and
           J. Warren Huff, together with a schedule identifying
           substantially identical documents and setting forth the
           material details in which those documents differ from the
           foregoing document (Incorporated by reference to exhibit 10.19 to the Company's registration statement on Form S-1, file
           number 33-98162).
 10.20   --Amended and Restated Option Agreement dated October 12, 1993, between Ergo Science Incorporated and Manuel Cincotta, Jr.;
           First Amendment to Amended and Restated Option Agreement dated
           April 27, 1995, among the Company, Ergo Science Incorporated and Manuel Cincotta, Jr.; and Second Amendment to Amended and
           Restated Option Agreement dated November 6, 1995, between the
           Company and Manuel Cincotta, Jr. (Incorporated by reference to exhibit 10.20 to the Company's registration statement on Form
           S-1, file number 33-98162).
 10.22   --Amended and Restated Option Agreement dated October 12, 1993, between Ergo Science Incorporated and Albert H. Meier, Ph.D.;
           First Amendment to Amended and Restated Option Agreement dated
           April 27, 1995, among the Company, Ergo Science Incorporated and Albert H. Meier, Ph.D.; and Second Amendment to Amended
           and Restated Option Agreement dated November 6, 1995, between the Company and Albert H. Meier, Ph.D. (Incorporated by
           reference to exhibit 10.22 to the Company's registration
           statement on Form S-1, file number 33-98162).
 10.23   --Option and Proxy Statement dated November 1, 1993, between
           Ergo Science Incorporated and J. Warren Huff; First Amendment
           to Option and Proxy Agreement dated April 27, 1995, among the
           Company, Ergo Science Incorporated and J. Warren Huff; Second
           Amendment to Option and Proxy Agreement dated October 6, 1995, among the Company, Ergo Science Incorporated and J. Warren
           Huff; and Third Amendment to Option and Proxy Agreement dated
           November 6, 1995, between the Company and J. Warren Huff
           (Incorporated by reference to exhibit 10.23 to the Company's registration statement on Form S-1, file number 33-98162).
 10.24   --Nonstatutory Stock Option Agreement dated November 15, 1994, between Ergo Science Incorporated and Stephen A. Duzan; and
           First Amendment to Option Agreement dated April 27, 1995,
           among the Company, Ergo Science Incorporated and Stephen Duzan
           (Incorporated by reference to exhibit 10.24 to the Company's registration statement on Form S-1, file number 33-98162).
 10.25   --Option Agreement dated as of March 31, 1994, between the
           Company and Ronald H. Abrahams, Ph.D.; and First Amendment to
           Option Agreement dated November 6, 1995, between the Company and Ronald H. Abrahams, Ph.D. (Incorporated by reference to exhibit 10.25 to the Company's registration statement on Form
           S-1, file number 33-98162).
 10.26   --Option Agreement dated as of June 21, 1994, between the
           Company and Thomas N. Thurman; and First Amendment to Option
           Agreement dated November 6, 1995, between the Company and
           Thomas N. Thurman (Incorporated by reference to exhibit 10.26 to the Company's registration statement on Form S-1, file
           number 33-98162).

                                                                           PAGE
 EXHIBIT                           DESCRIPTION                             NO.
 -------                           -----------                             ----
 10.27   --Option Agreement dated as of November 8, 1994, between the
           Company and Alan T. Barber, and First Amendment to Option
           Agreement dated November 6, 1995, between the Company and Alan
           T. Barber (Incorporated by reference to exhibit 10.27 to the
           Company's registration statement on Form S-1, file number 33-
           98162).
 10.28   --Consulting Agreement dated August 24, 1995, between the
           Company and DBM Corporate Consulting Group Ltd. (Incorporated
           by reference to exhibit 10.28 to the Company's registration statement on Form S-1, file number 33-98162).
 10.29   --Form of Option and Registration Rights Agreement between the
           Company and DBM Corporate Consulting Group, Ltd. (Incorporated
           by reference to exhibit 10.29 to the Company's registration statement on Form S-1, file number 33-98162).
 10.30   --Ergo Science Corporation Stock Option Plan for Non-Employee
           Directors (Incorporated by reference to exhibit 10.1 to the
           Company's Registration Statement on Form S-8, file number
           333-07159).
 10.31   --First Amendment to Ergo Science Corporation Amended and
           Restated 1995 Long-Term Incentive Plan (Incorporated by
           reference to exhibit 10.2 to the Company's Registration
           Statement on Form S-8, file number 333-07013).
 10.32*  --Employment Agreement dated October 6, 1995, by and between the Company and David R. Burt.
 10.33*  --Employment Agreement dated March 1, 1996, by and between the
           Company and Robert M. Powell.
 11*     --Statement regarding computation of per share earnings.
 21      --Subsidiaries (Incorporated by reference to exhibit 21 to the
           Company's Registration Statement on Form S-1, File No. 33-
           98162).
 23.1*   --Consent of Vinson & Elkins L.L.P. (included in their opinion filed as Exhibit 5 hereto).
 23.2*   --Consent of Ernst & Young LLP
 23.3*   --Consent of Coopers & Lybrand L.L.P.
 23.4*   --Consent of Darby & Darby, P.C.
 24*     --Powers of Attorney (included on Page II-8 of the Registration
           Statement)
 27*     --Financial Data Schedule.

- --------
*Filed herewith.